EXHIBIT 10.6
Execution Version

EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
    This Eighth Amendment to Amended and Restated Credit Agreement (this “Amendment”) is made as of December 16, 2025, by and among:
THE CHILDREN’S PLACE, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers party hereto;
the BORROWERS identified on Schedule I hereto (together with the Lead Borrower, individually, each a “Borrower”, and collectively, the “Borrowers”);
the GUARANTORS identified on Schedule II hereto (individually, each a “Guarantor”, and collectively, the “Guarantors”);
the LENDERS party hereto; and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, L/C Issuer, and Swing Line Lender.

W I T N E S S E T H:
WHEREAS, reference is made to that certain Amended and Restated Credit Agreement, dated as of May 9, 2019 (as amended, restated, supplemented or otherwise modified and in effect immediately prior to the Eighth Amendment Effective Date (as defined below), the “Existing Credit Agreement”; the Existing Credit Agreement, as amended hereby and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by, among others, (i) the Lead Borrower, (ii) the other Borrowers from time to time party thereto, (iii) the Guarantors from time to time party thereto, (iv) the Lenders from time to time party thereto and (v) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swing Line Lender;
WHEREAS, the Loan Parties desire to enter into a term loan agreement and related documents, instruments and agreements with, among others, Crystal Financial LLC d/b/a SLR Credit Solutions, as term loan agent (the “Term Agent”) and the term lenders party thereto, pursuant to which such term lenders shall provide to the Borrowers a term loan in an aggregate principal amount of $100 million (the “Term Loan”); and
WHEREAS, in connection with the foregoing, the Loan Parties, the Agents and the Lenders have agreed to amend certain terms and conditions of the Existing Credit Agreement on the terms, and subject to the conditions, set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
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ARTICLE I.Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
ARTICLE II.Reallocation of Revolving Lenders’ Outstanding Amounts. Pursuant to, and immediately after giving effect to the updated Schedule 2.01 (Commitments and Applicable Percentages) attached hereto at Annex B, each of the Lenders party to the Existing Credit Agreement (other than (i) Wells Fargo Bank and (ii) Wells Fargo Canada), collectively, the “Exiting Lenders”) shall be deemed to have sold and assigned to the other U.S. Revolving Lenders and Canadian Revolving Lenders (collectively, the “Increased Revolving Lenders”), as applicable, without recourse, and each such U.S. Revolving Lender and Canadian Revolving Lender shall be deemed to have purchased and assumed from the Exiting Lenders, the amount of the Exiting Lenders’ U.S. Total Revolving Outstandings and Canadian Total Revolving Outstandings, as applicable, as shall be necessary to result in the U.S. Total Revolving Outstandings and/or Canadian Total Revolving Outstandings, as applicable, of each U.S. Revolving Lender and Canadian Revolving Lender being equal to the following: with respect to U.S. Revolving Lenders, its Applicable Percentage multiplied by the aggregate amount of all U.S. Total Revolving Outstandings outstanding as of the Eighth Amendment Effective Date and, with respect to the Canadian Revolving Lenders, its Applicable Percentage multiplied by the aggregate amount of all Canadian Total Revolving Outstandings outstanding as of the Eighth Amendment Effective Date.
ARTICLE III.Amendments to Existing Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties of the Loan Parties set forth in Section 4 below, the Existing Credit Agreement is amended as follows:
3.01The Existing Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.
3.02The Schedules to the Existing Credit Agreement are hereby amended and restated in their entirety as annexed hereto as Annex B.
3.03The Exhibits to the Existing Credit Agreement are hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) as set forth in the pages of the Exhibits attached as Annex C hereto.
ARTICLE IV.Ratification of Loan Documents; Representations and Warranties; Waiver of Claims.
4.01Except as otherwise expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm (i) all Loan Documents, including as amended hereby, (ii) that (A) all representations and warranties of the Loan Parties contained in Article V of the Credit Agreement and any other Loan Document are true and correct in all material respects on and as of the date hereof after giving effect to the transactions contemplated hereby, except (x) in the case of any representation and warranty qualified by materiality, they are true and correct in all respects, (y) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and (z) for purposes of this Section 4, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (B) after giving effect to this Amendment

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and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby or any other Loan Document, and (iii) the execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary organizational action and do not and will not (A) violate any requirement of Law applicable to any Loan Party; or (B) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (1) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (3) any governmental licenses, permits, authorizations, consents and approvals; except, in each case referred to in this clause (B), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Effect. The Guarantors hereby acknowledge, confirm and agree that the Guaranteed Obligations of the Guarantors under, and as defined in, each Facility Guaranty (as applicable) include, without limitation, all Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents. The Loan Parties hereby acknowledge, confirm and agree that the Security Documents, and any and all Collateral previously pledged to, or subject to a Lien in favor of, the Collateral Agent, for the benefit of the Credit Parties, pursuant thereto, shall continue to secure all applicable Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents.
4.02Each of the Loan Parties hereby acknowledges and agrees that there is no basis or set of facts on the basis of which any amount (or any portion thereof) owed by the Loan Parties under the Loan Documents could be reduced, offset, waived, or forgiven, by rescission or otherwise; nor is there any claim, counterclaim, offset, or defense (or other right, remedy, or basis having a similar effect) available to the Loan Parties with regard thereto; nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.
4.03Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents, the Lenders and the other Credit Parties, or any of their respective parents, affiliates, predecessors, successors, or assigns, or any of their respective officers, directors, employees, attorneys, or representatives (collectively, the “Released Parties”), with respect to the Obligations, or otherwise, and that if any Loan Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES each of the Released Parties from any liability therefor.
ARTICLE V.Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent no later than the Outside Date referred to below (except to the extent any of the following conditions precedent are permitted to be satisfied after the Eighth Amendment Effective Date in accordance with the Eighth Amendment Post-Closing Letter) (the date on which this Amendment is so effective being referred to as the “Eighth Amendment Effective Date”):
5.01The Administrative Agent shall have received each of the following, which shall be in form and substance satisfactory to the Administrative Agent:
(a)this Amendment, duly executed by the Loan Parties, the Lenders and the Agents;
(b)that certain letter agreement, dated as of the date hereof, duly executed by the Agents and the Borrowers (the “Eighth Amendment Fee Letter”);
(c)the Intercreditor Agreement;

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(d)the Mithaq Subordination Agreement;
(e)the Hong Kong Subordination Agreement;
(f)that certain Confirmation, Ratification and Amendment of Ancillary Loan Documents, dated as of the date hereof, duly executed by the Agents and the Loan Parties;
(g)the Eighth Amendment Post-Closing Letter;
(h)that certain Information Certificate, dated as of the date hereof, duly executed by the Loan Parties;
(i)that certain Subordination Agreement, dated as of the date hereof, duly executed by the Administrative Agent, the Term Agent and The Children’s Place Services Company, LLC, with respect to the Mortgage; and
(j)an amendment to each of the Mithaq Subordinated Notes, duly executed by each of the parties thereto, which shall, in each case, amend the stated maturity thereof.
5.02The Administrative Agent shall have received that certain Joinder Agreement, dated as of the date hereof, duly executed by AMASKIT, LLC, a Delaware limited liability company, the other Loan Parties party thereto and the Administrative Agent.
5.03The Administrative Agent shall have received a Borrowing Base Certificate dated as of the date hereof, relating to the Fiscal Month ended on November 29, 2025, after giving pro forma effect to the transactions contemplated on the Eighth Amendment Effective Date, which shall demonstrate Excess Availability no less than $133,000,000 and shall otherwise be in form and substance satisfactory to the Administrative Agent. For purposes of calculating Excess Availability pursuant to this clause (c), the Lead Borrower, on behalf of the Borrowers, shall certify to the Administrative Agent that all lease payments, accounts payable, payments due under Indebtedness (other than the Obligations) and Taxes are current, or are otherwise in accordance in all material respects with ordinary course payment practices of the Borrowers, in each case, excluding good faith disputes.
5.04The Borrowers shall have received at least $100 million of gross proceeds from the Term Loan in accordance with the Term Credit Agreement and the Administrative Agent shall have received true, correct and complete copies of the Term Credit Agreement and all other material Term Documents, all of which shall be in full force and effect.
5.05The Agents shall have received, in form and substance reasonably satisfactory to the Agents, favorable opinions of (i) Blank Rome LLP, counsel to the Loan Parties, (ii) Borden Ladner Gervais LLP, Canadian counsel to the Loan Parties and (iii) Stewart McKelvey, special Nova Scotia counsel to the Loan Parties, each addressed to the Agents and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agents may reasonably request.
5.06The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate signed by a Responsible Officer of the Lead Borrower certifying (i) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of this Amendment and the other Loan Documents entered into in connection herewith to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, and (iii) to the Solvency of the Loan Parties on a Consolidated basis as of the Eighth Amendment Effective Date after giving effect to the transactions contemplated hereby.

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5.07The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect.
5.08The Agents shall have received, (i) results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Collateral Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made, and (ii) to the extent not previously delivered to the Agents, all documents and instruments, including Uniform Commercial Code and PPSA financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.
5.09The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party, and (ii) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation.
5.10The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) all documents and instruments, including UCC (including fixture filings in the U.S.) and PPSA financing statements (including fixture filings in Canada), Intellectual Property filings, and certificates of title, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents having the priority required by the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and (ii) the Credit Card Notifications required pursuant to Section 6.13 of the Credit Agreement.
5.11The representations and warranties of each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof after giving effect to the transactions contemplated hereby, except (i) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and (iii) for purposes of this Section 5, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.
5.12After giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
5.13There shall be no material misstatements in the written materials furnished by the Loan Parties to the Agents or the Lenders prior to closing of this Amendment, or in the representations or

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warranties of the Loan Parties made in the Credit Agreement. The Administrative Agent shall be satisfied, in its reasonable discretion, that any financial statements delivered to it fairly present the business and financial condition of the Borrowers and their Subsidiaries, taken as a whole, as of the date thereof and for the periods covered thereby, and that since the date of the Audited Financial Statements, (i) there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect and (ii) any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened at law, in equity, in arbitration or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall be satisfied, in its reasonable discretion, that any projections delivered to it represent the Borrowers’ good faith estimate of their future financial performance and were prepared on the basis of assumptions believed by the Borrowers to be fair and reasonable in light of current business conditions at the time such projections were prepared.
5.14The Borrowers shall have paid all fees required to be paid on the Eighth Amendment Effective Date pursuant to the Eighth Amendment Fee Letter.
5.15If any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall have delivered to the Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as the Administrative Agent shall reasonably request, in order to enable the Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB.
5.16The Agents shall have been reimbursed by the Loan Parties for all reasonable invoiced costs and expenses of the Agents (including, without limitation, reasonable attorneys’ fees) in connection with the preparation, negotiation, execution, and delivery of this Amendment and related documents. The Loan Parties hereby acknowledge and agree that the Administrative Agent may charge the Loan Account to pay such costs and expenses.
5.17The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Canadian AML Legislation.
5.18There shall not have occurred any material default of any Material Contract of any Loan Party, the Term Loan Documents or any documents or agreements evidencing any Material Indebtedness.
5.19Unless otherwise agreed in writing by the Agents in their sole discretion, the Agents shall have received, in form and substance reasonably satisfactory to the Agents, such other documents, instruments and agreements as the Agents may reasonably request.
5.20Each of the parties hereto acknowledge and agree that if the Eighth Amendment Effective Date does not occur on or prior to December 17, 2025 at 11:59 p.m. (Eastern time) (the “Outside Date”), this Amendment shall immediately terminate and shall be of no force and effect without any notice to or action by the Administrative Agent, any Lender, any Loan Party or any other Person.
ARTICLE VI.Miscellaneous.
6.01This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The provisions of Section 10.10 of the Credit Agreement are incorporated by reference herein and apply to this Amendment, mutatis mutandis.

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6.02This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
6.03If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.04The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Amendment and are not relying on any representations or warranties of the Agents or the Lenders or their counsel in entering into this Amendment.
6.05THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

THE CHILDREN’S PLACE, INC., as Lead Borrower and as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	Chief Financial Officer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP BRANDS, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]

THE CHILDREN'S PLACE INTERNATIONAL, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THE CHILDREN'S PLACE (CANADA), LP, by its general partner, TCP INVESTMENT CANADA II CORP., as a Canadian Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THECHILDRENSPLACE.COM, INC., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]
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THE CHILDREN'S PLACE CANADA HOLDINGS, INC., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP IH II, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP REAL ESTATE HOLDINGS, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP INTERNATIONAL PRODUCT HOLDINGS, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]
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TCP INVESTMENT CANADA II CORP., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP INVESTMENT CANADA I CORP., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

AMASKIT, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]
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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and as a U.S. Revolving Lender
By:	/S/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Executive Director

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as L/C Issuer, as Canadian Swing Line Lender and as a Canadian Revolving Lender
By:	/S/ Carmela Massari
Name:	Carmela Massari
Title:	Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]
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Schedule I

Borrowers (other than Lead Borrower)

1.The Children’s Place Services Company, LLC
2.The Children’s Place (Canada), LP
3.TCP Brands, LLC
4.The Children’s Place International, LLC

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Schedule II

Guarantors

1.thechildrensplace.com, inc.
2.The Children’s Place Canada Holdings, Inc.
3.TCP IH II, LLC
4.TCP Real Estate Holdings, LLC
5.TCP International Product Holdings, LLC
6.TCP Investment Canada I Corp.
7.TCP Investment Canada II Corp.
8.Amaskit, LLC
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Annex A

Composite Credit Agreement

[See attached]

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Annex B

Schedules to Credit Agreement

[See attached]

[Signature Page to Eighth Amendment to Amended and Restated Credit Agreement]
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Execution Copy

COMPOSITE CREDIT AGREEMENT – ANNEX A TO EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
Annex C

Exhibits to Credit Agreement

[See attached]

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Execution Copy

COMPOSITE CREDIT AGREEMENT – ANNEX A TO EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 9, 2019
(as amended as of April 24, 2020, October 5, 2020, April 23, 2021, November 15, 2021,
June 5, 2023, October 24, 2023, April 16, 2024 and December 16, 2025)

among
THE CHILDREN’S PLACE, INC.,
as the Lead Borrower for the Borrowers Party Hereto

The BORROWERS Party Hereto

The GUARANTORS Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender

TRUIST BANK,
as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION
JPMORGAN CHASE BANK, N.A.
BANK OF AMERICA, N.A.
and
PNC CAPITAL MARKETS, LLC,
as Joint Lead Arrangers and Joint Bookrunners

and

The LENDERS Party Hereto

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ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY;

i

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SCHEDULES
1.01        Guarantors
1.02        Permitted Holders
1.04        New Headquarters Lease Guaranty
1.05        New Headquarters Lease Side Letter
1.06        Specified Account Debtors
2.01        Commitments and Applicable Percentages
2.03(o)        Existing Letters of Credit
5.01        Loan Parties’ Organizational Information
5.06        Litigation
5.08(b)(1)    Owned Real Estate
5.08(b)(2)    Leased Real Estate
5.09        Environmental Matters
5.10        Insurance
5.13        Subsidiaries; Other Equity Investments
5.17(a)        Intellectual Property; Licenses
5.17(b)        Franchise Agreements; Outbound Licenses
5.18        Labor Matters
5.21(a)        DDAs
5.21(b)        Credit Card Arrangements
5.24        Material Contracts
6.02        Financial and Collateral Reporting
7.01        Existing Liens
7.02        Existing Investments
7.03        Existing Indebtedness
10.02        Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Fixed Rate Loan Notice
B    Swing Line Loan Notice
C    Revolving Note
D    Compliance Certificate
E    Assignment and Assumption
F    Joinder Agreement
G    Borrowing Base Certificate
H    Credit Card Notification

v

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AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 9, 2019, as amended as of April 24, 2020, October 5, 2020, April 23, 2021, November 15, 2021, June 5, 2023, October 24, 2023, April 16, 2024 and December 16, 2025, among
THE CHILDREN’S PLACE, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party hereto;
the BORROWERS now or hereafter party hereto;
the GUARANTORS now or hereafter party hereto;
each Revolving Lender from time to time party hereto (individually, a “Lender” and, collectively, the “Lenders”);
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender;
WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and PNC CAPITAL MARKETS, LLC, as Joint Lead Arrangers and Joint Bookrunners; and
TRUIST BANK, as Syndication Agent.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested that the Revolving Lenders provide a revolving credit facility, and the Revolving Lenders have indicated their willingness to lend, in each case on the terms and conditions set forth herein;
WHEREAS, prior to the date of this Agreement, the Borrowers (other than Children’s Place Canada), on the one hand, and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent and Collateral Agent thereunder, and the lenders party thereto, on the other hand, previously entered into a Credit Agreement dated as of July 31, 2008 (as amended and in effect, the “Existing Credit Agreement”), pursuant to which the lenders party thereto provided the Borrowers with certain financial accommodations; and
WHEREAS, in accordance with Section 10.01 of the Existing Credit Agreement, the Borrowers, the Lenders, and the Agents desire to amend and restate the Existing Credit Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as set forth herein (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):
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ARTICLE VII.
DEFINITIONS AND ACCOUNTING TERMS
7.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Priority Collateral” means the “ABL Priority Collateral” as such term is defined in the Intercreditor Agreement.
“Acceptable Document of Title” means, with respect to any Inventory, a tangible bill of lading or other Document (as defined in the UCC or a “document of title” as defined in the PPSA, as applicable) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued/consigned to a Loan Party or, if so requested by the Collateral Agent, to the Collateral Agent, (c) at the request of the Collateral Agent, names the Collateral Agent as a notify party and bears a conspicuous notation on its face of the Collateral Agent’s security interest therein, (d) is not subject to any Lien (other than (i) Liens in favor of the Collateral Agent and (ii) Term Loan Liens), (e) if requested by the Collateral Agent, contains an express waiver from the consignor/shipper of its right to alter the named consignee and its right of stoppage in transit, and (f) is on terms otherwise reasonably acceptable to the Collateral Agent.
“Accommodation Payment” shall have the meaning provided in Section 10.20(d).
“Account” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) a purchase or other acquisition of a material portion of the assets or properties of another Person, (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, (e) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of a material portion of the assets of any Person, or (f) any acquisition by such Person of any group of Store locations comprising more than five percent (5%) of the number of Stores operated by the acquiring Person as of the date of such acquisition, in each case acquired in any transaction or group of transactions which are part of a common plan.
“Additional Revolving Commitment Lender” shall have the meaning provided in Section 2.15(c).
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted

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Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Adjustment Date” means the first day of each Fiscal Quarter; commencing February 4, 2025.
“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person or (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.
“Agent Parties” shall have the meaning specified in Section 10.02(c).
“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent and, collectively, means both of them.
“Aggregate Revolving Borrowing Base” means, as of any date of determination, an amount equal to:
(a)     the sum of (i) the U.S. Revolving Borrowing Base and (ii) the Canadian Revolving Borrowing Base;
    minus
(b)     until the Discharge of Term Obligations, the Term Loan Pushdown Reserve.
“Aggregate Revolving Commitments” means the Revolving Commitments of all of the Revolving Lenders. As of the Eighth Amendment Effective Date, the Aggregate Revolving Commitments are $350,000,000.

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“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.27.
“Alabama Property” means the land, together with the buildings, structures, parking areas, and other improvements thereon, owned by Services Company and located at 1377 Airport Road, Fort Payne, Alabama.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to Canadian AML Legislation.
“Applicable Commitment Fee Percentage” means, a rate per annum equal to, (a) prior to the Seventh Amendment Effective Date, 0.20% and (b) on and after the Seventh Amendment Effective Date, the applicable percentage set forth in the grid below.

average daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Outstandings for the immediately preceding quarter (as calculated under Section 2.09(a))	Applicable Commitment Fee Percentage
Less than or equal to 50% of the Aggregate Commitments	0.375%
Greater than 50% of the Aggregate Commitments	0.250%
“Applicable Margin” means:
(a)    prior to the Eighth Amendment Effective Date, the Applicable Margin (as such term is defined in this Agreement as in effect immediately prior to the Eighth Amendment Effective Date),
(b)     from and after the Eighth Amendment Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below, and
(c)    from and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined on each Adjustment Date from the following pricing grid based upon the Average Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date:

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Level	Average Excess Availability	SOFR and Term CORRA Margin for Revolving Loans	Base Rate Margin for Revolving Loans	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than 67% multiplied by the Revolving Credit Ceiling	2.00%	1.00%	0.500%	1.00%
II	Less than or equal to 67% multiplied by the Revolving Credit Ceiling but greater than 33% multiplied by the Revolving Credit Ceiling	2.25%	1.25%	0.625%	1.25%
III	Less than or equal to 33% multiplied by the Revolving Credit Ceiling	2.50%	1.50%	0.750%	1.50%
provided that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (i) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (ii) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties), or if the information set forth in any such financial statements or any such Borrowing Base Certificate, otherwise proves to be false or incorrect when delivered such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand. In the event that the Average Excess Availability as of any Fiscal Quarter used for the determination of the Applicable Margin was greater than the actual amount of the Average Excess Availability (as determined in good faith by the Administrative Agent), the Applicable Margin for such prior Fiscal Quarter shall be promptly recalculated to the applicable percentage based on such actual Average Excess Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the Loan Account of the Borrowers.
“Applicable Percentage” means, with respect to any (a) U.S. Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the applicable aggregate U.S. Revolving Commitments represented by such U.S. Revolving Lender’s U.S. Revolving Commitment at such time, (b) Canadian Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the applicable aggregate Canadian Revolving Commitments represented by such Canadian Revolving

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Lender’s Canadian Revolving Commitment at such time, and (c) Lender at any time, the percentage (carried out to the ninth decimal place) of the sum of the Aggregate Revolving Commitments represented by the U.S. Revolving Commitment of such Lender at such time, subject to adjustment provided herein. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Administrative Agent in its discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so requested by the Administrative Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended January 30, 2021, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Restatement Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, or (c) the date of termination of the commitment of each Revolving Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate, including, without

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limitation: (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default may occur or has occurred and is continuing (provided that, in the case of this clause (d) only, the reserve shall be reasonably related to the event giving rise (or which may give rise) to such Default). Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate based on: (i) rent; (ii) customs duties and other costs to release Inventory which is being imported into the United States or Canada and amounts due to vendors on account of such Inventory; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower which may have priority over the interests of the Collateral Agent in the Collateral; (v) Customer Credit Liabilities; (vi) reserves for reasonably anticipated changes in the NOLV of Eligible Inventory between appraisals; (vii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over, or be pari passu with, the interests of the Collateral Agent in the Collateral; (viii) Cash Management Reserves; (ix) Bank Products Reserves; and (x) Canadian Priority Payables Reserves.
“Available Increase Amount” means, as of any date of determination in connection with any request for a Revolving Commitment Increase made following the Eighth Amendment Effective Date, the difference, if a positive number, between (a) twenty percent (20%) of the Aggregate Revolving Commitments then in effect at the time of any such request for a Revolving Commitment Increase, minus (b) the sum of all Revolving Commitment Increases made prior to such date of determination.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).
“Average Excess Availability” shall mean the average daily Excess Availability for the immediately preceding Fiscal Quarter.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks,

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investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Products” means any services or facilities provided to any Loan Party by a Lender or any of its Affiliates or branches (but excluding Cash Management Services), including, without limitation on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, and (f) commercial equipment financing and leasing, including vendor finance and chattel paper purchases and syndication.
“Bank Products Reserves” means such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.
“Base Rate” means, for any day, a fluctuating rate per annum equal to (a) with respect to Loans or Borrowings denominated in Dollars, the highest of (i) the Federal Funds Rate in effect on such day plus ½%, (ii) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (ii) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, (iii) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate, and (iv) the Floor; and (b) with respect to Loans or Borrowings to the Canadian Borrowers denominated in Canadian Dollars, the Canadian Base Rate.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, with respect to any (a) interest, fees or other Obligations denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate, and (b) interest, fees or other Obligations denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the Term CORRA Reference Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).
“Benchmark Rate Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Ontario, Canada.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars or Canadian Dollars, as applicable, and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark

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Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars or Canadian Dollars, as applicable.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Bank of Canada (or a committee officially endorsed or convened by the Bank of Canada), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Blocked Account” means each DDA of the Loan Parties (other than Excluded Accounts).
“Blocked Account Agreement” has the meaning provided in Section 6.13(a)(ii).

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“Blocked Account Bank” means Wells Fargo Bank and each other bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more Blocked Accounts are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrower Intellectual Property” means Material Intellectual Property exclusively owned by a Borrower.
“Borrowers” means, collectively, the U.S. Borrowers and the Canadian Borrowers, and “Borrower” means any one such Person individually as the context requires.
“Borrowing” means a Committed Borrowing and/or a Swing Line Borrowing, as the context requires.
“Borrowing Base” means the Canadian Revolving Borrowing Base and/or the U.S. Revolving Borrowing Base, as the context requires.
“Borrowing Base Certificate” has the meaning provided in Section 6.02(c).
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and, if such day relates to any Canadian Base Rate Loans, CORRA Loans, or otherwise in respect of Obligations of any Canadian Loan Party, the term “Business Day” shall also exclude any day on which banks in Toronto, Canada are authorized or required by law to remain closed.
“Business Plan” has the meaning specified in Section 6.01(e).
“Cares Act Tax Refund” means the aggregate amount of refund claims of one or more Loan Parties payable by the IRS, arising from such Loan Parties’ net operating loss carryback refund pursuant to the Coronavirus Aid, Relief, and Economic Security Act.
“Canadian AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws in effect in Canada from time to time, including any regulations, guidelines or orders thereunder.
“Canadian Base Rate” means, for any day, a rate per annum equal to the greatest of (a) zero percent (0%) per annum, (b) Adjusted Term CORRA for a one-month tenor as in effect on such day, plus one percent (1%) (provided that this clause (b) shall not be applicable during any period in which Adjusted Term CORRA is unavailable, unascertainable or illegal), and (c) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by the Canadian Reference Bank)). Each determination of the Canadian Base Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error. Any change in the Canadian Base Rate due to a change in the foregoing rate shall be effective as of the opening of business on the effective day of such change.

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“Canadian Base Rate Loan” means a Canadian Revolving Loan that bears interest based on the Canadian Base Rate.
“Canadian Borrowers” means, collectively, Children’s Place Canada and each other Canadian Subsidiary who shall from time to time enter into a Joinder Agreement as a Canadian Borrower.
“Canadian Committed Borrowing” means a borrowing consisting of simultaneous Canadian Committed Loans of the same Type and, in the case of SOFR Loans and CORRA Loans, having the same Interest Period made by each of the Canadian Revolving Lenders pursuant to Section 2.01.
“Canadian Committed Loan” has the meaning specified in Section 2.01(b).
“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dollars” and “CAD$” mean lawful money of Canada.
“Canadian Guarantors” means, collectively, (i) TCP Investment Canada I Corp., TCP Investment Canada II Corp., and each other Canadian Subsidiary who shall from time to time enter into a Joinder Agreement as a Canadian Guarantor, and (ii) each Canadian Borrower, in its capacity as guarantor in respect of the Obligations of the other Loan Parties.
“Canadian Guaranty” means the Amended and Restated Canadian Guarantee dated as of the Second Amendment Effective Date made by the Canadian Loan Parties in favor of the Administrative Agent and the other Credit Parties.
“Canadian L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Canadian Letters of Credit which remain unreimbursed or which have not been paid through a Canadian Revolving Loan. For purposes of computing the amounts available to be drawn under any Canadian Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Canadian Letter of Credit” means a Letter of Credit issued on behalf of any Canadian Loan Party or any of its Canadian Subsidiaries.
“Canadian Letter of Credit Sublimit” means $3,000,000.
“Canadian Loan Party” means Canadian Borrowers, Canadian Guarantors and any other Loan Party that is a Canadian Subsidiary.
“Canadian Pension Event” means (a) the termination or partial termination of a Canadian Defined Benefit Plan or the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan, or (b) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator appointed to administer a

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Canadian Defined Benefit Plan, or (c) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.
“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial laws which is maintained or contributed to by, or to which there is an obligation to contribute by, any Loan Party in respect of any Person’s employment in Canada with such Loan Party, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, or any similar plan maintained by any other province.
“Canadian Priority Payables Reserve” means reserves for: (a) amounts owing or in respect of which any Loan Party has an obligation to remit to a Governmental Authority of Canada or other Person in Canada pursuant to any applicable law, rule or regulation, with respect to (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation or employment insurance; (iii) wages, salaries, commissions and vacation pay as provided for under the Wage Earners Protection Program Act (Canada); and (iv) other like charges and demands; in each case in this paragraph (a), to the extent that any Governmental Authority of Canada or other Person in Canada may claim a lien, security interest, hypothec, trust or other claim or other Lien ranking or which would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Loan Party (i) in respect of which a trust or deemed trust has been imposed or may reasonably be likely to be imposed on any Collateral in Canada to provide for payment, (ii) in respect of rights or claims of suppliers under section 81.1 of the Bankruptcy and Insolvency Act (Canada); (iii) in respect of pension fund obligations, including in respect of unpaid or unremitted pension plan contributions, amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to a Canadian Pension Plan (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall), (iv) which are secured by a lien, security interest, pledge, charge, right or claim on any Collateral (other than Permitted Encumbrances that do not have priority over the Collateral Agent’s Liens), or (v) in respect of directors and officers, debtor-in possession financing, administrative charges, critical supplier charges or shareholder charges; in each case in this paragraph (b), pursuant to any applicable law, rule or regulation in Canada and which such lien, trust, security interest, hypothec, pledge, charge, right, claim or other Lien ranks or in the reasonable discretion of the Administrative Agent, could reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents.
“Canadian Reference Bank” means The Toronto-Dominion Bank or such other bank named in Schedule I of the Bank Act (Canada) that is designated by the Administrative Agent from time to time as the Canadian Reference Bank for the purposes of this Agreement.
“Canadian Revolving Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of the Canadian Borrowers’ Eligible Credit Card Receivables multiplied by ninety percent (90%);
plus

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(b)    the face amount of the Canadian Borrowers’ Eligible Trade Receivables (net of Receivables Reserves applicable thereto) multiplied by ninety percent (90%);
plus
(c)    the Cost of the Canadian Borrowers’ Eligible Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of such Eligible Inventory;
plus
(d)    the Cost of the Canadian Borrowers’ Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (d) exceed 25% of the lesser of the Canadian Revolving Borrowing Base and the Canadian Revolving Credit Ceiling then in effect;
plus
(e)    [reserved];
plus
(f)    the Cost of the Canadian Borrowers’ Eligible Warehoused Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of such Eligible Warehoused Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (f) exceed the lesser of (i) ten percent (10%) of the lesser of the Canadian Revolving Borrowing Base and the Canadian Revolving Credit Ceiling then in effect, or (ii) $4,000,000;
minus
(g)    the then amount of all Availability Reserves in respect of the Canadian Loan Parties.
“Canadian Revolving Commitment” means, as to each Canadian Revolving Lender, its obligation to (a) make Committed Loans to the Canadian Borrowers pursuant to Section 2.01, (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.
“Canadian Revolving Credit Ceiling” means $25,000,000 on and after the Restatement Date, as such amount may be modified in accordance with the terms of this Agreement.
“Canadian Revolving Lender” means each Lender having a Canadian Revolving Commitment, and shall include the Canadian Swing Line Lender, and shall also include any other Person made a party to this Agreement as a Canadian Revolving Lender pursuant to the provisions of Section 10.01 of this

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Agreement; and “Canadian Revolving Lenders” means each of the Revolving Lenders with a Canadian Revolving Commitment or any one or more of them.
“Canadian Revolving Loan” means an extension of credit by a Canadian Revolving Lender to the Canadian Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.
“Canadian Security Agreement” means the Second Amended and Restated Canadian Security Agreement dated as of the Fourth Amendment Effective Date among the Canadian Loan Parties and the Collateral Agent.
“Canadian Subsidiary” means any Subsidiary of any Loan Party, which Subsidiary is organized under the laws of Canada or any province or territory thereof.
“Canadian Swing Line” means the revolving credit facility made available by the Canadian Swing Line Lender pursuant to Section 2.04.
“Canadian Swing Line Lender” means Wells Fargo Canada, in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender hereunder.
“Canadian Swing Line Loan” has the meaning specified in Section 2.04(a).
“Canadian Swing Line Sublimit” means an amount equal to the lesser of (a) $1,000,000 or (b) the Canadian Revolving Commitments. The Canadian Swing Line Sublimit is part of, and not in addition to, the Canadian Revolving Commitments.
“Canadian Total Revolving Outstandings” means the aggregate Outstanding Amount of all Canadian Revolving Loans and all Canadian L/C Obligations.
“Canadian Underlying Issuer” means The Toronto-Dominion Bank or one of its Affiliates or such other Person that is acceptable to the Administrative Agent.
“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo Bank, and in the name of, the Administrative Agent (or as the Administrative Agent shall otherwise direct) and under the sole and exclusive dominion and control of the

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Administrative Agent, in which deposits are required to be made in accordance with Section 2.03(k) and 9.15(a).
“Cash Collateralize” has the meaning specified in Section 2.03(k). Derivatives of such term have corresponding meanings.
“Cash Dominion Event” means, at any time, either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability of at least the greater of (i) twelve and one-half percent (12.5%) of the Global Line Cap and (ii) $50,000,000 for two (2) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived by the Required Lenders, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (x) twelve and one-half percent (12.5%) of the Global Line Cap and (y) $50,000,000, in either case, for a period of sixty (60) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
“Cash Equivalents” means Permitted Investments of the type described in clauses (a) through (e) of the definition of such term.
“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its reasonable discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means the following cash management services or facilities provided to any Loan Party by a Lender or any of its Affiliates (including Wells Fargo Merchant Services, L.L.C.) or branches: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) any services related to the acceptance and/or processing of payment cards or devices, and (f) purchase cards.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements prescribed by the FRB for “Eurocurrency Liabilities” (as defined in Regulation D of the FRB), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any

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manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA or Term CORRA or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders or a “person” or “group” Controlled by one of the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right);
(b)    the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than (i) Liens in favor of the Collateral Agent and (ii) Term Loan Liens), except where such failure is as a result of a transaction permitted by the Loan Documents;
(c)    the board of directors or other equivalent governing body of the Lead Borrower ceases to be composed of at least two (2) “Independent Directors” as defined under the Rule 5605(a)(2) of the Nasdaq Listing Rules (as in effect on the Seventh Amendment Effective Date); or
(d)    any “change of control” or similar event as defined in the Term Credit Agreement.
“Children’s Place Canada” means The Children’s Place (Canada), LP, an Ontario limited partnership.
“CIPO” means the Canadian Intellectual Property Office.
“Closing Date” means July 31, 2008.
“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

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“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with reasonable access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.
“Collateral Agent” means Wells Fargo Bank, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of Inventory by a Borrower in the ordinary course of business of such Borrower.
“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.
“Commitment” means the Canadian Revolving Commitment and/or the U.S. Revolving Commitment, as the context requires.
“Commitment Fee” has the meaning provided in Section 2.09(a).
“Committed Borrowing” means a U.S. Committed Borrowing and/or a Canadian Committed Borrowing as the context requires.
“Committed Loans” means U.S. Committed Loans and/or Canadian Committed Loans as the context requires.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans or CORRA Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D (or in such other form as is acceptable to the Administrative Agent in writing).
“Concentration Account” has the meaning provided in Section 6.13(c).

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“Confirmation Agreement” means, individually and collectively, that certain (a) Confirmation, Ratification and Amendment of Ancillary Loan Documents, dated as of the Restatement Date, by and among the U.S. Loan Parties and the Agents, (b) Confirmation, Ratification and Amendment of Ancillary Loan Documents, dated as of the Seventh Amendment Effective Date, by and among the Loan Parties and the Agents and (c) confirmation, ratification and amendment of Ancillary Loan Documents, dated as of December 16, 2025, by and among the Loan Parties and the Agents.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or Term CORRA or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Canadian Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus
(a)     the sum of the following to the extent deducted in calculating such Consolidated Net Income:
(i)     Consolidated Interest Charges,
(ii)     the provision for federal, state, provincial, local and foreign income Taxes,
(iii)     depreciation and amortization expense,
(iv)     non-cash stock-based compensation expense,

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(v)    any fees, expenses, premiums and other charges related to the negotiation, administration and execution of this Agreement and the Term Credit Agreement; provided, that the aggregate amount added to Consolidated EBITDA under this clause (v) shall not exceed $2,000,000,
(vi)    [reserved],
(vii)    any non-cash losses or expenses that are extraordinary, unusual or non-recurring (including losses on sales of Inventory, equipment or businesses, in each case to the extent constituting Permitted Dispositions),
(viii)     [reserved],
(ix)    net unrealized losses incurred in connection with the implementation of any hedge agreements that are incurred in the ordinary course of business for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Lead Borrower’s and its Subsidiaries’ operations and not for speculative purposes,
(x)    [reserved], and
(xi)     other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such Measurement Period or any future Measurement Period, in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, and as determined on a Consolidated basis in accordance with GAAP (as applicable), minus
(b)     the sum of the following, to the extent included in calculating such Consolidated Net Income:
(i)     federal, state, provincial, local and foreign income tax credits, and
(ii)     all non-cash income increasing Consolidated Net Income,
in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, and as determined on a Consolidated basis in accordance with GAAP (as applicable).
“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA minus (ii) Capital Expenditures, minus (iii) the aggregate amount of federal, state, provincial, local and foreign income Taxes paid in cash to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments made in cash, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Group” means the Lead Borrower and its Subsidiaries which are Consolidated for financial reporting purposes in accordance with GAAP.

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“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of Capital Lease Obligations with respect to such period that is treated as interest in accordance with GAAP, in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) any income (or loss) included in the Consolidated net income of the Lead Borrower during such Measurement Period in which any other Person has a joint interest, except to the extent actually paid in cash to the Lead Borrower or any of its Subsidiaries during such period, (c) with respect to any Person which was not a member of the Consolidated Group throughout such Measurement Period, the income (or loss) of such Person accrued prior to the date it became a member of the Consolidated Group, and (d) the income of any Subsidiary of the Lead Borrower during such Measurement Period to the extent that such Subsidiary is prohibited by its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary from making a Restricted Payment in cash during such Measurement Period, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“CORRA Loan” means a Loan to the Canadian Borrowers denominated in Canadian Dollars bearing interest at a rate determined by reference to Term CORRA (other than pursuant to clause (b) of the definition of Canadian Base Rate).
“Cost” means the calculated cost of purchases, based upon the Borrowers’ accounting practices in effect on the Restatement Date (as such accounting practices may change or be modified from time to time in accordance with GAAP), as determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs

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or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 10.28.
“Credit Card Issuer” shall mean any Person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.
“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).
“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means each “payment intangible” (as defined in the UCC or an “intangible” or “account” as defined in the PPSA, as applicable) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business. For the avoidance of doubt, Credit Card Receivables shall not include any Franchise Receivables.
“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates and branches, (ii) each Agent, (iii) each L/C Issuer, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

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“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel for the Agents and one local counsel in each applicable jurisdiction, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examinations, (E) photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees and publication, (F) the Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP or Canadian AML Legislation searches related to any Loan Party or its Subsidiaries, and (G) all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral (including, without limitation, in connection with, during the continuation of an Event of Default, gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated), or (D) any workout, restructuring or negotiations in respect of any Obligations, (iii) all customary fees and charges (as adjusted from time to time) of the Agents with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (iv) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party; (b) with respect to the L/C Issuer, and its Affiliates and branches, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the L/C Issuer or any Affiliate or branch of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one primary counsel and one local counsel in each applicable jurisdiction (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel), one outside consultant and one financial advisor, in each case representing or advising all such Credit Parties.
“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.
“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the subject Inventory and the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.

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“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations, but including, without limitation, the Term Obligations, the permitted voluntary prepayments under the Second Mithaq Subordinated Note and the Capital Lease Obligations) for such Measurement Period, in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the restructuring provisions of applicable Canadian corporate statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate (in respect of SOFR Loans and Base Rate Loans in Dollars) or the Canadian Base Rate (in respect of CORRA Loans and Canadian Base Rate Loans, respectively) plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, as applicable, plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan or CORRA Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such SOFR Loan or CORRA Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within one (1) Business Day of the date such Loans were required to be funded hereunder, or (ii) pay to any Agent, L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one (1) Business Day of the date when due, (b) has notified any Borrower, any Agent or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Lead Borrower, to confirm in writing to the Administrative Agent and Lead Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender

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shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Lead Borrower, L/C Issuer, and each Lender.
“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Committed Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
“Discharge of Term Obligations” has the meaning set forth in the Intercreditor Agreement.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition (whether in one transaction or in a series of transactions)) of all or substantially all of its assets to or in favor of any Person of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and including in any case, any such transaction by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$” mean lawful money of the United States.

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“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment” means that certain Eighth Amendment to Amended and Restated Credit Agreement, dated as of December 16, 2025, by and among, among others, (a) the Borrowers, (b) the Guarantors, (c) the Lenders and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Eighth Amendment Effective Date” has the meaning given to such term in the Eighth Amendment.
“Eighth Amendment Post-Closing Letter” means that certain letter agreement, dated as of December 16, 2025, among the Loan Parties and the Administrative Agent.
“Eligible Assignee” means (a) a Credit Party or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person); provided, however, that each Eligible Assignee described in clauses (a) through (e), above, shall be reasonably acceptable to, and subject to the approval of, the Administrative Agent, the L/C Issuer, the Swing Line Lender, and the Lead Borrower (each such approval not to be unreasonably withheld or delayed) to the extent provided in Section 10.06(b) of this Agreement; provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or a natural person.
“Eligible Credit Card Receivables” means Credit Card Receivables due to a Borrower on a non-recourse basis from Visa, Mastercard, American Express Company, Discover, and other major credit card processors as they arise in the ordinary course of business, and which have been earned by performance.

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Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Administrative Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:
(a)    Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC or an “intangible” or “account” as defined in the PPSA, as applicable);
(b)    Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;
(c)    Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent and (ii) Term Loan Liens);
(d)    Credit Card Receivables that are not subject to a first priority security interest in favor of the Collateral Agent (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
(e)    Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
(f)    Credit Card Receivables as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such credit card processor;
(g)    Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which (i) is the subject of a proceeding under any Debtor Relief Law, or (ii) is a Sanctioned Person or Sanctioned Entity;
(h)    Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;
(i)    Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or
(j)    Credit Card Receivables which the Administrative Agent determines in its reasonable discretion to be uncertain of collection.

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“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication (including of any other Eligible Inventory), Inventory:
(a)    which has been shipped from a location outside of the United States or Canada for receipt by a Borrower within sixty (60) days of the date of shipment, but which has not yet been delivered to such Borrower in the U.S. or Canada, as applicable;
(b)    for which the purchase order is in the name of a Borrower and title to such Inventory and risk of loss has passed to such Borrower;
(c)    for which an Acceptable Document of Title has been issued, and in each case as to which the Collateral Agent has control (as defined in the UCC or the PPSA, as applicable) over, or possession of, the documents of title which evidence ownership of the subject Inventory (unless waived in writing by the Administrative Agent, by the delivery of a Customs Broker Agreement with respect to all applicable freight carriers, freight forwarders, customs brokers, shipping companies and other similar Persons);
(d)    for which each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and the documents relating to such Inventory, in each case, shall have entered into a Customs Broker Agreement (unless waived in writing by the Administrative Agent and subject to the terms of the Eighth Amendment Post-Closing Letter);
(e)    which is insured against types of loss, damage, hazards and risks, and in amounts, reasonably satisfactory to the Collateral Agent;
(f)    for which the common carrier is not an Affiliate of the applicable vendor or supplier;
(g)    the Foreign Vendor with respect to such Inventory is an Approved Foreign Vendor; and
(h)    which otherwise would constitute Eligible Inventory;
provided that the Administrative Agent may, in its reasonable discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Collateral Agent to realize upon such Inventory. The Administrative Agent shall notify the Lead Borrower of any such exclusion and the reasons therefor as soon as reasonably practicable, provided that the effectiveness of such exclusion shall not be conditioned upon such notification.
Each Committed Loan Notice or Swing Line Loan Notice, as the context requires, shall be deemed a certification by the Borrowers hereunder that, to the best knowledge of the Borrowers, all Eligible In-Transit Inventory included in the most recent Borrowing Base Certificate meets all of the Borrowers’ representations and warranties contained in the Loan Documents and the Term Documents concerning Eligible Inventory, that the Borrowers know of no reason why such Eligible Inventory would

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not be accepted by the Borrowers when it arrives and that the shipment, as evidenced by the documents, conforms to the related order documents.
“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory (other than Eligible In-Transit Inventory or Eligible Warehoused Inventory) of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, the following items of Inventory shall not be included in Eligible Inventory:
(a)    Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;
(b)    Inventory that is leased by, or is on consignment to, a Borrower, or which is consigned by a Borrower to a Person that is not another Borrower;
(c)    Inventory (other than Eligible In-Transit Inventory or Eligible Warehoused Inventory) that is not located in the United States (excluding territories or possessions of the United States) or Canada at a location that is owned or leased by a Borrower, except to the extent that the Borrowers have furnished the Administrative Agent with (i) any UCC financing statements, PPSA financing statements or other documents that the Administrative Agent may determine in its Permitted Discretion to be necessary to perfect the Collateral Agent’s security interest in such Inventory at such location, and (ii) a Collateral Access Agreement executed by the Person owning any such location or, in the case of this clause (ii), the Administrative Agent has imposed an Availability Reserve in such amount as the Administrative Agent may determine in its reasonable discretion (subject to the terms of the Eighth Amendment Post-Closing Letter);
(d)    Inventory that is located in a distribution center or warehouse leased by a Borrower unless the applicable lessor or warehouseman has delivered to the Administrative Agent a Collateral Access Agreement or the Administrative Agent has imposed an Availability Reserve in such amount as the Administrative Agent may determine in its reasonable discretion;
(e)    Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or are special order or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, (v) are bill and hold goods, or (vi) are Shrink;
(f)    Inventory that is not subject to a perfected first-priority security interest in favor of the Collateral Agent;
(g)    Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

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(h)    Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;
(i)    Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;
(j)    Inventory which has been purchased by a Borrower from a Person that is a Sanctioned Person or Sanctioned Entity; or
(k)    Inventory as to which either the Borrowers or the Agents do not have the right to utilize any Intellectual Property necessary or appropriate to realize on such Inventory as set forth in the applicable Security Documents in a manner consistent with the most recent appraisal obtained by the Administrative Agent in accordance with Section 6.10 hereof.
“Eligible Trade Receivables” means Accounts arising from the sale of the Loan Parties’ Inventory (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: each such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable. For the avoidance of doubt, Eligible Trade Receivables shall not include any Franchise Receivables. Except as otherwise agreed by the Administrative Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:
(a)    Accounts that are not evidenced by an invoice;
(b)    Accounts that have been outstanding for more than ninety (90) days from the date of invoice or more than sixty (60) days past the due date;
(c)    Accounts due from any account debtor for which more than fifty percent (50%) of the Accounts owing from such account debtor are ineligible pursuant to clause (b), above;
(d)    All Accounts owed by an account debtor and/or its Affiliates together to the extent such Accounts exceed (x) thirty percent (30%), or (y) with respect to any of the Specified Account Debtors, fifty percent (50%) (or such higher percentages now or hereafter established by the Administrative Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Administrative Agent’s reasonable discretion); provided that no portion of any Accounts owed by any Investment Grade Account Debtor shall be deemed ineligible solely by reason of this clause (d);

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(e)    Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent, or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to the Collateral Agent pursuant to the Security Documents and (y) Term Loan Liens);
(f)    Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;
(g)    Accounts which arise out of any sale made not in the ordinary course of business or are not payable in Dollars or, as regards Canadian Loan Parties, Canadian Dollars;
(h)    Other than as set forth in clause (o) below, Accounts which are owed by any account debtor whose principal place of business is not within the United States or Canada;
(i)    Accounts which are owed by any Affiliate or any employee of a Loan Party;
(j)    Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Collateral Agent have not been duly obtained, effected or given and are not in full force and effect;
(k)    Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee, interim receiver, receiver, monitor or similar Person appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;
(l)    Accounts due from any Governmental Authority except to the extent that (i) the subject account debtor is the federal government of the United States and the relevant Loan Party has complied with the Federal Assignment of Claims Act of 1940, (ii) the subject account debtor is His Majesty in right of Canada or any provincial or local Governmental Authority, or any ministry, in each case, in Canada, and the relevant Loan Party has complied with the particular prescriptions of the Financial Administration Act (Canada) and/or any analogous Canadian provincial, territorial, or municipal legislations and regulations, or (iii) the subject account debtor is another Governmental Authority and the relevant Loan Party has complied with all applicable Laws analogous to those otherwise described in this clause (l);
(m)    Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries, but only to the extent of the indebtedness owed to such supplier or creditor, unless such Person has waived any right of setoff in a manner reasonably acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;
(n)    Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back, but only to the extent of such right of return, set off, or charge back;
(o)    Accounts arising out of sales to account debtors outside the United States or Canada unless such Accounts are fully backed by one or more irrevocable letters of credit on terms, and issued by

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a financial institution, reasonably acceptable to the Administrative Agent and each such irrevocable letter of credit is in the possession of the Administrative Agent;
(p)    Accounts (i) evidenced by a promissory note or other instrument, or (ii) that do not conform to all representations, warranties or other provisions in the Loan Documents relating to Accounts;
(q)    Accounts consisting of amounts due from vendors as rebates or allowances;
(r)    Accounts with respect to which the account debtor is a Sanctioned Person or Sanctioned Entity; or
(s)    Accounts which the Administrative Agent determines in its reasonable discretion to be unacceptable for borrowing.
“Eligible Warehoused Inventory” means Inventory not intended to be sold at retail in a Store location or on an e-commerce site, subject to a fully perfected first priority security interest in favor of the Collateral Agent for the benefit of the Credit Parties, and located in a warehouse in the United States or Canada which is either owned by a Borrower or maintained pursuant to an agreement between a Borrower and the owner of such warehouse (including an agreement between a Borrower and an agent of such Borrower which stores such Inventory on its premises pending instructions from such Borrower as to its sale to a wholesale vendor) with respect to which (i) either (a) no negotiable or non-negotiable document covering the goods has been issued or (b) in the event a negotiable or non-negotiable document covering the goods has been issued, there has been created in favor of the Collateral Agent for the benefit of the Credit Parties a perfected first priority security interest in such document pursuant to the Uniform Commercial Code and/or the PPSA in all applicable jurisdictions and all other applicable Law (in addition to the security interest in the goods), (ii) the Administrative Agent has received a Collateral Access Agreement from the owner and/or operator of such warehouse (unless waived in writing by the Administrative Agent and subject to the terms of the Eighth Amendment Post-Closing Letter), and (iii) which otherwise would constitute Eligible Inventory.
“Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equipment” has the meaning set forth in the Security Agreement or the Canadian Security Agreement, as applicable.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to the Lead Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA.
“Erroneous Payment” has the meaning provided in Section 9.17.
“Erroneous Payment Deficiency Assignment” has the meaning provided in Section 9.17.
“Erroneous Payment Impacted Class” has the meaning provided in Section 9.17.
“Erroneous Payment Return Deficiency” has the meaning provided in Section 9.17.
“ESG” has the meaning provided in Section 2.16.
“ESG Amendment” has the meaning provided in Section 2.16.

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“ESG Pricing Provisions” has the meaning provided in Section 2.16.
“ESG Ratings” has the meaning provided in Section 2.16.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.
“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:
(A)(a)    the Revolving Loan Cap,
(B)minus
(C)(b)    the Total Revolving Outstandings.
“Excluded Accounts” means (a) DDAs maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (a) and (b) DDAs specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s employees.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or Canada or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax (other than any Canadian federal withholding Tax) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or

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inability (other than as a result of a Change in Law) to comply with Section 3.01(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax, (e) any U.S. federal withholding tax imposed under FATCA, and (f) any Canadian withholding tax that is imposed on amounts payable to a Lender as a result of such Lender (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, or (ii) being a “specified non-resident shareholder” of a Loan Party or a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case within the meaning of the Income Tax Act (Canada)) (other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of the Lender having become a party to, received or perfected a security interest under or received or enforce any rights under, a Loan Document).
“Executive Order” has the meaning set forth in Section 10.22.
“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Letters of Credit” means each of the letters of credit issued under the Existing Credit Agreement, as listed on Schedule 2.03(o) hereto.
“Existing Obligations” has the meaning set forth in Section 10.26.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.
“Facility Guaranty” means (i) the Guaranty dated as of the Closing Date made by the Guarantors party thereto in favor of the Administrative Agent and the other Credit Parties, as ratified and amended pursuant to the Confirmation Agreement and the Second Amendment, (ii) the Canadian Guaranty, and (iii) each other Guaranty hereafter made by a Guarantor in favor of the Administrative Agent and the other Credit Parties, in form reasonably satisfactory to the Administrative Agent.
“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo Bank or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero (0), then the rate determined pursuant to this definition shall be deemed to be zero (0)).
“Fee Letters” means, collectively, (i) the letter agreement, dated as of the Restatement Date, among the Borrowers and the Agents, (ii) the letter agreement, dated as of the First Amendment Effective Date, among the Borrowers and the Agents, (iii) the letter agreement, dated as of the Second Amendment Effective Date, among the Borrowers and the Agents, (iv) the letter agreement, dated as of the Third Amendment Effective Date, among the Borrowers and the Agents, (v) the letter agreement, dated as of the Fourth Amendment Effective Date, among the Borrowers and the Agents, (vi) the letter agreement, dated as of the Fifth Amendment Effective Date, among the Borrowers and the Agents, (vii) the letter agreement, dated as of October 24, 2023, among the Borrowers and the Agents, (viii) the letter agreement, dated as of February 29, 2024, among the Borrowers and the Agents, (ix) the letter agreement, dated as of the Seventh Amendment Effective Date, among the Borrowers and the Agents, (x) the letter agreement, dated as of December 16, 2025, among the Borrowers and the Agents, and (xi) any other letter agreement among the Borrowers and any Agent designated as a “Fee Letter” hereunder.
“Fifth Amendment” means that certain Joinder and Fifth Amendment to Amended and Restated Credit Agreement and Other Loan Documents dated as of the Fifth Amendment Effective Date by, among others, (a) the Borrowers, (b) the Guarantors, (c) the Lenders, and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Fifth Amendment Effective Date” means June 5, 2023.
“FF&E” means all furniture, trade fixtures and Equipment (as defined in the UCC or PPSA, as applicable).
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
“First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement dated as of the First Amendment Effective Date by and among (a) the Borrowers, (b) the Guarantors, (c) the Lenders party thereto, and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“First Amendment Effective Date” means April 24, 2020.
“First Mithaq Subordinated Note” means that certain Unsecured Promissory Note, dated as of February 29, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement) by and among the Loan Parties party thereto and Mithaq.

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“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Year” means the fifty-two (52) or fifty-three (53) week period that ends on the Saturday closest to January 31st of each calendar year.
“Fixed Rate Borrowing” means a Borrowing comprised of SOFR Loans or CORRA Loans.
“Fixed Rate Loan Notice” means a notice for a Fixed Rate Borrowing or continuation pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A.
“Flood Certificate” means a “Standard Flood Hazard Determination Form (Life-of-Loan)” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.
“Floor” means a per annum rate of interest equal to 0%.
“Foreign Assets Control Regulations” has the meaning set forth in Section 10.22.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.
“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Collateral Agent in form and substance satisfactory to the Collateral Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.
“Fourth Amendment” means that certain Joinder and Fourth Amendment to Amended and Restated Credit Agreement and Other Loan Documents dated as of the Fourth Amendment Effective Date by and among, among others, (a) the Borrowers, (b) the Guarantors, (c) the Lenders and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Fourth Amendment Effective Date” means November 15, 2021.
“Franchise Agreements” has the meaning set forth for such term in the Security Agreement.

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“Franchise Receivables” means all Accounts and “payment intangibles” (as defined in the UCC), which are due from franchisees of the Loan Parties for royalties, goods sold and received and other amounts due to the Loan Parties under appliable Franchise Agreements.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Global Line Cap” means, at any time of determination, the lesser of (i) the sum of (A) the Aggregate Revolving Commitments plus (B) the Term Total Outstandings, in each case, at such time, and (ii) the sum of (A) the Aggregate Revolving Borrowing Base plus (B) the Term Total Outstandings, in each case, at such time.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” means each Subsidiary of the Lead Borrower listed on Schedule 1.01 annexed hereto and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hong Kong Recapitalization Transactions” means, collectively, a series of transactions (including, without limitation, the making of dividends, distributions and/or other Restricted Payments, issuances, recapitalizations and/or conversions of Equity Interests, reductions and/or cancellations of Equity Interests, and satisfactions and/or assignments of intercompany Indebtedness) in connection with, or relating to, (a) the assignment and/or transfer, directly or indirectly, of one or more of the Hong Kong Subordinated Notes from the holders thereof to thechildrensplace.com, inc., and (b) the recapitalization and/or reduction of share capital of the Equity Interests held by thechildrensplace.com, inc. and the Lead Borrower in TCP Worldwide resulting in (x) the reduction of 100% of the Lead Borrower’s shareholding in TCP Worldwide and (y) thechildrensplace.com, inc. holding only one ordinary share of TCP Worldwide; provided, that, (i) each of such transactions shall be non-cash transactions, (ii) contemporaneously with any assignment and/or transfer of any Hong Kong Subordinated Note to thechildrensplace.com, inc. described in clause (a) of this definition, thechildrensplace.com, inc. shall join the Hong Kong Subordination Agreement, as a junior lender, in accordance with the terms thereof, (iii) if any such transaction results in additional Equity Interests held by any Loan Party, promptly following such transaction, such Loan Party shall pledge such additional Equity Interests to the Collateral Agent pursuant to the Security Documents, including any amendments or supplements thereto reasonably requested by the Collateral Agent, and (iv) promptly following the consummation of the Hong Kong Recapitalization Transactions, the Lead Borrower shall provide the Administrative Agent written notice thereof.
“Hong Kong Share Pledge” means that certain Hong Kong Share Mortgage in relation to the Shares in TCP Worldwide Holdings Limited, dated as of December 4, 2020, by and among the Lead Borrower, thechildrensplace.com, inc. and the Administrative Agent, as amended by that certain Supplement to Hong Kong Share Mortgage in relation to the Shares in TCP Worldwide Holdings Limited, dated as of the Seventh Amendment Effective Date, by and among the Lead Borrower, thechildrensplace.com, inc. and the Administrative Agent.
“Hong Kong Subordinated Notes” means, collectively, (a) that certain promissory note, dated as of March 19, 2024, issued by the Lead Borrower in favor of The Children’s Place (Hong Kong) Limited, and subsequently assigned to thechildrensplace.com, inc. on October 20, 2025, (b) that certain promissory note, dated as of June 17, 2022, issued by the Lead Borrower in favor of TCP Worldwide, and subsequently assigned to thechildrensplace.com, inc. on October 20, 2025, (c) that certain promissory note, dated as of June 16, 2022, issued by the Lead Borrower in favor of The Children’s Place (Barbados) Inc., and (d) that certain promissory note, dated as of June 15, 2022, issued by the Lead Borrower in favor of TCP Investment Canada I Corp., in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Hong Kong Subordination Agreement.

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“Hong Kong Subordination Agreement” means that certain Third Amended and Restated Subordination Agreement, dated as of December 16, 2025, among thechildrensplace.com, inc., The Children’s Place (Barbados) Inc., and TCP Investment Canada I Corp., as junior lenders, the Administrative Agent and the Term Agent, as senior agents, and acknowledged and agreed to by the Loan Parties.
“Immaterial Intellectual Property” means immaterial intellectual property rights that in the commercially reasonable business judgment of the applicable Loan Party are no longer used or necessary in the business of the Loan Parties or any Subsidiary and it is no longer economically practicable or commercially desirable to maintain or use such Intellectual Property in the business of any Loan Party or its Subsidiaries (taken as a whole).
“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of (x) the continental United States, in the case of a U.S. Borrower, or (y) Canada, in the case of a Canadian Borrower, to a location of a Borrower that is within (a) the continental United States, in the case of a U.S. Borrower, or (b) Canada, in the case of a Canadian Borrower.
“Increase Effective Date” shall have the meaning provided in Section 2.15(d).
“Increased Revolving Lender” shall have the meaning provided in Section 2.15(f).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, payable in accordance with customary trade practices);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capital Lease Obligations of such Person, but excluding any obligations of such Person in respect of operating leases;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such

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Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(a).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means the “Intellectual Property Collateral” as defined in the Security Agreement or the Canadian Security Agreement, as applicable. For the avoidance of doubt, Intellectual Property shall not include any “Excluded Property” as defined in the Security Agreement or the Canadian Security Agreement, as applicable.
“Intellectual Property Security Agreements” means, collectively, each of the short-form intellectual property security agreements entered into from time to time among any one or more Loan Parties and the Collateral Agent, in each case evidencing a Lien in the registered Material Intellectual Property of such Loan Parties in favor of the Collateral Agent, including, without limitation, (a) the short-form intellectual property security agreements dated as of the Second Amendment Effective Date among any one or more Loan Parties and the Collateral Agent, (b) the short-form intellectual property security agreements dated as of the Fourth Amendment Effective Date among any one or more Loan Parties and the Collateral Agent, (c) the short-form intellectual property security agreements dated as of the Fifth Amendment Effective Date among any one or more Loan Parties and the Collateral Agent, (d) the short-form intellectual property security agreements dated as of the Seventh Amendment Effective Date among any one or more Loan Parties and the Collateral Agent and (e) the short-form intellectual property security agreements dated as of December 16, 2025 among any one or more Loan Parties and the Collateral Agent.
“Intercreditor Agreement” means (a) that certain Intercreditor Agreement, dated as of December 16, 2025, by and between the Agents and the Term Agent, and acknowledged and agreed to by the Loan Parties, or (b) any other intercreditor agreement reasonably acceptable to the Agents and the Required Lenders, among the Agents and any agent or trustee with respect to the Term Credit Agreement or any Permitted Refinancing Indebtedness thereof, in each case, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Intercreditor Provisions” has the meaning specified in Section 8.01(s).

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“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan or CORRA Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each month (or if such day is not a Business Day, on the next succeeding Business Day) and the Maturity Date.
“Interest Period” means, as to each SOFR Loan and CORRA Loan, the period commencing on the date such SOFR Loan or CORRA Loan is disbursed or converted to or continued as a SOFR Loan or CORRA Loan and ending on the date one, three or (solely with respect to a SOFR Loan) six months thereafter, as selected by the Lead Borrower in its Fixed Rate Loan Notice; provided that that in all events:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date;
(iv)    notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a Fixed Rate Borrowing would be for a shorter period, such Interest Period shall not be available hereunder;
(v)    interest shall accrue at the applicable rate based upon Adjusted Term SOFR or Adjusted Term CORRA, as applicable, from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; and
(vi)    no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in any Fixed Rate Loan Notice or conversion or continuation notice.
For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning given that term in the UCC or the PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

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“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to the determination of the saleability, at retail or wholesale, as applicable, of the Eligible Inventory or which reflect such other factors as affect the realizable value of the Eligible Inventory.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Account Debtor” means an account debtor that, at the time of determination, as a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the L/C Issuer for use.
“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by, among or between the L/C Issuer (including a Canadian Underlying Issuer), the Administrative Agent and a Borrower (or any Subsidiary) or in favor of the Administrative Agent or L/C Issuer (including a Canadian Underlying Issuer) and relating to any such Letter of Credit.
“Joinder Agreement” means an agreement, substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.
“Joint Bookrunner” means each of Bank of America, N.A. and JPMorgan Chase Bank, N.A., in its capacity as joint bookrunner hereunder.
“Joint Lead Arranger” means each of Wells Fargo Bank, National Association, Bank of America, N.A., JPMorgan Chase Bank, N.A. and PNC Capital Markets, LLC, in its capacity as joint lead arranger hereunder.
“Judgment Currency” has the meaning specified in Section 10.27.
“KPI” has the meaning provided in Section 2.16.
“Laws” means each international, foreign, federal, state, provincial, territorial, municipal, and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or

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authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.
“L/C Issuer” means (a) Wells Fargo Bank in its capacity as issuer of U.S. Letters of Credit hereunder, or any successor issuer of U.S. Letters of Credit hereunder (which successor may only be a U.S. Revolving Lender selected by the Administrative Agent in its discretion), (b) Wells Fargo Canada, including, to the extent applicable, represented by or acting for, through or on behalf of a Canadian Underlying Issuer, in its capacity as issuer of Canadian Letters of Credit hereunder, or any successor issuer of Canadian Letters of Credit hereunder (which successor may only be a Canadian Revolving Lender selected by the Administrative Agent in its discretion), and (c) any other Revolving Lender selected by the Lead Borrower in its discretion with the consent of the Administrative Agent and such Revolving Lender. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the L/C Issuer and/or for such Affiliate or branch to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
“L/C Obligations” means U.S. L/C Obligations and/or Canadian L/C Obligations as the context requires.
“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower, the Administrative Agent. A Lender may designate a different Lending Office with respect to its Canadian Revolving Commitment and its U.S. Commitment.
“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder by the L/C Issuer. Without limiting the foregoing, all Existing Letters of Credit shall be deemed to have been issued hereunder and shall for all purposes be deemed to be “Letters of Credit” hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

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“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(l).
“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).
“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).
“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments. A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Aggregate Revolving Commitments.
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing” or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan” means a Canadian Loan and/or a U.S. Loan as the context requires.
“Loan Account” has the meaning assigned to such term in Section 2.11(a).
“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, all Borrowing Base Certificates, all Compliance Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Intercreditor Agreement, the Hong Kong Subordination Agreement, the Mithaq Subordination Agreement, the Seventh Amendment Post-Closing Letter, the Eighth Amendment Post-Closing Letter, the Side Letter, each Request for Credit Extension, each Confirmation Agreement, each Facility Guaranty, any Qualifying Intercreditor Agreement and any other instrument, document, certificate or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank

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Products provided by a Lender or any of its Affiliates or branches, each as amended and in effect from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Margin Stock” is as defined in Regulation U of the FRB as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agents or the Lenders under any Loan Document or a material adverse effect on (i) the Collateral, (ii) the validity, perfection or priority of any Lien granted by any Loan Party in favor of any Agent on any material portion of the Collateral, or (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
“Material Contract” means, with respect to any Person, each contract (including any Franchise Agreements and Intellectual Property licensing agreements) to which such Person is a party, the termination or breach of which would be reasonably likely to result in a Material Adverse Effect, but excluding the Term Documents.
“Material Indebtedness” means (a) the Term Obligations (it being understood that the Term Obligations shall be deemed to be “Material Indebtedness” until the Discharge of Term Obligations), (b) all Indebtedness under the Mithaq Subordinated Notes, and (c) any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $3,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.
“Material Intellectual Property” means Intellectual Property that is exclusively owned by a Loan Party and material to the conduct of business of the Loan Parties, taken as a whole (which, for the avoidance of doubt, does not include Immaterial Intellectual Property).
“Maturity Date” means the earliest of (a) December 16, 2030, (b) the “Maturity Date” under and as defined in the Term Credit Agreement and (c) ninety-one (91) days prior to the maturity date of (i) any other Material Indebtedness (as the same may be extended from time to time) in an aggregate principal amount exceeding $9,000,000 and (ii) any Indebtedness under the Mithaq Subordinated Notes.
“Maximum Rate” has the meaning provided therefor in Section 10.09.
“Measurement Period” means, at any date of determination, the most recently completed trailing twelve (12) Fiscal Months.
“Mithaq” means Mithaq Capital SPC, a Cayman segregated portfolio company.

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“Mithaq Commitment Letter” means that certain Commitment Letter, dated as of May 2, 2024, as amended by that certain Amendment No. 1 to Commitment Letter dated as of September 10, 2024 between Mithaq and the Lead Borrower, Amendment No. 2 to Commitment Letter dated as of September 4, 2025 between Mithaq and the Lead Borrower, and Amendment No. 3 to Commitment Letter dated as of December 16, 2025 between Mithaq and the Lead Borrower, and as may be further amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement.
“Mithaq Subordinated Notes” means, collectively, the First Mithaq Subordinated Note, the Second Mithaq Subordinated Note, the Mithaq Commitment Letter and any promissory notes or similar instruments entered into after December 16, 2025 pursuant to the Mithaq Commitment Letter.
“Mithaq Subordination Agreement” means that certain Second Amended and Restated Subordination Agreement, dated as of December 16, 2025, by and among Mithaq, the Administrative Agent, the Term Agent and the Loan Parties.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means the Mortgage on the Alabama Property by Services Company in favor of the Collateral Agent for the benefit of the Lenders party to this Agreement.
“Mortgage Policy” means a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy or marked-up title insurance commitments having the effect of a policy of title insurance in form and substance, with the endorsements reasonably required by the Administrative Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured (to the extent required by the Administrative Agent) by title insurers reasonably acceptable to the Administrative Agent, insuring the applicable Mortgage to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only (i) Term Loan Liens and (ii) Permitted Encumbrances having priority over the Lien of the Collateral Agent under applicable Law or otherwise reasonably acceptable to the Administrative Agent.
“Mortgaged Property” has the meaning set forth in the Mortgage.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means:
(a)with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral

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Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents and the Term Documents), (B) to the extent such cash proceeds are received from a Disposition of, or an Extraordinary Receipt received or paid to the account of, Term Priority Collateral, so long as the Discharge of Term Obligations has not occurred, the principal amount, premium or penalty, if any, interest and other Term Obligations, in each case, which are required to be repaid or cash collateralized with any such proceeds, and (C) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates); and
(b)with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
“New Headquarters Lease” means that certain Lease Agreement, dated as of March 11, 2009, by and between Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.), as the landlord, and Services Company, as the tenant, for the leased premises located at 500 Plaza Drive, Secaucus, New Jersey (as modified pursuant to the terms of the New Headquarters Lease Side Letter and New Headquarters Sixth Modification Agreement).
“New Headquarters Lease Guaranty” means that certain Guaranty, dated as of March 11, 2009, made by the Lead Borrower in favor of Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.) (as modified pursuant to the terms of the New Headquarters Lease Side Letter and the New Headquarters Sixth Modification Agreement), pursuant to which the Lead Borrower guarantees the payment and performance of all obligations of Services Company under the New Headquarters Lease, in the form attached hereto as Schedule 1.04.
“New Headquarters Lease Side Letter” means that certain letter agreement, dated as of March 11, 2009, by and among the Lead Borrower, Services Company and Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.), in the form attached hereto as Schedule 1.05.
“New Headquarters Sixth Modification Agreement” means that certain agreement, dated as of January 23, 2024, by and among Services Company and Hancock S-REIT SECA LLC.
“NOLV” means, with respect to Eligible Inventory, the appraised orderly liquidation value of such Inventory (expressed as a percentage of the Cost of such Inventory as set forth in the inventory stock ledger of the Lead Borrower or the Canadian Borrowers, as applicable), net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time, subject to the last sentence of Section 6.10(b), by the most recent reasonably acceptable appraisal undertaken by an independent appraiser engaged by the Administrative Agent.
“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

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“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including guarantee obligations, payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that the Obligations shall not include any Excluded Swap Obligations.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, or other body corporate, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Liabilities” means any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with any Lender or any of their respective Affiliates or branches, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans occurring on such date and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

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“Overadvance” means a Revolving Credit Extension to the extent that, immediately after its having been made:
(a)as regards the U.S. Borrowers, such Revolving Credit Extension results in the U.S. Total Revolving Outstandings exceeding the lesser of the Revolving Credit Ceiling or the U.S. Revolving Borrowing Base at such time;
(b)as regards the Canadian Borrowers, such Revolving Credit Extension results in the Canadian Total Revolving Outstandings exceeding the lesser of the Canadian Revolving Credit Ceiling or the Canadian Revolving Borrowing Base at such time; or
(c)as regards any Borrower, such Revolving Credit Extension results in the Total Revolving Outstandings exceeding the Revolving Loan Cap at such time.
“Participant” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 5.27.
“Payment Conditions” means, at the time of determination with respect to any transaction or payment to which the Payment Conditions applies, that:
(a)     no Default has occurred and is continuing or would arise as a result of such transaction or payment;
(b)     (1) Excess Availability for each of the forty-five (45) days immediately prior to such transaction or payment and on the day of such transaction or payment, after giving effect to such transaction or payment, calculated so as to assume that all lease payments, accounts payable, payments due under Indebtedness (other than the Obligations) and Taxes have been paid current, or are otherwise in accordance, in all material respects with ordinary course payment practices of the Borrowers, in each case, excluding good faith disputes, shall be equal to or greater than twenty percent (20.0%) of the Global Line Cap, and (2) the Consolidated Fixed Charge Coverage Ratio immediately preceding the date of such proposed transaction or payment, and determined on a pro forma basis after giving effect to the proposed transaction or payment, shall be equal to or greater than 1.00:1.00;
(c)     the Loan Parties, on a Consolidated basis, are, and will continue to be, Solvent after giving effect to such transaction or payment; and
(d)    at least five (5) days prior to the consummation of any transaction or payment which is subject to the Payment Conditions, the Lead Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer of the Lead Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying and providing evidence (on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent) that the criteria set forth in clauses (a), (b) and (c) above have been satisfied.
“Payment Recipient” has the meaning provided in Section 9.17.
“PBGC” means the Pension Benefit Guaranty Corporation.

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“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:
(a)    No Default has occurred and is continuing or, immediately following such Acquisition or after taking into account the pro forma financials, would result from the consummation of such Acquisition;
(b)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(c)    The Lead Borrower shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;
(d)    Either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;
(e)    After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;
(f)    If the assets acquired in such Acquisition are to be included in the Borrowing Base or the Term Borrowing Base, the Administrative Agent shall have received (i) the results of appraisals of the assets (or the assets of the Person) to be acquired in such Acquisition and of a commercial finance examination of the Person which is (or whose assets are) being acquired, and

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(ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;
(g)    Any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;
(h)    If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine, and the Collateral Agent shall have received a security interest and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Intellectual Property, FF&E and other property of the same nature as constitutes collateral under the Security Documents (subject only to (i) Permitted Encumbrances having priority by operation of law and (ii) Term Loan Liens);
(i)    The Person which is the subject of such Acquisition has not sponsored, maintained, contributed to or otherwise incurred liability under a Canadian Defined Benefit Plan; and
(j)    After giving effect to such Acquisition, the Payment Conditions shall be satisfied.
“Permitted Disposition” means any of the following:
(a)    Dispositions of Inventory in the ordinary course of business, including liquidations or other Dispositions of Inventory in connection with Store closings in the ordinary course of business; provided, that (A) such Store closings shall be in material compliance, as reasonably agreed by the Administrative Agent and the Lead Borrower, with the Business Plan most recently delivered to the Administrative Agent in accordance with Section 6.01(d) and (B) such Store closures and related Inventory Dispositions together with the Dispositions described in clause (b) of this definition, shall not exceed ten percent (10%) in any Fiscal Year of the Lead Borrower and its Subsidiaries, of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year; provided, however that no sale described in this clause (a) shall be made for any amount below Cost except with the prior written consent of the Administrative Agent;
(b)    bulk sales of the Inventory of a Loan Party at arm’s length but not in the ordinary course of business in connection with Store closings permitted under clause (a) above; provided that such Store closures and related bulk sales and other Inventory Dispositions, together with the Dispositions described in clause (a) of this definition, shall not exceed ten percent (10%) in any Fiscal Year of the Lead Borrower and its Subsidiaries, of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year;
(c)    (i) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, (ii) exclusive licenses (within a specific and defined field of use) of Intellectual Property within the United States or Canada in connection with wholesale arrangements (but not, for the avoidance of doubt, in connection with retail store or e-commerce operations), (iii) exclusive licenses (within a specific and defined field of use) of

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Intellectual Property in jurisdictions outside of the United States and Canada for the use of such Intellectual Property, in each case of clauses (i), (ii) and (iii), on an arms’ length basis in the ordinary course of business and on terms and conditions that do not restrict the Agents’ right to utilize and/or dispose of such Intellectual Property in connection with any realization on the Collateral in a manner consistent with the most recent appraisal obtained by the Administrative Agent in accordance with Section 6.10 hereof, (iv) licenses set forth on Schedule 5.17(b) hereto (as such schedule may be updated from time to time in accordance with the terms hereof), (v) Franchise Agreements set forth on Schedule 5.17(b) hereto (as such schedule may be updated from time to time in accordance with the terms hereof), and (vi) the Zeavion License;
(d)    licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agents, the Agents shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agents;
(e)    (i) Dispositions of Equipment in accordance with past practices, (ii) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and (iii) other Dispositions of Equipment having a fair market value not to exceed $500,000 in the aggregate in any Fiscal Year;
(f)    sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party; provided that such sales, transfers and Dispositions from any U.S. Loan Party to any Canadian Loan Party shall be made only in the ordinary course of business consistent with the past practices of the Loan Parties;
(g)    sales, transfers and Dispositions of or by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;
(h)    the abandonment, cancellation or lapse of or similar action or non-action that results in the failure to preserve, renew, maintain or register any Immaterial Intellectual Property of any Loan Party or any of its Subsidiaries;
(i)    Dispositions pursuant to the Hong Kong Recapitalization Transactions; and
(j)    Disposition of the CARES Act Tax Refund.
Notwithstanding anything to the contrary contained in this definition:
(A)    except as provided in clause (c)(i), (c)(iii), (c)(iv), (d) and (h) above, no Related Intellectual Property (other than Immaterial Intellectual Property) shall be the subject of any transfer, sale or disposition (in each case, pursuant to a Disposition, a Permitted Investment, a Permitted Encumbrance or otherwise) to any non-Loan Party unless (i) the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance substantially

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similar to the license granted to the Administrative Agent pursuant to Section 8.8 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent) and (ii) such transfer, sale or disposition is permitted under the Term Credit Agreement.
(B)    no other asset included in the determination of the Borrowing Base or Term Borrowing Base (other than Dispositions described in clause (a) above) shall be the subject of any transfer, sale or disposition (in each case, pursuant to a Disposition, a Permitted Investment, a Permitted Encumbrance or otherwise) to any non-Loan Party in compliance with this definition above unless (x) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing and, at least three (3) Business Days prior to the consummation of such Disposition, the Lead Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Disposition from the calculations thereunder, and (y) to the extent an Overadvance would result from such exclusion, then, without limiting the Loan Parties’ obligations under Section 2.05(f), upon the consummation of such Disposition, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount sufficient to eliminate such Overadvance.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
(c)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or by applicable Law relating to Canadian Pension Plans;
(d)    Liens or deposits to secure the performance of bids, trade contracts and leases (other than obligations for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    Liens in respect of judgments that would not constitute an Event of Default hereunder;
(f)    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

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(g)    Liens existing on the Eighth Amendment Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;
(h)    Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (d) of the definition of Permitted Indebtedness so long as (i) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (ii) such Liens shall not extend to any other property or assets of the Loan Parties;
(i)    Liens in favor of the Collateral Agent;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default;
(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Seventh Amendment Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
(m)    Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases;
(n)    Liens granted in the ordinary course of business solely on the unearned portion of insurance premiums, which Liens secure the financing of insurance premiums to the extent such financing is permitted under clause (k) of the definition of Permitted Indebtedness;
(o)    Liens referred to in Schedule B of the Mortgage Policy insuring the Mortgage;
(p)    Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(q)    the Term Loan Liens;
(r)    Liens not otherwise permitted by the other clauses of the definition of “Permitted Encumbrances” securing Qualifying Secured Indebtedness or other obligations or other liabilities of any Loan Party or any Subsidiary thereof; provided, however, that (i) except to the extent

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constituting Qualifying Secured Indebtedness, the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000, and (ii) no such Liens shall encumber, without the prior written consent of the Administrative Agent and the Required Lenders, any Material Intellectual Property; and provided further, that any such Liens encumbering Collateral shall be junior to the Liens on the Collateral securing the Obligations and be subject to a subordination agreement (or other documentation, including a Qualifying Intercreditor Agreement) between the Administrative Agent and the holder of such Lien in form and substance reasonably satisfactory to the Administrative Agent; and
(s)    (i) the Zeavion License and (ii) licenses of Intellectual Property permitted under clause (c) of the definition of “Permitted Disposition”.
Notwithstanding anything to the contrary, except as provided in any one or more of clauses (i), (q) and (r) above, the term “Permitted Encumbrances” shall not include any Lien securing obligations for borrowed money.
“Permitted Holders” means the Persons set forth on Schedule 1.02 annexed hereto.
“Permitted Indebtedness” means:
(a)Indebtedness outstanding on the Eighth Amendment Effective Date and listed on Schedule 7.03 and any Permitted Refinancing Indebtedness in respect thereof;
(b)(i) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness shall (A) be evidenced by such documentation as the Administrative Agent may reasonably require, (B) constitute “Collateral” under this Agreement and the Security Documents, (C) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent, and (D) be otherwise permitted pursuant to Section 7.03, (ii) Indebtedness of any Loan Party to any Subsidiary or Affiliate of a Loan Party that is not a Loan Party incurred in the ordinary course of business; provided that such Indebtedness shall (A) be evidenced by such documentation as the Administrative Agent may reasonably require, (B) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent, and (C) be otherwise permitted pursuant to Section 7.03, and (iii) Indebtedness of a Subsidiary or Affiliate of a Loan Party that is not a Loan Party to another Subsidiary or Affiliate of a Loan Party that is not a Loan Party;
(c)(i) transfers permitted by Section 7.18 and (ii) intercompany Indebtedness incurred in the ordinary course of business between the Loan Parties located within the United States or Canada, on the one hand, and their Affiliates in Puerto Rico and Asia, on the other hand, to the extent otherwise permitted pursuant to clause (h) of the definition of Permitted Investments;
(d)without duplication of Indebtedness described in clause (f) of this definition, so long as the Payment Conditions are satisfied, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that, if requested by the Collateral Agent and such Indebtedness is secured by a Lien on any such assets, the Loan Parties shall cause the holders of any such Indebtedness incurred after the Restatement Date to enter into a Collateral Access Agreement;

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(e)any liability or obligation of any Borrower to any other Borrower or to any Affiliate of any Borrower, and any liability or obligation of any Affiliate of any Borrower to any Borrower or to any other Affiliate of any Borrower, to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost-sharing agreement or arrangement, provided that no Default shall have occurred and be continuing or would arise therefrom;
(f)Subordinated Indebtedness (including, without limitation, Indebtedness under the (i) Mithaq Subordinated Notes and any Permitted Refinancing Indebtedness thereof and (ii) Hong Kong Subordinated Notes) so long as such Indebtedness is at all times subject to the subordination agreement applicable thereto;
(g)[reserved];
(h)the Obligations;
(i)Indebtedness of the Loan Parties incurred under the Term Documents (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount not to exceed the Maximum Term Loan Facility Amount (as defined in the Intercreditor Agreement);
(j)[reserved];
(k)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries in the ordinary course of the Loan Parties’ business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(l)the New Headquarters Lease Guaranty;
(m)Qualifying Secured Indebtedness; provided that as of the incurrence thereof and after giving effect thereto, (i) no Event of Default has occurred and is continuing and (ii) on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recent Measurement Period is greater than or equal to 1.10:1.00;
(n)other Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not exceeding $9,000,000 at any time outstanding; provided that such Indebtedness may only be incurred so long as of the incurrence thereof and after giving pro forma effect thereto, no Event of Default has occurred and is continuing and so long as the terms applicable therefore do not require the Loan Parties and their Subsidiaries, as applicable, to make principal and interest payments thereunder in an amount exceeding $1,000,000 in the aggregate per annum;
(o)Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party); and
(p)other unsecured Indebtedness so long as the Payment Conditions are satisfied.
“Permitted Investments” means:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof having

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maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States or Canadian government is pledged in support thereof;
(b)    commercial paper issued by any Person organized under the laws of any state of the United States or under the laws of Canada or any province thereof and, in each case, (i) rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (ii) with maturities of not more than 180 days from the date of acquisition thereof;
(c)    time deposits with, or insured certificates of deposit, guaranteed investment certificates or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) is organized under the federal laws of Canada, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
(e)    Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, or similar applicable Law in Canada which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;
(f)    Investments existing on the Eighth Amendment Effective Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;
(g)    (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Eighth Amendment Effective Date, (ii) additional Investments by any Loan Party and its Subsidiaries in any other Loan Party; provided that such Investments made by any U.S. Loan Party in any Canadian Loan Party shall be made only in the ordinary course of business consistent with the past practices of the Loan Parties, and (iii) additional Investments by any Loan Party in Subsidiaries that are not Loan Parties so long as the Payment Conditions are satisfied;
(h)    so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Lead Borrower may make loans and advances to its Subsidiaries so long as

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the aggregate outstanding amount of such Investments made in reliance on this clause (h) does not exceed $5,000,000;
(i)    intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c)(i) and (e) of the definition of Permitted Indebtedness;
(j)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(k)    Guarantees constituting Permitted Indebtedness;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(m)    so long as no Event of Default shall have occurred and be continuing, or would result therefrom, (i) loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous business purposes, and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(n)    other Investments pursuant to the TCP Investment Policy to the extent consistent with Permitted Investments described in clauses (a) through (e) above;
(o)    other Investments not otherwise specifically described herein, up to an aggregate amount not to exceed, in any Fiscal Year, the sum of (i) $2,500,000, plus (ii) an amount equal to the excess of $2,500,000 over the amounts actually invested in the immediately preceding Fiscal Year; provided that the amount described in this clause (ii) shall not exceed $1,000,000 (it being understood that any Investments made in reliance on this clause (o) shall be deemed to have been made first pursuant to the foregoing clause (ii), and no amounts permitted to be carried forward from a prior Fiscal Year may be so carried forward for more than one Fiscal Year);
(p)    Investments constituting Permitted Acquisitions;
(q)    Investments pursuant to the Hong Kong Recapitalization Transactions; and
(r)    other Investments not otherwise specifically described herein so long as the Payment Conditions are satisfied;
provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) shall be permitted unless such Investments are pledged to the Collateral Agent as additional Collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.
Notwithstanding anything to the contrary contained in this definition, (A) no Related Intellectual Property (other than Immaterial Intellectual Property) shall be the subject of any Investment in any non-

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Loan Party, and (B) no other asset included in the determination of the Borrowing Base or the Term Borrowing Base shall be the subject of any Investment to any non-Loan Party (y) unless, in the case of the preceding clause (A), the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance substantially similar to the license granted to the Administrative Agent pursuant to Section 8.8 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent) and (ii) such transfer, sale or disposition is permitted under the Term Credit Agreement, (y) before and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and, at least three (3) Business Days prior to the consummation of such Investment, the Lead Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Investment from the calculations thereunder and (z) to the extent an Overadvance would result from such exclusion, then, without limiting the Loan Parties’ obligations under Section 2.05(f), upon the consummation of such Investment, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount sufficient to eliminate such Overadvance.
“Permitted Overadvance” means an Overadvance made by the Administrative Agent (including through Wells Fargo Canada as regards the Canadian Loan Parties), in its discretion, which:
(a)    Is made (i) to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or (ii) to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or (iii) to pay any other amount chargeable to any Loan Party hereunder; and
(b)    Together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of (A) the Revolving Credit Ceiling as regards U.S. Loan Parties and (B) the Canadian Revolving Credit Ceiling as regards Canadian Loan Parties at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;
provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Revolving Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Aggregate Revolving Commitments pursuant to Section 2.06 or Section 8.02 hereof).
“Permitted Refinancing Indebtedness” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding,

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renewal or extension; provided, that, in the case of Permitted Refinancing Indebtedness incurred in respect of the Term Obligations, the aggregate principal amount thereof shall not exceed the amount permitted to be incurred pursuant to clause (i) of the definition of Permitted Indebtedness, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, (iii) the terms relating to principal amount, amortization, maturity, and collateral (if any), of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, (iv) no Permitted Refinancing Indebtedness shall have direct or indirect obligors who were not also obligors of the Indebtedness being refinanced, refunded, renewed or extended, or greater guarantees or security, than the Indebtedness being refinanced, refunded, renewed or extended, (v) if the Indebtedness being refinanced, refunded, renewed or extended is Subordinated Indebtedness, such refinancing, refunding, renewal or extension (A) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being refinanced, refunded, renewed or extended, and (B) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Lead Borrower) and (vi) in the case of Permitted Refinancing Indebtedness incurred in respect of the Term Credit Agreement, if such Permitted Refinancing Indebtedness is secured, such Permitted Refinancing Indebtedness and the Liens securing such Permitted Refinancing Indebtedness shall be permitted by, and subject to the terms of, the Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.
“Platform” has the meaning specified in Section 6.02.
“Portal” has the meaning specified in Section 2.02.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations and minister’s orders made pursuant thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec and the regulations thereunder) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preliminary Business Plan” has the meaning specified in Section 6.01(e).

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“Prepayment Event” means:
(a)    any sale, transfer or other Disposition (excluding any Disposition permitted pursuant to clauses (a) (other than in connection with any Store closings), (c), (d), (e)(ii), (f) and (g) of the definition of Permitted Dispositions) of any property or asset of a Loan Party constituting ABL Priority Collateral (including, for the avoidance of doubt, the CARES Act Tax Refund) (or, after the Discharge of Term Obligations, any Collateral); provided that Dispositions for which any Loan Party or any of its Subsidiaries receives Net Proceeds in an amount not to exceed $5,000,000 in the aggregate for all such Dispositions other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any property or asset of a Loan Party constituting ABL Priority Collateral (or, after the Discharge of Term Obligations, any Collateral), except to the extent (i) any portion of the proceeds therefrom is required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent (in which event, solely such portion shall be excluded pursuant to this clause (i)), or (ii) other than during the continuance of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 365 days of the occurrence of the damage to or loss of the assets being repaired or replaced; provided that casualty or other insured damages to, or takings under power of eminent domain or by condemnation, expropriation or similar proceeding of, any property or asset of a Loan Party for which any Loan Party receives Net Proceeds in an amount not to exceed $5,000,000 in the aggregate for all such events described in this clause (b) other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event;
(c)    the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan); provided that, other than during the continuance of a Cash Dominion Event, in the event that any Loan Party receives Net Proceeds in connection with any such issuance, the Borrowers may, upon written notice to the Administrative Agent, retain up to 20% of the Net Proceeds so received during such period to utilize for general corporate purposes of the Loan Parties (such retained proceeds, the “Retained Equity Net Proceeds”) and in such case, the portion of such Net Proceeds so received by the Loan Parties which solely constitute Retained Equity Net Proceeds, other than during the continuance of a Cash Dominion Event, shall not be deemed a Prepayment Event;
(d)    the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or
(e)    the receipt by any Loan Party of any Extraordinary Receipts constituting ABL Priority Collateral (or, after the Discharge of Term Obligations, any Collateral); provided that the receipt of Extraordinary Receipts in an amount not to exceed $5,000,000 in the aggregate for all such Extraordinary Receipts other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event.
“Provider” has the meaning specified in Section 9.16.

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“PTO” means the United States Patent and Trademark Office.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.28.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders providing that the Liens on the Collateral securing the Obligations rank senior in priority to the Liens on the Collateral securing Qualifying Secured Indebtedness, which is intended to be secured by Liens ranking junior to the Liens on the Collateral securing the Obligations, which agreement shall be duly executed by the Administrative Agent and the holder(s) (or an agent on behalf of such holder(s)) of such Qualifying Secured Indebtedness and acknowledged by the applicable Loan Parties.
“Qualifying Secured Indebtedness” means (a) any Indebtedness of any Loan Party (i) secured by a Lien on the Collateral which is junior and subordinate to the Lien of the Collateral Agent on the Collateral, (ii) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is six months after the Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control shall not violate the foregoing restriction), and (iii) which is subject to the terms of a Qualifying Intercreditor Agreement, and (b) any Permitted Refinancing Indebtedness with respect to the Indebtedness described in the foregoing clause (a).
“Quebec Deeds of Hypothec” means that certain (a) deed of hypothec, dated as of September 30, 2020, between Children’s Place Canada and the Collateral Agent (in its capacity as hypothecary representative for the Credit Parties) and (b) deed of hypothec, dated as of September 30, 2020, between TCP Investment Canada II Corp. and the Collateral Agent (in its capacity as hypothecary representative for the Credit Parties).
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Receivables Reserves” means such Reserves as may be established from time to time by the Administrative Agent in its reasonable discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, on account of dilution.
“Register” has the meaning specified in Section 10.06(c).

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“Related Intellectual Property” means Intellectual Property of any Loan Party that the Administrative Agent determines in its reasonable discretion is necessary to permit any Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral or the disposition of which would otherwise adversely affect the NOLV of the Inventory of the Loan Parties.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, consultants and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to SOFR, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to CORRA, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reports” has the meaning provided in Section 9.11(a).
“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, an electronic notice via the Portal or Fixed Rate Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Revolving Lenders holding 50.1% or more of the Aggregate Revolving Commitments, or, if the Aggregate Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate 50.1% or more of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that (i) the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) at any time there are two (2) or more Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two (2) Revolving Lenders (who are not Affiliates of one another).
“Required Supermajority Lenders” means, as of any date of determination, Lenders holding 66.6% or more of the sum of the Aggregate Revolving Commitments, or, if the Aggregate Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate 66.6% or more of the Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that (i) the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders, and (ii) at any time there are two (2) or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Supermajority Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).

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“Reserves” means all Inventory Reserves, Availability Reserves, Receivables Reserves and Realty Reserves.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party or any of the other individuals designated in writing (which writing may be an authorizing resolution duly entered into in connection herewith) to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including, with respect to the Portal, any person authorized and authenticated through the Portal in accordance with the Administrative Agent’s procedures for such authentication. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restatement Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
“Retained Equity Net Proceeds” shall have the meaning provided in the definition of “Prepayment Event”.
“Revolving Commitment” means a Canadian Revolving Commitment and/or a U.S. Revolving Commitment, as the context requires.
“Revolving Commitment Increases” shall have the meaning provided in Section 2.15(a).
“Revolving Credit Ceiling” means $350,000,000, as such amount may be modified in accordance with the terms of this Agreement.
“Revolving Credit Extensions” mean each of the following: (a) a Committed Borrowing, (b) a Swing Line Borrowing, and (c) an L/C Credit Extension.
“Revolving Lender” means each U.S. Revolving Lender and each Canadian Revolving Lender.
“Revolving Loan” means a U.S. Revolving Loan and/or a Canadian Revolving Loan, as the context requires.

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“Revolving Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments and (b) the Aggregate Revolving Borrowing Base.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC or the Government of Canada.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority (including the Government of Canada), (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the Government of Canada, (c) the United Nations Security Council, (d) the European Union or any European Union member state, (e) His Majesty’s Treasury of the United Kingdom, or (f) any other Governmental Authority with jurisdiction over any Credit Party or any Loan Party or any of their respective Subsidiaries or Affiliates.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date by and among (a) the Borrowers, (b) the Guarantors, (c) the Lenders party thereto, and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Second Amendment Effective Date” means October 5, 2020.
“Second Mithaq Subordinated Note” means that certain Unsecured Promissory Note, dated as of April 16, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement) by and among the Loan Parties party thereto and Mithaq.

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“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Second Amendment Effective Date among the Loan Parties and the Collateral Agent.
“Security Documents” means the Security Agreement, the Mortgage, the Intellectual Property Security Agreements, the Blocked Account Agreements, the Credit Card Notifications, the Canadian Security Agreement, the Quebec Deeds of Hypothec, the Hong Kong Share Pledge and each other security agreement, deed of hypothec or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Services Company” means The Children’s Place Services Company, LLC, a Delaware limited liability company.
“Settlement Date” has the meaning provided in Section 2.14(a).
“Seventh Amendment” means that certain Seventh Amendment to Amended and Restated Credit Agreement, dated as of the Seventh Amendment Effective Date, by and among, among others, (a) the Borrowers, (b) the Guarantors, (c) the Lenders and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Seventh Amendment Effective Date” has the meaning given to such term in the Seventh Amendment.
“Seventh Amendment Post-Closing Letter” means that certain letter agreement, dated as of the Seventh Amendment Effective Date, among the Loan Parties and the Administrative Agent.
“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
“Side Letter” means that certain Side Letter, dated as of December 16, 2025, among the Administrative Agent, the Term Agent and the Borrowers.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Committed Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (a)(ii) of the definition of “Base Rate”).
“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability

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of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) as to any Canadian Loan Party, such Canadian Loan Party is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Specified Account Debtors” means the account debtors set forth on Schedule 1.06.
“Spot Rate” has the meaning given to such term in Section 1.07 hereof.
“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.
“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
“Stock Repurchase Transaction” has the meaning provided in Section 7.06(c) hereof.
“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
“Subordinated Indebtedness” means Indebtedness (including, without limitation, Indebtedness arising under the (i) Mithaq Subordinated Notes and (ii) Hong Kong Subordinated Notes) which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares or Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Supported QFC” has the meaning specified in Section 10.28.
“Sustainability Structuring Agent” means Wells Fargo Bank, National Association, in its capacity as Sustainability Structuring Agent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line” means the U.S. Swing Line and/or the Canadian Swing Line as the context requires.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means the U.S. Swing Line Lender and/or the Canadian Swing Line Lender as the context requires.

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“Swing Line Loan” means a U.S. Swing Line Loan and/or a Canadian Swing Line Loan as the context requires.
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Sublimit” means the U.S. Swing Line Sublimit and/or the Canadian Swing Line Sublimit as the context requires.
“Syndication Agent” means Truist Bank, in its capacity as syndication agent hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority in connection with any and all payments to be made by or on account of any obligation of the Borrowers hereunder or under any other Loan Document, including any interest, additions to tax or penalties applicable thereto.
“TCP Board Letter Agreement” means that certain letter agreement, dated as of February 29, 2024, between the Lead Borrower and Mithaq.
“TCP Brands” means TCP Brands, LLC, a Delaware limited liability company.
“TCP Canada Inc.” means TCP Canada Inc., a Nova Scotia company.
“TCP IH II, LLC” means TCP IH II, LLC, a Delaware limited liability company, the sole member of which is The Children’s Place Canada Holdings, Inc.
“TCP International” means The Children’s Place International, LLC, a Virginia limited liability company.
“TCP Investment Canada I Corp.” means TCP Investment Canada I Corp., a Nova Scotia unlimited liability company, and the sole limited partner of Children’s Place Canada.
“TCP Investment Canada II Corp.” means TCP Investment Canada II Corp., a Nova Scotia unlimited liability company, the general partner of Children’s Place Canada.
“TCP Investment Policy” means the investment policy of the Lead Borrower as reviewed and approved annually by the audit committee of the Lead Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“TCP Worldwide” means TCP Worldwide Holdings Limited, a Hong Kong limited liability company.
“Term Agent” means (a) Crystal Financial LLC d/b/a SLR Credit Solutions, its capacity as agent for the lenders under the Term Credit Agreement, (b) any successor to Crystal Financial LLC d/b/a SLR Credit Solutions, by assignment or otherwise, and (c) any other party that may become agent or trustee under the Term Credit Agreement or Permitted Refinancing Indebtedness in respect thereof, in each case of the foregoing clauses (a) through (c) to the extent a party to the Intercreditor Agreement.

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“Term Aggregate Borrowing Base” means the “Aggregate Borrowing Base” as such term is defined in the Term Credit Agreement.
“Term Borrowing Base” means the “Borrowing Base” as such term is defined in the Term Credit Agreement.
“Term Commitments” means the “Commitments” as such term is defined in the Term Credit Agreement.
“Term CORRA” means,
(a)    for any calculation with respect to a CORRA Loan, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day the day that is two (2) Business Days prior to the first day of such Interest Period (the “Term CORRA Determination Date”), as such rate is published by the Term CORRA Administrator; provided, however, that if as of 3:00 p.m. Toronto time on any Term CORRA Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Term CORRA Determination Date, and
(b)    for any calculation with respect to a Canadian Base Rate Loan on any day, the Term CORRA Reference Rate for a tenor of one month on the applicable Term CORRA Determination Date, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 3:00 p.m. Toronto time on any Term CORRA Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Benchmark Rate Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Benchmark Rate Business Day is not more than three (3) Benchmark Rate Business Days prior to such Term CORRA Determination Date.
“Term CORRA Adjustment” means, with respect to Term CORRA, for an Interest Period of a duration of (a) one-month a percentage equal to 0.29547% per annum (29.547 basis points), and (b) a percentage equal to three-months, 0.32138 % per annum (32.138 basis points).
“Term CORRA Administrator” means any one of CanDeal Benchmark Administration Services Inc., TSX Inc. (or a successor administrator of the Term CORRA Reference Rate selected by Agent in its reasonable discretion).
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Credit Agreement” means that certain Term Loan Credit Agreement, dated as of December 16, 2025, among, among others, the Loan Parties, the lenders party thereto, and the Term Agent, as amended, amended and restated, supplemented, extended or otherwise modified from time to

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time in accordance with the provisions hereof and of the Intercreditor Agreement, and any replacement credit agreement entered into pursuant to any Permitted Refinancing Indebtedness (subject to the terms of the Intercreditor Agreement) in respect thereof.
“Term Documents” means the “Loan Documents” as such term is defined in the Term Credit Agreement.
“Term Loan” means the “Term Loan” as such term is defined in the Term Credit Agreement.
“Term Loan Liens” means the Liens granted to the Term Agent pursuant to the Term Documents to secure the Term Obligations permitted under clause (q) of the definition of “Permitted Indebtedness”, which Liens shall at all times be subject to the terms and conditions (including the Lien priorities) set forth in the Intercreditor Agreement.
“Term Loan Priority Accounts” means “Term Loan Priority Accounts” as such term is defined in the Intercreditor Agreement.
“Term Loan Pushdown Reserve” means the amount, as of any date of determination, equal to the difference, if a positive number, between (a) the Term Total Outstandings and (b) the Term Aggregate Borrowing Base.
“Term Obligations” means the “Obligations” as such term is defined in the Term Credit Agreement.
“Term Priority Collateral” means “Term Priority Collateral” as such term is defined in the Intercreditor Agreement.
“Term SOFR” means,
(a)     for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)     for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement

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Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means 0% per annum.
“Term Total Outstandings” means the “Total Outstandings” as such term is defined in the Term Credit Agreement.
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Aggregate Revolving Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Aggregate Revolving Commitments in accordance with the provisions of Section 2.06(a) hereof.
“The Children’s Place Canada Holdings, Inc.” means The Children’s Place Canada Holdings, Inc., a Delaware corporation, and a wholly owned Subsidiary of the Lead Borrower.
“Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement dated as of the Third Amendment Effective Date by and among (a) the Borrowers, (b) the Guarantors, (c) the Lenders party thereto, and (d) Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, and Swing Line Lender.
“Third Amendment Effective Date” means April 23, 2021.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.
“Trading with the Enemy Act” has the meaning set forth in Section 10.22.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Canadian Base Rate Loan, a SOFR Loan or a CORRA Loan.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

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“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by the L/C Issuer for use.
“UFCA” has the meaning specified in Section 10.20(d).
“UFTA” has the meaning specified in Section 10.20(d).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the NOLV or similar value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.
“United States” and “U.S.” mean the United States of America.
“USCO” means the United States Copyright Office.
“U.S. Borrowers” means, collectively, the Lead Borrower, Services Company, TCP Brands, TCP International and each other Domestic Subsidiary who shall from time to time enter into a Joinder Agreement as a U.S. Borrower.
“U.S. Commitment” means, as to each U.S. Lender, its U.S. Revolving Commitment.
“U.S. Committed Borrowing” means a borrowing consisting of simultaneous U.S. Committed Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the U.S. Revolving Lenders pursuant to Section 2.01.
“U.S. Committed Loan” has the meaning specified in Section 2.01(a).

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“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.02(b), such day is also a Business Day.
“U.S. L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to U.S. Letters of Credit which remain unreimbursed or which have not been paid through a U.S. Loan. For purposes of computing the amounts available to be drawn under any U.S. Letter of Credit, the amount of such U.S. Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such U.S. Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“U.S. Lender” means each U.S. Revolving Lender.
“U.S. Letter of Credit” means a Letter of Credit issued on behalf of any U.S. Loan Party or any of its Domestic Subsidiaries.
“U.S. Loan” means a U.S. Revolving Loan.
“U.S. Loan Party” means U.S. Borrowers and any other Loan Party that is a Domestic Subsidiary.
“U.S. Revolving Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of the U.S. Borrowers’ Eligible Credit Card Receivables multiplied by ninety percent (90%);
plus
(b)    the face amount of the U.S. Borrowers’ Eligible Trade Receivables (net of Receivables Reserves applicable thereto) multiplied by ninety percent (90%);
plus
(c)    the Cost of the U.S. Borrowers’ Eligible Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of such Eligible Inventory;
plus
(d)    the Cost of the U.S. Borrowers’ Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (d) exceed 25% of the Revolving Loan Cap (calculated without giving effect to clause (b) of the definition of the Aggregate Revolving Borrowing Base) then in effect;
plus

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(e)    [reserved];
plus
(f)    [reserved];
plus
(g)    the Cost of the U.S. Borrowers’ Eligible Warehoused Inventory, net of Inventory Reserves, multiplied by ninety percent (90%) of the NOLV of such Eligible Warehoused Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (g) exceed the lesser of (i) ten percent (10%) of the Revolving Loan Cap (calculated without giving effect to clause (b) of the definition of the Aggregate Revolving Borrowing Base) then in effect at such time, or (ii) $40,000,000;
minus
(h)    the then amount of all Availability Reserves.
“U.S. Revolving Commitment” means, as to each U.S. Revolving Lender, its obligation to (a) make U.S. Committed Loans to the U.S. Borrowers pursuant to Section 2.01, (b) purchase participations in U.S. L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such U.S. Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.
“U.S. Revolving Lender” means each Lender having a U.S. Revolving Commitment, and shall include the U.S. Swing Line Lender, and shall also include any other Person made a party to this Agreement as a U.S. Revolving Lender pursuant to the provisions of Section 10.01 of this Agreement; and “U.S. Revolving Lenders” means each of the Revolving Lenders with a U.S. Revolving Commitment or any one or more of them.
“U.S. Revolving Loan” means an extension of credit by a U.S. Revolving Lender to the U.S. Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.
“U.S. Swing Line” means the revolving credit facility made available by the U.S. Swing Line Lender pursuant to Section 2.04.
“U.S. Swing Line Lender” means Wells Fargo Bank, in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.28.
“U.S. Swing Line Loan” has the meaning specified in Section 2.04(a).
“U.S. Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 or (b) the U.S. Revolving Commitments. The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Revolving Commitments.

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“U.S. Total Revolving Outstandings” means the aggregate Outstanding Amount of all U.S. Revolving Loans and all U.S. L/C Obligations.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Weekly BBC Reporting Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability of at least the greater of (i) seventeen and one-half percent (17.5%) of the Global Line Cap at any time and (ii) $65,000,000. For purposes of this Agreement, the occurrence of a Weekly BBC Reporting Event shall be deemed continuing at the Administrative Agent’s option (x) so long as such Event of Default has not been waived by the Required Lenders, and/or (y) if the Weekly BBC Reporting Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (i) seventeen and one-half percent (17.5%) of the Global Line Cap at any time and (ii) $65,000,000, in either case, for a period of sixty (60) consecutive days, in which case a Weekly BBC Reporting Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly BBC Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly BBC Reporting Event in the event that the conditions set forth in this definition again arise.
“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association.
“Wells Fargo Canada” means Wells Fargo Capital Finance Corporation Canada.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Zeavion License” means, collectively, (a) that certain License and Assignment Agreement, dated as of July 15, 2016, by and among The Gymboree Corporation, Gym-Mark Inc. and Zeavion Holding PTE. LTD., and (b) the related License Agreement, dated as of November 15, 2022, by and among Gym-Mark, Inc. and TCP Brands, on the one hand, and Zeavion Holding PTE, LTD, on the other hand, each as amended, supplemented or modified from time to time.
Notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the Term Credit Agreement or any other Term Document shall refer to the definition of such term as in effect on the Eighth Amendment Effective Date (including with respect to any component definitions (or any sub-component definitions)), except with respect to any amendment or other modification thereto (or to any component definitions (or any sub-component definitions))

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permitted under this Agreement and the Intercreditor Agreement or otherwise consented to by the Administrative Agent and, to the extent required under Section 10.01 hereof, the applicable Lenders.
7.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) information disclosed in a particular Exhibit, Annex or Schedule to this Agreement or to any other Loan Document shall be deemed to be disclosed and incorporated under any other Exhibit, Annex or Schedule to this Agreement or to such other Loan Document where such disclosure would otherwise be appropriate, but only to the extent that it is reasonably apparent from the express language of such disclosure that it applies to the other Exhibit, Annex or Schedule.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the indefeasible repayment in Dollars or, as applicable in accordance with this Agreement, Canadian Dollars, in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and any other contingent Obligation, including indemnification obligations, providing Cash Collateralization) or other collateral as may be requested by any Agent of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (A) unasserted contingent indemnification Obligations, (B) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or other collateral as may be requested by any Agent, and (C) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid, and (ii) the termination of (A) the Aggregate Revolving

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Commitments, (B) the obligation of the L/C Issuer to issue Letters of Credit hereunder, and (C) the Loan Documents.
(e)For purposes of any Collateral located in the Province of Quebec or charged by any hypothec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall include “movable property”, (ii) “real property” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall include a reference to “opposable” or “set up” Liens as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall include solidary and “jointly and severally” shall include “solidarily”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim” or rank, as applicable, (xvii) “survey” shall include “certificate of location and plan”, (xviii) “fee simple title” or “fee owned” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (xix) “ground lease” shall include an “emphyteusis” or a “lease with a right of superficies”, as applicable, (xx) “account” and “accounts receivable” shall include “claims”, (xxi) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively, (xxii) “foreclosure” shall include “the exercise of a hypothecary right of taking in payment”, (xxiii) “leasehold interest” shall include “rights resulting from a lease”, and (xxiv) “lease” shall include a “leasing contract (crédit-bail)”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
7.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation

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between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
7.04Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

7.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

7.06Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that, except as otherwise provided in Section 2.03(l), with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

7.07Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II or as otherwise expressly provided herein or in any of the other Loan Documents) to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” means, for a currency, on any relevant date of determination, the rate determined by the Administrative Agent or the L/C Issuer, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office on the date of such determination (it being understood that such determination is typically made at approximately 1:30 p.m. London time, but the determination time may be adjusted from time to time, based on current system configurations); provided that the Administrative Agent or the L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, unless the context of this Agreement or any other Loan Document clearly requires otherwise, such amounts shall be deemed to refer to Dollars and any requisite currency translation shall be based on the Spot Rate and the permissibility of actions already taken shall not be affected by subsequent fluctuations in the Spot Rate. All certificates, reports and notices delivered under this Agreement shall express any amounts, calculations or determinations in Dollars. Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is to be denominated in Canadian Dollars, such amount shall be the same dollar figure but denominated in Canadian Dollars. Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable to the Agents, Lenders or other Credit Parties under this Agreement and the other Loan Documents shall be payable (except as otherwise specifically provided herein) in the currency in which such Obligations are denominated.

7.08Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws):

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(a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
7.09Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, CORRA, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

7.10[Reserved].

7.11Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Loan Party makes any Permitted Acquisition or Permitted Disposition during any Measurement Period of the Lead Borrower, Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio, as applicable, for any such Measurement Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or Permitted Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, or in such other manner mutually and reasonably agreed upon by the Lead Borrower and the Administrative Agent), as if such Permitted Acquisition or Permitted Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such Measurement Period.

7.12Classification. For purposes of determining compliance at any time with Sections 7.01, 7.02 and 7.03, in the event that any Lien, Investment or Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 7.01, 7.02 and 7.03, the Lead Borrower, in its reasonable discretion, may classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section. It is understood and agreed that any Lien, Investment or Indebtedness need not be permitted solely by reference to one category of Permitted Encumbrance, Permitted Investment or Permitted Indebtedness, respectively, and may instead be permitted in part under any combination thereof, but the Lead Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one (1) such category (or combination thereof). Notwithstanding the foregoing to the contrary, (a) all Liens securing the

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Obligations shall be deemed to have been incurred in reliance on clause (i) of the definition of “Permitted Encumbrances” and may not be reclassified or divided as set forth above, and (b) all Indebtedness under the Loan Documents shall be deemed to have been incurred in reliance on clause (h) of the definition of “Permitted Indebtedness” and may not be reclassified or divided as set forth above.

ARTICLE VIII.
THE COMMITMENTS AND CREDIT EXTENSIONS
8.01Committed Loans; Reserves.
(a)Subject to the terms and conditions set forth herein, each U.S. Revolving Lender severally agrees to make loans in Dollars (each such loan, a “U.S. Committed Loan”) to the U.S. Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such US. Revolving Lender’s U.S. Revolving Commitment, or (y) such U.S. Revolving Lender’s Applicable Percentage of the U.S. Revolving Borrowing Base; subject in each case to the following limitations:
(i)after giving effect to any U.S. Committed Borrowing, the U.S. Total Revolving Outstandings shall not exceed the lesser of (A) the U.S. Revolving Commitments, or (B) the U.S. Revolving Borrowing Base;
(ii)after giving effect to any U.S. Committed Borrowing, the aggregate Outstanding Amount of the U.S. Committed Loans of any U.S. Revolving Lender, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such U.S. Revolving Lender’s U.S. Revolving Commitment;
(iii)the Outstanding Amount of all U.S. L/C Obligations shall not at any time exceed the Letter of Credit Sublimit;
(iv)the Outstanding Amount of all Revolving Credit Extensions shall not at any time exceed the Revolving Loan Cap; and
(v)after giving effect to all Revolving Credit Extensions to the U.S. Borrowers, no Overadvance shall exist.
Within the limits of each U.S. Revolving Lender’s U.S. Revolving Commitment, and subject to the other terms and conditions hereof, the U.S. Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. U.S. Committed Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
(b)Subject to the terms and conditions set forth herein, each Canadian Revolving Lender severally agrees to make loans in Dollars or Canadian Dollars (each such loan, a “Canadian Committed Loan”) to the Canadian Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Canadian Revolving Lender’s Canadian Revolving Commitment, or (y) such Canadian Revolving Lender’s Applicable Percentage of the Canadian Revolving Borrowing Base; subject in each case to the following limitations:
(i)after giving effect to any Canadian Committed Borrowing, the Canadian Total Revolving Outstandings shall not exceed the lesser of (A) the Canadian Revolving Commitments, or (B) the Canadian Revolving Borrowing Base;

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(ii)after giving effect to any Canadian Committed Borrowing, the aggregate Outstanding Amount of the Canadian Committed Loans of any Canadian Revolving Lender, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Canadian Revolving Lender’s Canadian Revolving Commitment;
(iii)the Outstanding Amount of all Canadian L/C Obligations shall not at any time exceed the Canadian Letter of Credit Sublimit;
(iv)the Outstanding Amount of all Revolving Credit Extensions to the Canadian Borrowers shall not at any time exceed the Canadian Revolving Credit Ceiling;
(v)the Outstanding Amount of all Revolving Credit Extensions shall not at any time exceed the Revolving Credit Ceiling;
(vi)the Outstanding Amount of all Revolving Credit Extensions shall not at any time exceed the Revolving Loan Cap; and
(vii)after giving effect to all Revolving Credit Extensions to the Canadian Borrowers, no Overadvance shall exist.
Within the limits of each Canadian Revolving Lender’s Canadian Revolving Commitment, and subject to the other terms and conditions hereof, the Canadian Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Canadian Committed Loans may be Base Rate Loans, CORRA Loans or SOFR Loans, as further provided herein.
(c)[Reserved].
(d)The Reserves as of the Seventh Amendment Effective Date are identified in the Borrowing Base Certificate delivered pursuant to Section 5(b) of the Seventh Amendment.
(e)The Administrative Agent shall have the right, at any time and from time to time on or after the Restatement Date in its reasonable discretion to establish, modify or eliminate Reserves.
8.02Borrowings, Conversions and Continuations of Committed Loans.
(a)U.S. Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or SOFR Loans, and Canadian Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans, CORRA Loans or SOFR Loans, in each case as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.
(b)Each request for a Committed Borrowing consisting of a Base Rate Loan shall be made by electronic request of the Lead Borrower through the Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by the Administrative Agent (the “Portal”), which must be received by the Administrative Agent not later than (x) 12:00 noon on the requested date of any U.S. Committed Borrowing of Base Rate Loans, and (y) 11:00 a.m. on the requested date of any Canadian Committed Borrowing of Base Rate Loans. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrowers. Each request for a

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Committed Borrowing consisting of a SOFR Loan or CORRA Loan shall be made pursuant to the Lead Borrower’s submission of a Fixed Rate Loan Notice, which must be received by the Administrative Agent not later than 11:00 a.m. (x) three (3) U.S. Government Securities Business Days prior to the requested date of any such Borrowing or continuation of SOFR Loans, or (y) three (3) Business Days prior to the requested date of any such Borrowing or continuation of CORRA Loans. Each Fixed Rate Loan Notice shall specify (i) the Type and requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of SOFR Loans to be borrowed or continued (which shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof) or the principal amount of CORRA Loans to be borrowed or continued (which shall be in a principal amount of CAD$1,000,000 or a whole multiple of CAD$500,000 in excess thereof), and (iii) the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify an Interest Period in the Fixed Rate Loan Notice, it will be deemed to have specified an Interest Period of one month. On the requested date of any SOFR Loan or CORRA Loan, (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested SOFR Loan or CORRA Loan, as applicable, all or a portion of such Base Rate Loans in Dollars shall be automatically converted to a SOFR Loan in the amount requested by the Lead Borrower, and all or a portion of such Canadian Base Rate Loans shall be automatically converted to a CORRA Loan in the amount requested by the Lead Borrower, and (ii) if Base Rate Loans in Dollars are not outstanding in an amount at least equal to the requested SOFR Loan or if Canadian Base Rate Loans are not outstanding in an amount at least equal to the requested CORRA Loan, the Lead Borrower shall make an electronic request via the Portal for additional applicable Base Rate Loans in an such amount, when taken with the outstanding Base Rate Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested SOFR Loan or CORRA Loan. If the Lead Borrower fails to make such additional request via the Portal as required pursuant to clause (ii) of the foregoing sentence, then the Borrowers shall be responsible for all amounts due pursuant to Section 3.05 hereof arising on account of such failure. If the Lead Borrower fails to give a timely notice with respect to any continuation of a SOFR Loan or CORRA Loan, then the applicable Committed Loans shall be converted to Base Rate Loans (if in Canadian Dollars, to Canadian Base Rate Loans), effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans or CORRA Loans. If no election as to whether a U.S. Loan is to be a Base Rate Loan or a Canadian Loan (denominated in Dollars) or a SOFR Loan is contained in the applicable request, then the requested Loan shall be a Base Rate Loan. If no election as to whether a Canadian Revolving Loan denominated in Canadian Dollars is to be a CORRA Loan or Canadian Base Rate Loan is contained in the applicable request, then the requested Canadian Loan shall be a Canadian Base Rate Loan. All requests for a Committed Borrowing which are not made by electronic request of the Lead Borrower through the Portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Committed Borrowing shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Committed Loan.
(c)The Administrative Agent shall promptly notify each Revolving Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Revolving Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:30 p.m. on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the applicable Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

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(d)The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, as and when due and payable, and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(d). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d), shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.
(e)Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan and a CORRA Loan may be continued or converted only on the last day of an Interest Period for such CORRA Loan. Upon the occurrence and during the continuance of a Default, the Administrative Agent may, and at the direction of the Required Lenders shall, prohibit Loans from being requested as, converted to or continued as, SOFR Loans or CORRA Loans.
(f)The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans and CORRA Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo Bank’s prime rate used in determining the Base Rate or any change of any component rate comprised in the Canadian Base Rate giving rise to a change in the Canadian Base Rate promptly following the public announcement of such change.
(g)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.
(h)The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(d). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans. Without limiting the foregoing, the Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Unintentional Overadvances.
8.03Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue, or, in the case of Canadian Letters of Credit, to cause a Canadian Underlying Issuer (including as a Canadian Revolving Lender’s agent) a requested Letter of Credit for the account of one or more of the Loan Parties. If the L/C Issuer, at its option, elects to cause a

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Canadian Underlying Issuer to issue a requested Canadian Letter of Credit, then the L/C Issuer agrees that it will enter into arrangements relative to the reimbursement of such Canadian Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Canadian Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Canadian Underlying Issuer with respect to drawings under such Canadian Letter of Credit) with respect to Canadian Letters of Credit issued by such Canadian Underlying Issuer. By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and be made in writing pursuant to a Letter of Credit Application by a Responsible Officer, (ii) delivered to the L/C Issuer and the Administrative Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such other date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the L/C Issuer’s authentication procedures with results satisfactory to the L/C Issuer. Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the Administrative Agent or the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the L/C Issuer generally requests for Letters of Credit in similar circumstances. The Administrative Agent’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the L/C Issuer may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)The L/C Issuer shall have no obligation to issue a U.S. Letter of Credit if, after giving effect to the requested issuance, (i) the U.S. Total Revolving Outstandings would exceed the lesser of the U.S. Revolving Commitments or the U.S. Revolving Borrowing Base, (ii) the Total Revolving Outstandings would exceed the Revolving Loan Cap, (iii) [reserved], (iv) the aggregate Outstanding Amount of the U.S. Committed Loans of any U.S. Revolving Lender, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans would exceed such U.S. Revolving Lender’s U.S. Revolving Commitment, or (v) the Outstanding Amount of the U.S. L/C Obligations would exceed the Letter of Credit Sublimit. The L/C Issuer shall have no obligation to issue a Canadian Letter of Credit if, after giving effect to the requested issuance, (i) the Canadian Total Revolving Outstandings would exceed the lesser of the Canadian Revolving Commitments or the Canadian Revolving Borrowing Base, (ii) the Total Revolving Outstandings would exceed the Revolving Loan Cap, (iii) [reserved], (iv) the aggregate Outstanding Amount of the Canadian Committed Loans of any Canadian Revolving Lender, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans would exceed such Canadian Revolving Lender’s Canadian Revolving Commitment, or (v) the Outstanding Amount of the Canadian L/C Obligations would exceed the Canadian Letter of Credit Sublimit.

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(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 9.15(b), or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 9.15(b). Additionally, the L/C Issuer shall have no obligation to issue and/or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, (C) the expiry date of such requested Letter of Credit that is a Standby Letter of Credit would occur later than the date that is twelve (12) months after the date of issuance thereof, provided, that, such Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration, subject to the terms hereof (including, without limitation, clause (E) below and Section 2.03(h)), (D) the expiry date of such requested Letter of Credit that is a Commercial Letter of Credit would occur later than the date that is the earlier of (i) 120 days after the date of the issuance of such Commercial Letter of Credit and (ii) the Letter of Credit Expiration Date, and (E) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Revolving Lenders have approved such expiry date.
(d)Any L/C Issuer (other than Wells Fargo Bank, Wells Fargo Canada (or the Canadian Underlying Issuer) or any of their Affiliates) shall notify the Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until the Administrative Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such L/C Issuer may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars. If the L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Revolving Lenders and the L/C Issuer as their interests may appear.
(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Revolving Lender agrees to fund its Applicable Percentage of

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any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Loan and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Revolving Lenders, the L/C Issuer shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Revolving Lender agrees to pay to the Administrative Agent, for the account of the L/C Issuer, such Revolving Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the L/C Issuer, such Revolving Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Administrative Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or the failure to satisfy any condition set forth in Section 4.02 hereof. If any such Revolving Lender fails to make available to the Administrative Agent the amount of such Revolving Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Article III) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)any Letter of Credit or any pre-advice of its issuance;
(ii)any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;

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(v)any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)any prohibition on payment or delay in payment of any amount payable by the L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions;
(x)the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)any foreign language translation provided to the L/C Issuer in connection with any Letter of Credit;
(xii)any foreign law or usage as it relates to the L/C Issuer’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by the L/C Issuer in connection therewith; or
(xiii)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f). If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least

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substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrowers’ aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.
(h)The Borrowers are responsible for the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrowers. The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the L/C Issuer, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. The Borrowers will examine the copy of the Letter of Credit and any other documents sent by the L/C Issuer in connection therewith and shall promptly notify the L/C Issuer (not later than three (3) Business Days following the Borrowers’ receipt of documents from the L/C Issuer) of any non-compliance with the Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. The Borrowers understand and agree that the L/C Issuer is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, the Borrowers will so notify the Administrative Agent and the L/C Issuer at least 30 calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(i)The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement or any Loan Document, or any term or provision therein or herein;
(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

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(iii)the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;
(vi)the L/C Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at the L/C Issuer’s counters or are different from the electronic presentation;
(vii)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or
(viii)the fact that any Default shall have occurred and be continuing;
provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.
(j)Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document

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(other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;
(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;
(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state, provincial or local restrictions on the transaction of business with certain prohibited Persons;
(k)Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding (other than L/C Obligations consisting of the remaining undrawn stated amount resulting from a partial drawing), or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% (in the case of Letters of Credit denominated in a currency other than Dollars, in an amount at least equal to 110%) of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Revolving Lenders). The Borrowers hereby grant to the Collateral Agent a

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security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.
(l)The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Commercial Letter of Credit, equal to the Applicable Margin multiplied by the daily Stated Amount under such Letter of Credit, and (ii) for each Standby Letter of Credit, equal to the Applicable Margin multiplied by the daily Stated Amount under such Letter of Credit. For purposes of computing the daily Stated Amount available to be drawn under any Letter of Credit, the Stated Amount of the Letter of Credit shall be determined in accordance with Section 1.06; provided that, for purposes only of calculating the Letter of Credit Fee owing hereunder, the daily Stated Amount available to be drawn under any Letter of Credit that provides for one or more automatic increases in the Stated Amount thereof shall be deemed to be the maximum Stated Amount then in effect under such Letter of Credit (at the time of each such calculation of the Letter of Credit Fee), rather than the maximum Stated Amount for which such Letter of Credit may be honored. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a monthly basis in arrears. If there is any change in the Applicable Margin during any month, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such month that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default has occurred and is continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all Letter of Credit Fees shall accrue at the Default Rate and thereafter such Letter of Credit Fees shall accrue at the Default Rate to the fullest extent permitted by applicable Laws.
(m)In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay immediately upon demand to the Administrative Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.03(m)): (i) a fronting fee which shall be imposed by the L/C Issuer equal to 0.125% per annum times the average amount of the L/C Obligations during the immediately preceding month (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(n)Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

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(o)The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(p)[Reserved].
(q)In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.
(r)The provisions of this Section 2.03 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)At the Borrowers’ cost and expense, the Borrowers shall execute and deliver to the L/C Issuer such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by the L/C Issuer to enable the L/C Issuer to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce the L/C Issuer’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints the L/C Issuer as its attorney-in-fact and authorizes the L/C Issuer, without notice to the Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
(t)The Borrowers, the Agents, the Lenders and the L/C Issuer agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by the L/C Issuer hereunder and, from and after the Restatement Date, shall be subject to and governed by the terms and conditions hereof.
8.04Swing Line Loans.
(a)The Swing Line.
(i)Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees, in reliance upon the agreements of the other U.S. Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “U.S. Swing Line Loan”) to the U.S. Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of U.S. Revolving Loans and U.S. L/C Obligations of the U.S. Revolving Lender acting as U.S. Swing Line Lender, may exceed the amount of such U.S. Revolving Lender’s U.S. Revolving Commitment; provided, however, that after giving effect to any U.S. Swing Line Loan, (i) the U.S. Total Revolving Outstandings shall not exceed the lesser of (A) the U.S. Revolving Commitments, or (B) the U.S. Revolving Borrowing Base, (ii) the aggregate Outstanding Amount of the U.S. Committed Loans of any U.S. Revolving Lender at such

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time, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. L/C Obligations at such time, plus such U.S. Revolving Lender’s Applicable Percentage of the Outstanding Amount of all U.S. Swing Line Loans at such time shall not exceed such U.S. Revolving Lender’s U.S. Revolving Commitment, and (iii) the Outstanding Amount of all Revolving Credit Extensions shall not at any time exceed the Revolving Loan Cap, and provided, further, that the U.S. Borrowers shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding Swing Line Loan.
(ii)Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees, in reliance upon the agreements of the other Canadian Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Canadian Swing Line Loan”) to the Canadian Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Canadian Swing Line Sublimit, notwithstanding the fact that such Canadian Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Canadian Revolving Loans and Canadian L/C Obligations of the Canadian Revolving Lender acting as Canadian Swing Line Lender, may exceed the amount of such Canadian Revolving Lender’s Canadian Revolving Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Canadian Total Revolving Outstandings shall not exceed the lesser of (A) the Canadian Revolving Commitments, or (B) the Canadian Revolving Borrowing Base, (ii) the aggregate Outstanding Amount of the Canadian Committed Loans of any Canadian Revolving Lender at such time, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian L/C Obligations at such time, plus such Canadian Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Canadian Swing Line Loans at such time shall not exceed such Canadian Revolving Lender’s Canadian Revolving Commitment, and (iii) the Outstanding Amount of all Revolving Credit Extensions shall not at any time exceed the Revolving Loan Cap, and provided, further, that the Canadian Borrowers shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Swing Line Loan.
Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate or, if a Canadian Swing Line Loan in Canadian Dollars, the Canadian Base Rate. Immediately upon the making of a Swing Line Loan, each applicable Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agents in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately

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completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender shall, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the applicable Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Commitments or Canadian Revolving Commitments, as applicable, and the conditions set forth in Section 4.02. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount of such Swing Line Loan available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:30 p.m. on the day specified by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the principal amount so paid shall constitute such Revolving Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.

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A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
8.05Prepayments.
(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans, (B) three Business Days prior to any date of prepayment of CORRA Loans, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of

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$500,000 in excess thereof and any prepayment of CORRA Loans shall be in a principal amount of CAD$1,000,000 or a whole multiple of CAD$500,000 in excess thereof; and (iii) unless a Cash Dominion Event has occurred and is continuing, any prepayment of Base Rate Loans in Dollars shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and any prepayment of Canadian Base Rate Loans shall be in a principal amount of CAD$500,000 or a whole multiple of CAD$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans or CORRA Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan and a CORRA Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Revolving Lenders in accordance with their respective Applicable Percentages.
(b)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, as regards Canadian Swing Line Loans in Canadian Dollars, CAD$100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)[Reserved].
(d)If for any reason the U.S. Total Revolving Outstandings at any time exceed the lesser of the U.S. Revolving Commitments or the U.S. Revolving Borrowing Base, each as then in effect, the U.S. Borrowers shall immediately prepay U.S. Committed Loans and/or U.S. Swing Line Loans and/or Cash Collateralize the U.S. L/C Obligations in an aggregate amount equal to such excess; provided, however, that the U.S. Borrowers shall not be required to Cash Collateralize the U.S. L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the U.S. Revolving Loans the U.S. Total Revolving Outstandings exceed the lesser of the U.S. Revolving Commitments or the U.S. Revolving Borrowing Base, each as then in effect. If for any reason the Canadian Total Revolving Outstandings at any time exceed the lesser of the Canadian Revolving Commitments or the Canadian Revolving Borrowing Base, each as then in effect, the Canadian Borrowers shall immediately prepay Canadian Committed Loans and/or Canadian Swing Line Loans and/or Cash Collateralize the Canadian L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Canadian Borrowers shall not be required to Cash Collateralize the Canadian L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Canadian Revolving Loans the Canadian Total Revolving Outstandings exceed the lesser of the Canadian Revolving Commitments or the Canadian Revolving Borrowing Base, each as then in effect. If for any reason the Total Revolving Outstandings exceed the Revolving Loan Cap, each as then in effect, the Borrowers shall immediately prepay the Committed Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(d) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the lesser of the Revolving Commitments or the Revolving Borrowing Base, each as then in effect.

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(e)Until the Discharge of Term Obligations, if any Excess Cash exists pursuant to the provisions of Section 6.13(i), the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to such Excess Cash.
(f)After the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.13 hereof. In addition, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds received by a Loan Party on account of such Prepayment Event, irrespective of whether or not a Cash Dominion Event then exists and is continuing. The Agents shall not be obligated to release their Liens on any Collateral until such Net Proceeds have been so received (to the extent required in this clause (d)). The application of such Net Proceeds to the Loans shall not reduce any Revolving Commitments. If all Obligations then due are paid, any excess Net Proceeds shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.
(g)Prepayments made pursuant to this Section 2.05, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of their business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable, and, to the extent not so applied, shall thereafter be returned to the Borrowers.
8.06Termination or Reduction of Aggregate Revolving Commitments.
(a)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Revolving Commitments, the U.S. Revolving Commitments, the Canadian Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (A) thirty (30) days prior to the date of any termination of the Aggregate Revolving Commitments and (B) five (5) Business Days prior to the date of any reduction of the Aggregate Revolving Commitments, the U.S. Revolving Commitments, the Canadian Revolving Commitments the Letter of Credit Sublimit or the Swing Line Sublimit, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) [reserved], (B) the U.S. Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the U.S. Revolving Total Outstandings would exceed the U.S. Revolving Commitments, (C) the Canadian Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Canadian Revolving Total Outstandings would exceed the Canadian Revolving Commitments, (D) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Revolving Credit Extensions would exceed the Revolving Loan Cap, (E) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (F) the Canadian Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Canadian L/C Obligations not fully Cash Collateralized hereunder would exceed the Canadian Letter of Credit Sublimit, (G) the U.S. Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of U.S. Swing Line Loans hereunder would exceed the U.S. Swing Line Sublimit, and (H) the Canadian Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Canadian Swing Line Loans hereunder would exceed the Canadian Swing Line Sublimit. For the avoidance of doubt, the termination of the U.S. Revolving Commitments hereunder shall constitute a termination of the Canadian Revolving Commitments without any further action required on the part of any Person.

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(b)If, after giving effect to any reduction of the Aggregate Revolving Commitments, the U.S. Revolving Commitments, the Canadian Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, the U.S. Revolving Commitments, the Canadian Revolving Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.
(c)The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the U.S. Revolving Commitments, the Canadian Revolving Commitments, or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the U.S. Revolving Commitments or the Canadian Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, Commitment Fees and Letter of Credit Fees) and interest in respect of the Aggregate Revolving Commitments, U.S. Revolving Commitments, and Canadian Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments, the U.S. Revolving Commitments or the Canadian Revolving Commitments, shall be paid on the effective date of such termination.
(d)In connection with any reduction in the Aggregate Revolving Commitments (or U.S. Revolving Commitments) prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to the Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as the Administrative Agent shall reasonably request, in order to enable the Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB.
8.07Repayment of Loans. The Borrowers shall repay to the Lenders on the Termination Date all Obligations (including, without limitation, the Committed Loans and the Swing Line Loans) outstanding on such date (other than contingent indemnification claims for which a claim has not been asserted) and shall cause each Letter of Credit to be returned to the L/C Issuer undrawn or shall Cash Collateralize all L/C Obligations (to the extent not previously Cash Collateralized as required herein).
8.08Interest.
(a)Subject to the provisions of Section 2.08(b) below and Section 3.03, (i) each Committed Loan that is a SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Margin; (ii) each Committed Loan that is a CORRA Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term CORRA for such Interest Period plus the Applicable Margin; (iii) each Committed Loan that is a Base Rate Loan in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iv) each Committed Loan that is a Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Base Rate plus the Applicable Margin; and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to, if in Dollars, the Base Rate and if in Canadian Dollars, the Canadian Base Rate plus the Applicable Margin.
(b)If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)If any other Event of Default has occurred and is continuing, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate

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per annum at all times equal to the Default Rate and thereafter, until such Event of Default has been duly waived as provided in Section 10.01 hereof, such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.
(d)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(f)For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section 2.08(f), the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the rate is to be ascertained and divided by the number of days in the shorter period, and the Canadian Loan Parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Loan Party hereby confirms that it fully understands and is able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided for in this Agreement. Each Canadian Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).
8.09Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:
(a)Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender, in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Percentage times the average daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Outstandings for the immediately preceding quarter. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day of each month (or if such day is not a Business Day, on the next succeeding Business Day), commencing with the first such date to occur after the Restatement Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated monthly in arrears.
(b)Other Fees. The Borrowers shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
8.10Computation of Interest and Fees; Conforming Changes.
(a)All computations of interest and fees shall be made on the basis of a 360-day year (or a 365 day year or 366 day year, as the case may be, in the case of Base Rate Loans at a time when the Base Rate is computed by reference to Wells Fargo Bank’s prime rate, Canadian Base Rate Loans and CORRA Loans) and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12, bear interest for one day. Each

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determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
(c)In connection with the use or administration of Term CORRA, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term CORRA.
8.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
8.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as applicable, and in

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immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14 hereof, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans or CORRA Loans (or in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the principal amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

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(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, within seven (7) days after it is determined by the Administrative Agent that the conditions to the applicable Credit Extension set forth in Article IV have not been satisfied.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
8.13Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:
(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
8.14Settlement Among Revolving Lenders.
(a)The amount of each Revolving Lender’s Applicable Percentage of outstanding Revolving Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swing Line Loans) and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business

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Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(b)The Administrative Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Revolving Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
8.15Increase in Revolving Commitments.
(a)Request for Increase. Provided that no Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the U.S. Revolving Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Revolving Commitments by an amount not exceeding, in the aggregate, the Available Increase Amount (each, a “Revolving Commitment Increase”, and collectively, the “Revolving Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Lead Borrower may make a maximum of three (3) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each U.S. Revolving Lender is requested to respond to the Administrative Agent (which shall in no event be less than ten Business Days from the date of delivery of such notice to the U.S. Revolving Lenders). Notwithstanding anything to the contrary, no increase in the Aggregate Revolving Commitments requested hereunder shall effect an increase in the Canadian Revolving Commitments. Other than with respect to fees payable pursuant to clause (e) of this Section 2.15, any such Revolving Commitment Increase shall be on the same terms as the existing facility under this Agreement.
(b)Lender Elections to Increase. Each U.S. Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its U.S. Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any U.S. Revolving Lender not responding within such time period shall be deemed to have declined to increase its U.S. Revolving Commitment.
(c)Notification by Agent; Additional Revolving Commitment Lenders. The Administrative Agent shall notify the Borrowers and each U.S. Revolving Lender of the U.S. Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing U.S. Revolving Lenders decline to increase their U.S. Revolving Commitments, or decline to increase their U.S. Revolving Commitments to the amount requested by the Lead

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Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become Revolving Lenders (each an “Additional Revolving Commitment Lender”) hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Revolving Commitments requested by the Borrowers and not accepted by the existing U.S. Revolving Lenders, provided, however, that without the consent of the Administrative Agent, at no time shall the U.S. Revolving Commitment of any Additional Revolving Commitment Lender be less than $10,000,000.
(d)Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Lead Borrower and the U.S. Revolving Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised U.S. Revolving Commitments and Applicable Revolving Percentages of the U.S. Revolving Lenders.
(e)Conditions to Effectiveness of Revolving Commitment Increase. As a condition precedent to such Revolving Commitment Increase, (i) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each U.S. Revolving Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Commitment Increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such Revolving Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists or would arise therefrom, (ii) the Loan Parties shall enter into an amendment to the Intercreditor Agreement with the Administrative Agent and the Term Agent, if so requested by the Administrative Agent, (iii) the Borrowers, the Administrative Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iv) the Borrowers shall have paid such fees and other compensation to the Additional Revolving Commitment Lenders as the Borrowers and such Additional Revolving Commitment Lenders shall agree; (v) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Borrowers and the Administrative Agent may agree; (vi) the Borrowers and the Additional Revolving Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (vii) no Default exists or would arise therefrom; and (viii) if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall have delivered to the Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as the Administrative Agent shall reasonably request, in order to enable the Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.
(f)Adjustments Upon Increase. If Committed Loans shall be outstanding immediately after giving effect to an increase pursuant to Section 2.15(a), upon the Administrative Agent’s execution and delivery of written confirmation thereof, each U.S.

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Revolving Lender shall be deemed to have sold and assigned to the applicable U.S. Revolving Lender making such increase (each such U.S. Revolving Lender, an “Increased Revolving Lender”), without recourse, and each applicable Increased Revolving Lender shall be deemed to have purchased and assumed from each U.S. Revolving Lender the amount of such U.S. Revolving Lender’s outstanding Committed Loans as shall be necessary to result (after giving effect to the assignments of all Lenders) in the Committed Loans made by each U.S. Revolving Lender and by each Increased Revolving Lender being equal to its Applicable Percentage multiplied by the aggregate amount of all Committed Loans outstanding as of such date. At the direction of the Administrative Agent, each Increased Revolving Lender shall make all payments to the Administrative Agent and the Administrative Agent shall make such payments to the U.S. Revolving Lenders as may be necessary to carry the foregoing into effect. The Borrowers hereby agree that any amount that an Increased Revolving Lender so pays to another U.S. Revolving Lender pursuant to Section 2.15(a) shall be entitled to all rights of a U.S. Revolving Lender under this Agreement and such payments to the U.S. Revolving Lenders shall constitute U.S. Committed Loans held by each such Increased Revolving Lender under this Agreement and that each such Increased Revolving Lender may, to the fullest extent permitted by law, exercise all of its right of payment (including the right of set off) with respect to such amounts as fully as if such Increased Revolving Lender had initially advanced to the U.S. Borrowers the amount of such payments. In connection with the assignment and acceptance provided in this Section 2.15(f), the assignment of SOFR Loans shall not be treated as a prepayment of such SOFR Loans for purposes of Section 3.05.
(g)On any Increase Effective Date, the percentage floors set forth in the definitions of “Cash Dominion Event”, “Payment Conditions”, and “Weekly BBC Reporting Event” shall be increased proportionally in respect of such Revolving Commitment Increase.
(h)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or any other Loan Document as may be necessary in order to establish any Revolving Commitment Increase pursuant to this Section 2.15 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such Revolving Commitment Increase, in each case, on terms consistent with this Section 2.15.
(i)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
8.16ESG Amendment; Sustainability Structuring Agent.
(a)ESG Amendment. After the Restatement Date, the Lead Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Lead Borrower and its Subsidiaries or (b) establish external ESG ratings (“ESG Ratings”) targets to be mutually agreed between the Lead Borrower and the Sustainability Structuring Agent. The Sustainability Structuring Agent, the Lead Borrower and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Upon effectiveness of any such ESG Amendment, based on either the Lead Borrower’s performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Commitment Fee rate and Applicable Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease of more than (a) 1.00 basis point in the Commitment Fee and/or (b) 5.00 basis points in the Applicable Margin. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Lead Borrower and the Sustainability Structuring Agent (each acting reasonably). Following the

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effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee rate or the Applicable Margin to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.
(b)Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Lead Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Lead Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.
ARTICLE IX.
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
9.01Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law. If the Loan Parties shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) in the case of any Indemnified Taxes (including any Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender or an L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of any Taxes by the Loan Parties to a Governmental Authority pursuant to this Section 3.01, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and

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executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)duly completed copies of Internal Revenue Service Form W-8BEN-E (or, if applicable W-8BEN), claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E (or, if applicable W-8BEN); or
(iv)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.
(f)FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent (or in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent (or in the case of a Participant, the Lender granting the participation) as may be necessary for the Administrative Agent or the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an

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amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
9.02Illegality. If any Lender determines that any change in market conditions or any change in Law has made it unlawful or impractical, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or CORRA Loans (or Canadian Base Rate Loans determined with reference to Term CORRA), or to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR, SOFR, the Term CORRA Reference Rate, Term CORRA or CORRA, or any Governmental Authority has imposed material restrictions on the authority of such Lender to transact bankers’ acceptances in the Canadian interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or CORRA Loans (or Canadian Base Rate Loans determined with reference to Term CORRA) or to convert Base Rate Loans to SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or CORRA Loans (or Canadian Base Rate Loans determined with reference to Term CORRA) shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, if necessary to avoid such illegality or impracticability, (i) in the case of any SOFR Loans or CORRA Loans, as applicable, of such Lender that are outstanding, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans or CORRA Loans, as applicable, of such Lender to Base Rate Loans (and if applicable, without reference to Term SOFR) or Canadian Base Rate Loans (and if applicable, without reference to Term CORRA), as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans or CORRA Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans or CORRA Loans, and (ii) in the case of any such Base Rate Loans or Canadian Base Rate Loans, as applicable, of such Lender that are outstanding and that are determined with reference to Term SOFR or Term CORRA, as applicable, interest upon the Base Rate Loans or Canadian Base Rate Loans, as applicable, of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans or Canadian Base Rate Loans, as applicable, without reference to the Term SOFR or Term CORRA, as applicable, component thereof. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
9.03Inability to Determine Rates.
(a)General. Subject to Section 3.03(b) below, if the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or CORRA Loan or a conversion to or continuation thereof that (a) [reserved], (b) Adjusted Term SOFR or Adjusted Term CORRA, as applicable, cannot be determined pursuant to the definition of such term on or prior to the first day of any applicable Interest Period, (c) adequate and reasonable means do not exist for determining Adjusted Term SOFR or Adjusted Term CORRA for any requested Interest Period with respect to a proposed SOFR Loan or CORRA Loan, or (d) Adjusted Term SOFR or Adjusted Term CORRA for any requested Interest Period with respect to a proposed SOFR Loan or CORRA Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans or CORRA Loans, as applicable, shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or

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CORRA Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or Canadian Base Rate Loans, as applicable, in the amount specified therein, and (B) any outstanding affected SOFR Loans or CORRA Loans, as applicable, will be deemed to have been converted into Base Rate Loans or Canadian Base Rate Loans, as applicable, at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03(b)), upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate and the Term CORRA Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest

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Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or CORRA Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans or Canadian Base Rate Loans, as applicable, and (2) any outstanding affected SOFR Loans or CORRA Loans will be deemed to have been converted to Base Rate Loans or Canadian Base Rate Loans, as applicable, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate or Canadian Base Rate, as applicable, based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate or Canadian Base Rate, as applicable.
9.04Increased Costs.
(a)Increased Costs Generally. If any (i) Change in Law, or (ii) compliance by any Lender or the L/C Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority (including Regulation D of the FRB) shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in (including, without limitation, in respect of any Letter of Credit) by, any Lender or the L/C Issuer;
(ii)subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
(iii)impose on any Lender or the L/C Issuer or the Canadian interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans or CORRA Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or any Base Rate Loan determined with reference to Term SOFR) or CORRA Loan (or any Canadian Base Rate Loan determined with reference to Term CORRA) (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the applicable Borrowers will pay to such Lender or the L/

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C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
9.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or
(c)any assignment of a SOFR Loan or CORRA Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

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including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Anything to the contrary contained herein notwithstanding, none of any Agent, any Lender or any of their Participants, is required to match fund any Obligation as to which interest accrues based on Term SOFR or Term CORRA.
A certificate of the Administrative Agent or a Lender delivered to the Lead Borrower setting forth the amount that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 3.05 shall be conclusive absent manifest error. The Borrowers shall pay such amount to the Administrative Agent or such Lender, as the case may be, within ten (10) days after receipt thereof.
9.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
9.07Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of any Agent.

9.08Designation of Lead Borrower as Borrowers’ Agent.
(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower shall have joint and several liability in respect of all Obligations,

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without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Credit Parties, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Facility Guaranty therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extension) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Credit Extensions made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Credit Extensions, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent, the L/C Issuer or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other Person under any other guarantee of, or security for, any of such amounts owing hereunder. Without limiting the generality of the foregoing, each Borrower expressly acknowledges and agrees that it is jointly and severally liable for the Obligations of the Canadian Loan Parties, and each Canadian Loan Party expressly acknowledges and agrees that it is jointly and severally liable for the Obligations of the U.S. Loan Parties.
(c)The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE X.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
10.01Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder was subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;
(ii)a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof

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authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation;
(v)favorable opinions of (A) Greenberg Traurig LLP, counsel to the Loan Parties, (B) Burr & Forman LLP, local Alabama real estate counsel to the Loan Parties, and (C) Borden Ladner Gervais LLP, Canadian counsel to the Loan Parties and Stewart McKelvey, special Nova Scotia counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements (as defined in this Agreement as in effect immediately prior to the Second Amendment Effective Date) that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) either that (1) no consents, licenses or approvals (other than those referenced in Section 4.01(a)(iii) of this Agreement) are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, and (D) to the Solvency of the Loan Parties on a Consolidated basis as of the Restatement Date after giving effect to the transactions contemplated hereby;
(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;
(viii)[reserved];
(ix)the Security Documents (including, without limitation, an amendment to the Mortgage), each duly executed by the applicable Loan Parties;
(x)all other Loan Documents, each duly executed by the applicable Loan Parties and the other parties thereto;
(xi)(A)    appraisals (based on net liquidation value) by a third party appraiser acceptable to the Administrative Agent of all Inventory of Children’s Place Canada, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Canadian Loan Parties, which shall be satisfactory to the Agent;
(xii)results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Collateral Agent for the delivery of such termination statements and releases have been made;

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(xiii)(A)    all documents and instruments, including Uniform Commercial Code and PPSA financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and (B) the Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof;
(xiv)so-called “date-down” and “mortgage modification” endorsements to the Mortgage Policy; and
(xv)such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.
(b)After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Excess Availability (as defined in this Agreement as in effect immediately prior to the Fourth Amendment Effective Date) shall be not less than $110,000,000.
(c)The Administrative Agent shall have received a Borrowing Base Certificate dated the Restatement Date, relating to the month ended on May 4, 2019, and executed by a Responsible Officer of the Lead Borrower.
(d)The Administrative Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the most recent financial information delivered to the Administrative Agent.
(e)The Administrative Agent shall have received and be satisfied with a detailed forecast for the period commencing on the Restatement Date and ending with the end of the then Fiscal Year.
(f)There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(g)The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.
(h)All fees required to be paid to the Agents on or before the Restatement Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Restatement Date shall have been paid in full.
(i)The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Restatement Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
(j)The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Canadian AML Legislation.

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(k)No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Restatement Date.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.
10.02Conditions to all Credit Extensions. The obligation of each Revolving Lender to honor any Request for Credit Extension (other than a Fixed Rate Loan Notice requesting only a continuation of SOFR Loans or CORRA Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:
(a)The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent, any Lender or any of their Affiliates.
(e)The amount of any requested Loan or Letter of Credit shall not exceed and, after giving effect to the requested Loan or other extension of credit hereunder, the U.S. Total Revolving Outstandings shall not exceed the lesser of the Revolving Credit Ceiling or the U.S. Revolving Borrowing Base at such time.
(f)The amount of any requested Loan or Letter of Credit shall not exceed and, after giving effect to the requested Loan or other extension of credit hereunder, the Canadian Total Revolving Outstandings shall not exceed the lesser of the Canadian Revolving Credit Ceiling or the Canadian Revolving Borrowing Base at such time.
(g)The amount of any requested Loan or Letter of Credit shall not exceed and, after giving effect to the requested Loan or other extension of credit hereunder, the Total Revolving Outstandings shall not exceed the Revolving Loan Cap at such time.
Each Request for Credit Extension (other than a Fixed Rate Loan Notice requesting only a continuation of SOFR Loans or CORRA Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been

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satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Administrative Agent to cease making Loans and the L/C Issuer to cease issuing Letters of Credit, the Revolving Lenders will fund their Applicable Percentage of all Committed Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.
ARTICLE XI.
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:
11.01Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof: (a) is a corporation, company, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Eighth Amendment Effective Date, each Loan Party’s name as it appears in official filings in its jurisdiction of incorporation or organization and the name under which each Loan Party conducts its business (if different), its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation, formation or organization, its federal employer identification number, the address of its chief executive office and principal place of business, and, with respect to each Canadian Loan Party, the address of its registered office.

11.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is, or is to be, a party has been duly authorized by all necessary corporate or other organizational action and does not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any governmental licenses, permits, authorizations, consents and approvals; except, in each case referred to in this clause (b), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than (i) Liens in favor of the Collateral Agent under the Security Documents and (ii) Term Loan Liens); or (d) violate any Law.

11.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other

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Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, subject, in the case of Term Priority Collateral, to the Intercreditor Agreement), or (b) such as have been obtained or made and are in full force and effect.

11.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

11.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)Each unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries delivered pursuant to Sections 6.01(b) and 6.01(c) since the date of the audited Consolidated financial statements most recently delivered pursuant to Section 6.01(a), and the related Consolidated statements of income or operations and cash flows, as applicable, for the applicable fiscal periods ended on the dates reflected in each such unaudited balance sheet, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of normal year-end audit adjustments and footnotes (other than, solely with respect to the Fiscal Quarters through and including the Fiscal Year ending February 1, 2025, footnotes regarding matters covered by the 2024 Audit Going Concern Qualification (as defined in this Agreement as in effect immediately prior to the Eighth Amendment Effective Date)).
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
11.06Litigation. (a) Except as otherwise set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) Schedule 5.06 sets forth, as of the Eighth Amendment Effective Date, a list of suits and proceedings actually known to the Loan Parties that are filed by Store landlords before any Governmental Authority against any Loan Party.

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11.07No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

11.08Ownership of Property; Liens.
(a)Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title and leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property (including Intellectual Property) and assets material to the ordinary conduct of its business as currently conducted or as proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances, except (i) as otherwise set forth on Schedule 5.17(a), and (ii) such defects in title, leasehold interests and licenses as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Schedule 5.08(b)(1) sets forth the address (including street address, and, as applicable, county and state or province) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Eighth Amendment Effective Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, and, as applicable, county and state or province) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Eighth Amendment Effective Date. Each of such Leases is in full force and effect as of the Eighth Amendment Effective Date and the Loan Parties are not in default of the terms thereof, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Schedule 7.01 sets forth a complete and accurate list of all Liens in respect of Indebtedness for borrowed money (other than in favor of the Term Agent) on the property or assets of each Loan Party or any Subsidiary of a Loan Party to be permitted as of the Eighth Amendment Effective Date pursuant to clause (g) of the definition of Permitted Encumbrances, showing as of the Eighth Amendment Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01 and other Permitted Encumbrances.
(d)Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party to be permitted as of the Eighth Amendment Effective Date pursuant to clause (f) of the definition of Permitted Investments, showing as of the Eighth Amendment Effective Date the amount, obligor or issuer and maturity, if any, thereof.
(e)Schedule 7.03 sets forth a complete and accurate list of all Indebtedness for borrowed money of each Loan Party or any Subsidiary of a Loan Party to be permitted as of the Eighth Amendment Effective Date pursuant to clause (a) of the definition of Permitted Indebtedness, showing as of the Eighth Amendment Effective Date the amount, obligor or issuer and maturity thereof. As of the Eighth Amendment Effective Date, after giving effect to the transactions contemplated hereby, the Loan Parties have no Indebtedness for borrowed money except for the Indebtedness set forth on Schedule 7.03 and other Permitted Indebtedness.

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11.09Environmental Compliance.
(a)No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as otherwise set forth in Schedule 5.09, to the knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.
(c)Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.
11.10Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Eighth Amendment Effective Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

11.11Taxes. The Loan Parties and their Subsidiaries have (a) filed (i) all United States and Canadian federal income Tax returns required to be filed, and (ii) all other material United States and Canadian federal, state, provincial and other Tax returns and reports required to be filed, and (b) have paid all such federal, state, provincial and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed Tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any Tax sharing agreement.

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11.12ERISA, Canadian Pension Plan Compliance.
(a)The Lead Borrower, each of its ERISA Affiliates, and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or, to the knowledge of the Lead Borrower, is likely to arise on account of any Plan or Multiemployer Plan.
(b)There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Lead Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(d)All Canadian Pension Plans are duly registered under the Income Tax Act (Canada), applicable pension standards legislation and any other applicable Laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Each Loan Party has complied with the Income Tax Act (Canada) and all applicable Laws regarding each Canadian Pension Plan, except in each case where the failure to do so could not reasonably be expected to result in any Lien (except for contribution amounts not yet due and payable) or a Material Adverse Effect. No Loan Party has sponsored, maintained, contributed to or otherwise incurred liability under a Canadian Defined Benefit Plan. All employee and employer payments, contributions or premiums required to be withheld, made, remitted or paid to or in respect of each Canadian Pension Plan and all other amounts that are due to the pension fund of any Canadian Pension Plan from any Loan Party have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement or employment contract and all applicable Laws in all material respects. Any assessments owed to the Pension Benefits Guarantee Fund (or similar governmental authorities of other jurisdictions) established under the Pension Benefits Act (Ontario) (or similar pension standards legislations of other jurisdictions) in respect of any Canadian Pension Plan have been paid when due, except where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect. No Canadian Loan Party nor any of its Subsidiaries has any liability for any Canadian Pension Plan which has been terminated or discontinued, except where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect.

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11.13Subsidiaries; Equity Interests.
(a)The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary, listed by class, and setting forth the number and percentage of the outstanding Equity Interests of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and Term Loan Liens. Except for the mandatory redemption permitted under Section 7.03(c)(iii) hereof, no Loan Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests. The Loan Parties have no equity investments in any other corporation, partnership or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Part (c) of Schedule 5.13 is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and a description of the number of shares or other Equity Interests of each such class that are issued and outstanding. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and, other than with respect to the Lead Borrower, are owned in the amounts specified on Part (c) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and Term Loan Liens. Except as set forth in Schedule 5.13, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests. The copies of the Organization Documents of each Loan Party and each amendment thereto provided to the Administrative Agent on or before the Eighth Amendment Effective Date are true and correct copies of each such document, each of which is valid and in full force and effect.
(b)As of the Eighth Amendment Effective Date, TCP Canada Inc. does not own any assets, other than (x) books, records, rights and other assets associated with its existence, and (y) other immaterial assets not used in connection with any of the Loan Parties’ business operations.
11.14Margin Regulations; Investment Company Act.
(a)Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock, for the purpose of extending credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulation T, U or X of the FRB. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.
(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
11.15Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact

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or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

11.16Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (A) in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (B) with Sections 10.17 and 10.22.

11.17Intellectual Property; Licenses, Etc. Each Loan Party owns, or holds licenses in, all Intellectual Property, trade names, domain names, patent rights and other authorizations that are material to the conduct of business of the Loan Parties, taken as a whole, as currently conducted and as proposed to be conducted. Attached hereto as Schedule 5.17(a) is a true, correct, and complete listing of all registered Material Intellectual Property as to which a Loan Party is the exclusive owner or is an exclusive licensee. Attached hereto as Schedule 5.17(b) is a true, correct, and complete listing of all Franchise Agreements with respect to Borrower Intellectual Property. To the best knowledge of the Lead Borrower, (a) except as set forth on Schedule 5.17(a) and other than the Zeavion License, (i) there is no action, proceeding, claim or complaint pending or, threatened in writing to be brought against any Loan Party which might jeopardize, challenge the use or cancel the validity of any of such Person’s interest in any of the foregoing registered Material Intellectual Property, except those which are not material to the conduct of business of the Loan Parties, taken as a whole, and (ii) no Material Intellectual Property (including, without limitation, any registered Material Intellectual Property set forth on Schedule 5.17(a)) infringes upon any rights held by any other Person, and (b) other than the Zeavion License, no Material Intellectual Property of any Loan Party is subject to any exclusive license for the use thereof that contains any terms or conditions that could reasonably be expected to restrict the Agents’ right to utilize and/or dispose of such Material Intellectual Property in connection with any realization on the Collateral in a manner consistent with the most recent appraisal obtained by the Administrative Agent in accordance with Section 6.10 hereof. All registered Material Intellectual Property exclusively owned or exclusively licensed by, or otherwise subject to any exclusive interests of, any Loan Party or any Subsidiary is set forth on Schedule 5.17(a) hereto (as such schedule may be updated from time to time in accordance with the terms hereof). The Loan Parties have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature. The Loan Parties are in material compliance with all Franchise Agreements set forth on Schedule 5.17(b).

11.18Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Part (a) of Schedule 5.18, the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, local or foreign Law dealing with such matters, except for any noncompliance which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Part (b) of Schedule 5.18, no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar Law. All material payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Part (c) of Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by (i) any collective bargaining agreement or (ii) any management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement which, in each case in this clause (ii), imposes

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commitments on such Loan Party or its Subsidiary in excess of $3,000,000 (or, with respect to a Canadian Loan Party or any Subsidiary thereof, $500,000) per year. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or any other Governmental Authority or arbitrator, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound. Each Loan Party and its Subsidiaries are in material compliance with all requirements pursuant to employment standards, labor relations, health and safety, workers compensation and human rights laws, immigration laws and other applicable employment legislation. To the knowledge of the Loan Parties, no officer or director of any Loan Party who is party to an employment agreement with such Loan Party is in violation of any term of any employment contract or proprietary information agreement with such Loan Party; and to the knowledge of the Loan Parties, the execution of the employment agreements and the continued employment by the Loan Parties of the such persons, will not result in any such violation.

11.19Security Documents.
(a)The Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral. The financing statements and other filings (including fixture filings) are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement or the Canadian Security Agreement, as applicable. Upon such filing and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC (including fixture filings) or PPSA (including fixture filings), as applicable, the Collateral Agent will have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority under applicable Law and Term Loan Liens.
(b)When each Intellectual Property Security Agreement is filed in the PTO, CIPO, if applicable, the USCO and any other applicable foreign filing or registration office, and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement or the Canadian Security Agreement, as applicable, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Material Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the PTO, the USCO, CIPO or any other foreign filing or registration office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the PTO, the USCO, CIPO and/or such other foreign filing or registration office as may be necessary to perfect a Lien on registered trademarks, trademark applications, copyrights and copyright applications acquired by the Loan Parties after the Eighth Amendment Effective Date).
(c)The Mortgage creates in favor of the Collateral Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgage), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Mortgage has been recorded with the appropriate Governmental Authorities and the Collateral Agent has a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such

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filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person, but subject to (i) Permitted Encumbrances having priority by operation of applicable Law and (ii) Term Loan Liens.
11.20Solvency. After giving effect to the transactions contemplated by this Agreement and the Seventh Amendment and the Term Documents, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent, and no Canadian Loan Party is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

11.21Deposit Accounts; Credit Card Arrangements.
(a)Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Eighth Amendment Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.
(b)Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Eighth Amendment Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.
11.22Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. Each Loan Party hereby jointly and severally indemnifies each Credit Party against, and agrees that such Person will hold each such Credit Party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission incurred by such indemnifying party or the Lead Borrower or its Affiliates or a representative of such Person.

11.23Customer and Trade Relations. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in, the business relationship of any Loan Party with any supplier material to its operations.

11.24Material Contracts. No Loan Party is in default under any Material Contract to which such Person is a party or by which such Person is bound, the effect of which default is to cause, or to permit the other party(ies) to such Material Contract to cause, with the giving of notice if required, such Material Contract to be terminated. Set forth on Schedule 5.24 is a description of all Material Contracts of the Loan Parties, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that the Lead Borrower may amend Schedule 5.24 to add additional Material Contracts so long as such amendment occurs by written notice to the Administrative Agent not less than five (5) days after the date on which such Loan Party enters into such Material Contract after the Eighth Amendment Effective Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to either result in a Material Adverse Effect or expose the Loan Parties to liabilities greater than $20,000,000 (or, with respect to a Canadian Loan Party, $2,000,000), each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiaries and, to the best of the Lead Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b)  is not in default due to the action or inaction of any Loan Party or its

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Subsidiaries and (c) the consummation of the financing arrangements contemplated hereunder, will not constitute or create a default or create a right of termination under any Material Contract.

11.25Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

11.26OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Credit Party or other individual or entity participating in any transaction).

11.27Patriot Act, Etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the Foreign Assets Control Regulations and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”), and (c) the Canadian AML Legislation. The Beneficial Ownership Certification for the Borrowers most recently provided to the Agents and the Lenders hereunder is true, correct and complete in all respects.

11.28Swap Contracts. On each date that any Swap Contract is executed by any Provider, each Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act and the Commodity Futures Trading Commission regulations.

ARTICLE XII.
AFFIRMATIVE COVENANTS
Until payment in full of the Obligations in accordance with Section 1.02(d) hereof, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
12.01Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ending February 1, 2026), or such later date as otherwise expressly permitted by the SEC, a Consolidated and

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consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and consolidating statements of income or operations and Consolidated statements of Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Year (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (A) the previous Fiscal Year and (B) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of BDO USA or another public accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that, such report may contain a “going concern” or like qualification or exception, or qualification or exception as to the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date of any Indebtedness incurred under this Agreement), (ii) an opinion of such public accounting firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls except for such material weaknesses as to which the Required Lenders do not object and (iii) as to statements not covered by an audit, certification by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated and consolidating financial statements of the Lead Borrower and its Subsidiaries;
(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Lead Borrower, and within sixty (60) days after the end of the last Fiscal Quarter of each Fiscal Year of the Lead Borrower, in each case, or such later date as otherwise expressly permitted by the SEC (with respect to the deliverables set forth in the following clauses (i)(A), (i)(B) and (i)(C) only), (i) a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related Consolidated and consolidating statements of income or operations and Consolidated statements of Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year then ended (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and (where relevant) consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the period then ended in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) beginning with the last Fiscal Quarters of the Fiscal Year of the Eighth Amendment Effective Date, a summary report (in form and substance similar to the reporting provided by the Loan Parties on or prior to the Eighth Amendment Effective Date) setting forth the following operational and financial developments during such quarterly accounting period (A) revenue by channel (that is, retail channel, e-commerce channel, wholesale channel and international channel), (B) merchandise margin by channel (that is, retail channel, e-commerce channel, wholesale channel and international channel), (C) a 4-wall EBITDA per store location, and (D) a summary of e-commerce key performance indicators in form and detail consistent with past summaries of key performance indicators provided to the Administrative Agent prior to the Eighth Amendment Effective Date, all in form and substance reasonably satisfactory the Administrative Agent;
(c)as soon as available, but in any event within thirty (30) days after the end of each of the first two (2) Fiscal Months of each Fiscal Quarter of the Lead Borrower, and within forty-

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five (45) days after the end of the last Fiscal Month of each Fiscal Quarter of the Lead Borrower, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated and consolidating statements of income or operations, and for the portion of the Fiscal Year then ended (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition and results of operations of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month and for the period then ended in accordance with GAAP, subject only to normal year-end and quarter-end closing audit adjustments and the absence of footnotes (it being understood and agreed that the Lead Borrower does not make certain adjustments to the month-end financial statements, as it does with respect to the quarter-end and year-end financial statements, as disclosed to the Administrative Agent prior to the date hereof);
(d)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, (i) a month-by-month business plan for the immediately succeeding Fiscal Year prepared by management of the Lead Borrower, in each case the form of which shall be substantially similar to the business plan for the Fiscal Year ended January 28, 2026 (it being understood and agreed that such format is subject to change from time to time) and the substance of which shall be reasonably satisfactory to the Administrative Agent, for such succeeding Fiscal Year, and monthly availability model and projections for each Borrowing Base, the Term Borrowing Base and total revenues for such succeeding Fiscal Year, and (ii) (x) monthly sales projections by channel (that is, retail channel, e-commerce channel and wholesale channel) for such succeeding Fiscal Year and (y) monthly merchandise gross margin projections for such succeeding Fiscal Year (each, a “Business Plan”); and
(e)by not later than the end of each Fiscal Year of the Lead Borrower, (x) a month-by-month preliminary business plan for the immediately succeeding Fiscal Year prepared by management of the Lead Borrower, the form of which shall be in form and the substance reasonably satisfactory to the Administrative Agent, which shall include (i) the Consolidated balance sheet of the Lead Borrower and its Subsidiaries for such period, and the related Consolidated and statements of income or operations, and Consolidated statement of cash flows for such period (ii) actual year-to-date monthly sales by channel (that is, retail channel, e-commerce channel and wholesale channel) for the portion of the then-current Fiscal Year then ended through November 30th of such Fiscal Year and estimates for the December and January Fiscal Months of such Fiscal Year, (iii) monthly sales projections by channel (that is, retail channel, e-commerce channel and wholesale channel) for the upcoming Fiscal Year and (iv) monthly merchandise gross margin projections for such succeeding Fiscal Year (each, a “Preliminary Business Plan”), and (y) monthly availability model and projections for the Borrowing Base and the Term Borrowing Base for such succeeding Fiscal Year.
12.02Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its public accounting firm certifying such financial statements;
(b)(i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, which shall include, without limitation, (A) a certification as to the amount, if any, of rent under any Leases, and any obligations and liabilities with respect to Taxes, that have not been timely paid, (B) a certification as to the receipt of notice, if any, as to any obligations or liabilities with respect to utilities and/or insurance premiums that have not been timely paid, and (C) solely with respect to the financial statements referred to in

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Section 6.01(b), (1) a copy of management’s discussion and analysis with respect to such financial statements, (2) with respect to the financial statements referred to in Sections 6.01(a) and (c), a calculation of Consolidated Fixed Charge Coverage Ratio, in form and detail reasonably satisfactory to the Administrative Agent, and (3) to the extent not previously disclosed to the Administrative Agent on the Eighth Amendment Effective Date or pursuant to this clause (2), a description of any new Subsidiary and a listing of any new registrations, and new applications for registration, of Intellectual Property acquired or made by any Loan Party or any abandoned or lapsed registered Intellectual Property of any Loan Party. In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;
(i)[reserved]; and
(ii)upon the reasonable request of the Administrative Agent (but no more frequently than quarterly unless an Event of Default is then continuing), subject to the last sentence of Section 6.14(b), a schedule with respect to material suits and proceedings actually known to the Loan Parties that are filed by Store landlords before any Governmental Authority against any Loan Party, including, as applicable, an update to the list of existing material suits and proceedings and a listing of any new material suits and proceedings actually known to the Loan Parties since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Fifth Amendment Effective Date);
(c)on the fifteenth (15th) Business Day of each Fiscal Month, a certificate, signed and certified as complete and correct by a Responsible Officer of the Lead Borrower, in the form of Exhibit G or in such other form as the Administrative Agent may agree in writing (a “Borrowing Base Certificate”) showing each Borrowing Base, the Aggregate Revolving Borrowing Base, each Term Borrowing Base and the Term Aggregate Borrowing Base, in each case, as of the close of business of the last day of the immediately preceding Fiscal Month; provided that if a Weekly BBC Reporting Event has occurred and is continuing, unless otherwise agreed in writing by the Administrative Agent and Required Lenders, such Borrowing Base Certificate shall be delivered on the fifth (5th) Business Day after the end of each week, and shall show each Borrowing Base, the Aggregate Revolving Borrowing Base, each Term Borrowing Base and the Term Aggregate Borrowing Base, respectively, as of the close of business on the immediately preceding Saturday;
(d)(i) on the first Business Day of each calendar month and (ii) during the continuance of a Cash Dominion Event, on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), (A) a schedule of all Eligible Trade Receivables indicating the aging of each such Account, (B) an accounts payable aging report, in each case, as of the last day of the prior calendar month or the prior calendar week, as applicable, and (C) all supporting materials related to the Term Borrowing Base to the extent delivered to the Term Agent under the Term Credit Agreement;
(e)upon the request of the Administrative Agent or its auditors, appraisers, accountants, consultants or other representatives, copies of each of the Lead Borrower’s federal income tax returns, and any amendments thereto;
(f)promptly upon the reasonable request of the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its public accounting firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, in each case to the extent permitted by the policies of its public accounting firm at such time;

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(g)promptly after the same are available, copies of each annual report, proxy or financial statement, or other document, report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national or foreign securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(h)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;
(i)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement which indicate a breach or default of any such document, in each case not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(j)as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties (or upon the reasonable request of the Administrative Agent or its respective auditors, appraisers, accountants, consultants or other representatives), (i) a certificate executed by an authorized officer of the Lead Borrower certifying the existence and adequacy of the property and casualty insurance program carried by the Loan Parties and their Subsidiaries, and (ii) a written summary of said program identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy;
(k)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(l)promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;
(m)promptly after the Administrative Agent’s request therefor, a calculation of the Term Total Outstandings in form and substance reasonably satisfactory to the Administrative Agent;
(n)(i) promptly following receipt by any Loan Party, copies of any amendments, supplements, modifications, waivers, consents and forbearances under the Term Documents, the Mithaq Subordinated Notes, the Mithaq Subordination Agreement and any material notices received from any lender or agent of, under or with respect to the Term Obligations (including, without limitation, the Term Agent) not otherwise provided to the Administrative Agent under the Loan Documents, and (ii) as and when due or otherwise provided pursuant to the Term Credit Agreement, all material notices and all reports and information delivered to the Term Agent to the extent not otherwise provided to the Administrative Agent under the Loan Documents;
(o)promptly after any Agent’s or any Lender’s request therefor, (i) such information as requested pursuant to Section 10.17 hereof, (ii) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certification for the Borrowers provided to the Agents and the Lenders, and (iii) a new Beneficial Ownership Certification for the Borrowers (which the Borrowers shall provide when the individual(s) to be identified as a beneficial owner have changed, regardless of whether any Agent or any Lender has made a request therefor);

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(p)concurrently with the delivery of each Compliance Certificate referred to in Section 6.02(b) for each Fiscal Quarter, the Loan Parties shall provide the Administrative Agent with written notice of any additional registered Material Intellectual Property (not previously disclosed to the Administrative Agent on the Eighth Amendment Effective Date or pursuant to this Section 6.03(p)), as required pursuant to Sections 6.4(a) and (b) of the Security Agreement or the Canadian Security Agreement, as applicable;
(q)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents and/or the Term Documents, as applicable, to the extent delivered to the Term Agent under the Term Credit Agreement, or as the Administrative Agent or any Lender may from time to time reasonably request; and
(r)on the fourth (4th) Business Day of every other week, a report as of the last day of the immediately preceding week, summarizing (i) a bridge of store openings, store closings, and total store count for the prior two (2) week period, (ii) merchandise sales and merchandise margin for the prior two (2) week period, with comparison to the same period in the prior Fiscal Year and to the Business Plan most recently delivered to the Administrative Agent and (iii) a status report of capital expenditure spending for the prior two week period, with comparison to the Business Plan most recently delivered to the Administrative, such report in form and substance reasonably satisfactory to the Administrative Agent; provided that, the Loan Parties shall only be required to deliver the report set forth in this Section 6.02(r), (x) from the period from the Eighth Amendment Effective Date through December 16, 2026, (y) each Fiscal Year thereafter from August 1st through January 31st and (z) any period that Excess Availability is less than twenty-five percent (25%) of the Global Line Cap as of the end of any Fiscal Month, and continuing until Excess Availability has exceeded twenty-five percent (25%) of the Global Line Cap for sixty (60) consecutive days.
Financial statements and any related deliverables required to be delivered pursuant to Sections 6.01(a), 6.01(b), 6.01(c) or 6.02(h) (to the extent any such documents are included in materials otherwise filed with the SEC) (x) shall be deemed satisfactory for the purposes of this Agreement in the form and substance filed with the SEC and (y) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on EDGAR or another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance, the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Loan Parties hereby acknowledge that the Administrative Agent may make available materials or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower

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Materials”) to the Lenders and the L/C Issuer by posting the Borrower Materials on IntraLinks, SyndTrack or another similar secure electronic transmission system (the “Platform”). Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
The Loan Parties and the Administrative Agent hereby agree that the delivery of any Borrowing Base Certificate through the Portal, subject to the Administrative Agent’s authentication process, by such other electronic method as may be approved by the Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate each Borrowing Base, the Aggregate Revolving Borrowing Base, each Term Borrowing Base and the Term Aggregate Borrowing Base, respectively, as may be approved by the Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of the Lead Borrower to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by the Lead Borrower and delivered to the Administrative Agent.
12.03Notices. Promptly notify the Administrative Agent:
(a)of the occurrence of any Default;
(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, any default under, or termination of, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or any administrative or arbitration proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;
(c)of any undischarged or unpaid judgments or decrees in excess of $3,000,000, individually or in the aggregate;
(d)of the occurrence of any ERISA Event or Canadian Pension Event;
(e)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(f)of any change in any Loan Party’s senior executive officers;
(g)of the discharge by any Loan Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm;
(h)of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, the application for the certification of a collective bargaining agent, or any labor negotiations or strikes;

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(i)of the filing of any Lien for unpaid Taxes against any Loan Party;
(j)of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation, expropriation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;
(k)of any failure by any Loan Party to pay rent or such other amounts due at (i) any distribution centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s locations; or (iii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect;
(l)[reserved];
(m)of the occurrence of any “Default” or “Event of Default” (or comparable terms) under (and as defined in) the Term Documents, the Mithaq Subordinated Notes or the Mithaq Subordination Agreement;
(n)of the occurrence of (i) any payment default by any franchisee or other counterparty with respect to any amounts in excess of $100,000 and that is outside the ordinary course of business, or (ii) any material “default” or “event of default” or other material breach (or comparable terms) by a franchisee or other counterparty with respect to which any applicable Loan Party sends a written notice to such franchisee or other counterparty, in each case, under any Franchise Agreements; and
(o)of the assertion of any claim against any registered Material Intellectual Property that would reasonably be expected to have a Material Adverse Effect or otherwise could reasonably be expected to result in a liability of the Loan Parties in excess of $2,500,000.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
12.04Payment of Obligations. Pay and discharge in full as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims for labor, materials and supplies and claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property (other than a Permitted Encumbrance), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof (other than payroll taxes or taxes that are the subject of a United States federal or Canadian federal or provincial tax Lien) is being contested in good faith by appropriate proceedings diligently conducted, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Lead Borrower will, upon request, furnish the Collateral Agent with proof satisfactory to the Collateral Agent indicating that the Loan Parties and their Subsidiaries have made the payments or deposits described in clause (a) above. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay in conformity with its customary practice all accounts payable incident to the operations of such Person not referred to in this Section 6.04, above. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.

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12.05Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05. Preserve, renew and not abandon or let lapse any of its registered Material Intellectual Property, except for Permitted Dispositions.

12.06Maintenance of Properties.
(a)Keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are reasonably necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except in each case where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Take all reasonable actions to possess and maintain all Related Intellectual Property and own all right, title and interest in and to, or have a valid license for, all such Related Intellectual Property (except, in each case, (x) for Permitted Dispositions or (y) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property). No Loan Party nor any of its Subsidiaries shall take any action, or fail to take any action, that could reasonably be expected to (i) result in the invalidity, abandonment, misuse, lapse, or unenforceability of Material Intellectual Property (except, in each case under this clause (i), (x) as otherwise set forth on Schedule 5.17, (y) for Permitted Dispositions or (z) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property); or (ii) infringe upon or misappropriate any rights of other Persons except, in the case of this clause (ii), as could not reasonably be expected to have a Material Adverse Effect. Take all commercially reasonable steps, including, in any proceeding before the PTO, the USCO and/or the CIPO, as applicable, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability (except, in each case, (x) for Permitted Dispositions or (y) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property).
(c)Do all things reasonably necessary in order to comply with all Environmental Laws at any Real Estate or otherwise in connection with their operations noncompliance with which could reasonably be expected to have a Material Adverse Effect, and obtain all permits and other governmental authorizations for their operations under applicable Environmental Laws other than such permits and other authorizations the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Maintain, preserve and protect all of its FF&E material to the operation of its business in working order and condition, ordinary wear and tear excepted; and make all reasonably necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
12.07Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are

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customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.
(b)Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.
(c)Cause commercial general liability policies to be endorsed to name the Collateral Agent as an additional insured.
(d)Cause business interruption policies to name the Collateral Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Restatement Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.
(e)Cause each such policy referred to in this Section 6.07(b) to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium, except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent.
(f)Deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.
(g)If at any time the area in which any Mortgaged Property is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for similarly situated companies, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and, upon the request of the Administrative Agent or any Lender, deliver evidence of such flood insurance to the Administrative Agent or such Lender, in form and substance reasonably acceptable to the Administrative Agent or such Lender, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for similarly situated companies.
(h)Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

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(i)Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.
None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
12.08Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.22.

12.09Books and Records; Accountants.
(a)(i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
(b)At all times retain Ernst & Young LLP or another public accounting firm which is reasonably satisfactory to the Administrative Agent and instruct such public accounting firm in writing to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such public accounting firm, as may be raised by the Administrative Agent; provided that the Lead Borrower shall be entitled to participate in any such meetings or discussions. The Lead Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to the Administrative Agent, at the Borrowers’ expense, copies of the Borrowers’ financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to the Administrative Agent any information they may have regarding the Collateral or the financial condition of the Borrowers, in each case to the extent permitted by the policies of such auditors, accountants or other third parties at such time; provided that the Lead Borrower shall be entitled to be provided with copies of any such financial statements, papers, accounting records or disclosures contemporaneously therewith.
12.10Inspection Rights.
(a)Permit, and provide commercially reasonable cooperation with, representatives, Affiliates and independent contractors of the Administrative Agent (who may be accompanied by

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the Lenders or representatives thereof) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and public accounting firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours on one occasion per each Fiscal Year, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives, Affiliates or independent contractors) may do any of the foregoing at the expense of the Loan Parties, as often as the Administrative Agent may request in its reasonable discretion, and at any time during normal business hours and without advance notice.
(b)Upon the request of the Administrative Agent after reasonable prior notice, permit, and provide commercially reasonable cooperation with, the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers, commercial finance examiners and appraisers, each of whom may be Affiliates of the Administrative Agent) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and/or the Term Borrowing Base and (ii) the assets included in the Borrowing Base and/or the Term Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the reasonable and documented fees and expenses of the Administrative Agent and such other professionals with respect to such evaluations, commercial finance examinations and appraisals as provided below. Without limiting the foregoing, the Loan Parties acknowledge and agree that the Administrative Agent may, in its discretion, during any twelve (12) Fiscal Month period, at the Loan Parties’ expense, cause to be undertaken (i) two (2) inventory appraisals and (ii) two (2) commercial finance examinations; provided that, in the event that Excess Availability is less than 20% of the Global Line Cap at any time during any twelve (12) Fiscal Month period, the Administrative Agent may, in its discretion, cause to be undertaken one (1) additional inventory appraisal (that is, up to three (3) inventory appraisals in total) and one (1) additional commercial finance examination (that is, up to three (3) commercial finance examinations in total) at any time during such twelve (12) Fiscal Month period at the Loan Parties’ expense; provided further that, so long as (A) no Default has occurred and is continuing and (B) the Term Agent (or any professional retained by the Term Agent and approved by the Administrative Agent in its reasonable discretion) conducts all Intellectual Property appraisals, at the times, and with the frequency, it is permitted to conduct (at the Loan Parties’ expense) under the Term Credit Agreement and the Term Agent and/or the Loan Parties furnish all such appraisals to the Administrative Agent, the Administrative Agent and the Lenders shall rely on such appraisals in lieu of conducting independent Intellectual Property appraisals pursuant to the terms of this Section 6.10(b). Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause (x) one (1) additional inventory appraisal and one (1) additional commercial finance examination to be undertaken in during any twelve (12) Fiscal Month period as the Administrative Agent in its reasonable discretion deems necessary, at the Lenders’ expense, and (y) additional inventory appraisals and commercial finance examinations to be undertaken, if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
(c)For the avoidance of doubt, the inventory appraisal and the commercial finance examination described in Section 4.01(a)(xi) or otherwise completed prior to the Eighth Amendment Effective Date, as applicable, shall not be included in the determination of whether appraisals or commercial finance examinations may be undertaken at the Loan Parties’ expense pursuant to Section 6.10(b) above.
(d)Permit the Administrative Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Administrative Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Mortgaged Property, provided such assessments may only be undertaken (i) during the continuance of a Default, (ii) if a Loan Party

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receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Mortgaged Property, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Mortgaged Property from any Person (including, without limitation, the Environmental Protection Agency); provided further that one such assessment may be undertaken from and after the Eighth Amendment Effective Date at the Loan Parties’ expense without the requirement that any such event shall have occurred. Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their Subsidiaries to, cooperate in all respects with the Administrative Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Administrative Agent.
(e)No Borrowing Base calculation shall include Collateral obtained in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable appraisals and commercial finance examinations (which shall not be included in the limits provided above, but such appraisals and commercial finance examinations shall only be conducted with the consent of the Lead Borrower) satisfactory to the Administrative Agent.
12.11Use of Proceeds. Use the proceeds of the Credit Extensions (a) [reserved], (b) to finance transaction fees and expenses related hereto, (c) to finance the acquisition of working capital assets of the Borrowers, including the purchase of Inventory and Equipment, in each case in the ordinary course of business, (d) to finance Capital Expenditures of the Borrowers, (e) to make Restricted Payments in accordance with this Agreement, (f) to finance Permitted Investments in accordance with this Agreement, and (g) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

12.12Additional Loan Parties.
(a)Notify the Administrative Agent at the time that any Person becomes a Subsidiary or is otherwise required to join as a Loan Party, and promptly thereafter (and in any event within fifteen (15) days (or such longer period as the Administrative Agent may agree)), cause any such Person to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations to the extent required under the Security Documents, (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) above), and (iv) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness to the extent required under the Security Documents. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base. At all times, the Loan Parties shall cause each Subsidiary that is a “Loan Party” (as defined in the Term Credit Agreement) to remain a Loan Party under the Loan Documents, except to the extent a release of such Loan Party from its obligations under the Term Documents and the Loan Documents is permitted pursuant to the terms of the Term Documents and the Loan Documents.

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(b)Prior to the acquisition by TCP Canada Inc. of any assets (other than the assets described in Section 5.13(b) hereof or other assets not of the same type that constitutes Collateral (which other assets are not used in connection with any of the Loan Parties’ business operations)), cause such Person to (A) become a Loan Party by executing and delivering to the Agents a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a Lien to the Collateral Agent on such Person’s assets to the extent required by the Security Documents, and (C) deliver to the Agents documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i), subject to customary assumptions and qualifications), all of the foregoing to be in form, content and scope reasonably satisfactory to the Administrative Agent.
12.13Cash Management.
(a)To the extent not previously delivered to the Administrative Agent:
(i)deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and
(ii)enter into a blocked account agreement for each Blocked Account, in each case in form and substance satisfactory to the Agents (each, a “Blocked Account Agreement”), with the applicable Blocked Account Bank; provided that, for the avoidance of doubt, no Blocked Account Agreements shall be required with respect to any Excluded Accounts; provided further that, notwithstanding anything to the contrary in this Agreement, the Administrative Agent may from time to time, in its sole discretion, elect not to require Blocked Account Agreements on DDAs that are exclusively used for disbursements.
(b)(i) Each Credit Card Notification shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all payments due from Credit Card Issuers and Credit Card Processors, and (ii) the Borrowers shall cause each depository institution (including those listed on Schedule 5.21(a)) to cause the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all amounts on deposit in each DDA (other than Excluded Accounts).
(c)Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to each concentration account maintained by the Collateral Agent at Wells Fargo Bank or its Affiliates (each, a “Concentration Account”), of all cash receipts and collections, including, without limitation, the following:
(i)all available cash receipts (x) from the sale of Inventory, and (y) from the sale of other assets (whether or not constituting Collateral);
(ii)all proceeds of collections of Accounts;
(iii)all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event;

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(iv)the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);
(v)the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and
(vi)the proceeds of all credit card charges.
Prior to the exercise of remedies provided for in Section 8.02 (or before the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), all amounts received in a Concentration Account from any source, including the Blocked Account Banks, shall be applied by the Administrative Agent in the order set forth in Section 2.05(g).
(d)The Loan Parties shall provide the Collateral Agent (i) with written notice of any Restricted Payment or other intercompany transfer to be made to any Loan Party by any Subsidiary located outside of the United States or Canada, in each case as otherwise permitted pursuant to Sections 7.06 or 7.18, respectively, of this Agreement, no less than five (5) days prior to the receipt thereof and (ii) with written confirmation (which shall include a fed reference number, if applicable) on the date of the receipt of any such Restricted Payment or other intercompany transfer.
(e)Each Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from a Concentration Account, (ii) the funds on deposit in a Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in a Concentration Account shall be applied as provided in this Agreement.
(f)In the event that, after the occurrence and during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any proceeds or collections described in Section 6.13(c), such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.
(g)Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
(h)Notwithstanding anything to the contrary contained in this Section 6.13, prior to the Discharge of Term Obligations, all Net Proceeds (as defined, solely for the purposes of this Section 6.13(i), in the Term Credit Agreement as in effect as of the Eighth Amendment Effective Date) of Term Priority Collateral shall, to the extent required under the Term Credit Agreement (as in effect as of the Eighth Amendment Effective Date), be deposited, as and when received, into a Term Loan Priority Account. No Loan Party shall deposit, or cause to be deposited, any funds into the Term Priority Account other than proceeds of the Term Priority Collateral.
(i)Until the Discharge of Term Obligations, the Loan Parties shall not permit cash or Cash Equivalents in an aggregate amount in excess of $75,000,000 (other than (i) operating cash and (ii) cash necessary for the Loan Parties to satisfy, in the ordinary course of their business, the current liabilities incurred by them in the ordinary course of their business and

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without acceleration of the satisfaction of such current liabilities) (such excess amount, the “Excess Cash”) to accumulate and be maintained in the deposit or investment accounts of the Loan Parties and their Subsidiaries (it being understood and agreed that all such Excess Cash shall be remitted to the Agent for application to the Obligations then outstanding as required under Section 2.05(e)); provided, however, that (x) this Section 6.13(i) shall not restrict amounts maintained in deposit accounts of Subsidiaries, which accounts and Subsidiaries are located in and organized in Asia, so long as such amounts are permitted to be maintained in such accounts and by such Subsidiaries pursuant to the terms of this Agreement, and (y) the Loan Parties’ obligations under this Section 6.13(i) shall be suspended if and for so long as there are no Obligations outstanding.
12.14Information Regarding the Collateral.
(a)Furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it, any location, office or facility at which Collateral owned by it is located (including the establishment of any such new location, office or facility), or, in the case of a Canadian Loan Party, its registered office; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings (including fixture filings) have been made under the UCC, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (subject only to (i) Permitted Encumbrances having priority by operation of applicable Law and (ii) Term Loan Liens) for its own benefit and the benefit of the other Credit Parties.
(b)From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Eighth Amendment Effective Date that, if existing or occurring on the Eighth Amendment Effective Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.
12.15Physical Inventories.
(a)Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve month period, conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Collateral Agent. The Collateral Agent and any Lender, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. Upon the request of the Collateral Agent, the Lead Borrower shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

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(b)The Collateral Agent, in its discretion, if any Default shall have occurred and be continuing, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).
12.16Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits appropriate or necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

12.17Further Assurances.
(a)Execute any and all further documents, financing statements, agreements and instruments (including Intellectual Property filings), and take all such further actions (including the filing and recording of financing statements, Intellectual Property filings and other documents), that may be required under any applicable Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Notwithstanding anything to the contrary contained in this clause (a), the terms of Article VI to the Security Agreement shall control with respect to all matters relating to Intellectual Property.
(b)If any material assets are acquired by any Loan Party after the Eighth Amendment Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be reasonably necessary or shall be reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base. Notwithstanding anything to the contrary contained in this clause (b), the terms of Article VI to the Security Agreement shall control with respect to all matters relating to Intellectual Property.
(c)(i) Upon the request of the Collateral Agent, cause each of its customs brokers, freight forwarders, consolidators and other carriers which, individually, have control over, and/or hold the documents evidencing ownership of, Inventory or other Collateral of the Loan Parties with an aggregate retail value in excess of ten percent (10%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time to deliver a Customs Broker Agreement to the Collateral Agent and (ii) simultaneously with the delivery to the Term Agent, deliver to the Collateral Agent a Customs Broker Agreement with each such customs broker, freight forwarder, consolidator or other carrier for which such an agreement has been provided to the Term Agent.
(d)(i) Upon the request of the Collateral Agent, cause any of its landlords with respect to Real Estate acquired or leased after the Restatement Date to deliver a Collateral Access

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Agreement to the Collateral Agent in such form as the Collateral Agent may reasonably require if the aggregate retail value of the Inventory or other Collateral of the Loan Parties at any such location exceeds five percent (5%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time and (ii) simultaneously with the delivery to the Term Agent, deliver to the Collateral Agent a Collateral Access Agreement for any Real Estate for which a Collateral Access Agreement has been provided to the Term Agent.
(e)Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any improved Real Estate acquired by any Loan Party after the Restatement Date unless the Collateral Agent has provided to the Revolving Lenders (i) if such Mortgage relates to an improved Real Estate not located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), a completed Flood Certificate with respect to such improved Real Estate from a third-party vendor at least ten (10) Business Days prior to entering into such Mortgage, or (ii) if such Mortgage relates to an improved real property located in such a “flood hazard area”, the following documents with respect to such improved Real Estate at least thirty (30) days prior to entering into such Mortgage: (1) a completed Flood Certificate from a third party vendor; (2) (A) a notification to the Lead Borrower that such real property is located in such a “flood hazard area” and (if applicable) notification to the Lead Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Lead Borrower of such notice; and (3) if required by applicable Laws (including, without limitation, the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect), evidence of required flood insurance; provided that the Collateral Agent may enter into any such Mortgage prior to the notice period specified above if the Collateral Agent shall have received confirmation from each applicable Revolving Lender that such Revolving Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction. Notwithstanding anything to the contrary contained herein (including this Section 6.17 and Section 10.01) or in any other Loan Document, (x) the Collateral Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Revolving Lenders has received forty-five (45) days’ prior written notice thereof and the Collateral Agent has received confirmation from each Revolving Lender that such Revolving Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Insurance Laws or as otherwise satisfactory to such Revolving Lender, and (y) at any time that the Real Estate or any other real property is included in the Collateral, no addition, increase, renewal or extension of any Loan, Letter of Credit or Commitment hereunder shall be consummated until the completion of flood due diligence, documentation and coverage as required by the Flood Insurance Laws or as otherwise satisfactory to all Revolving Lenders.
(f)Notwithstanding anything to the contrary contained herein (including this Section 6.17) or in any other Loan Document, the Agents shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and the Administrative Agent and the Lenders have completed their respective Patriot Act searches, OFAC/PEP searches, Canadian AML Legislation searches (if applicable), and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent and the Lenders.
12.18Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder (including, without limitation, in connection with Store closings permitted pursuant to clause (b) of the definition of Permitted Dispositions), make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse

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Effect. In the event that the Borrowers become delinquent in their rent payments, subject to Section 2.01(d), the Administrative Agent may establish Reserves against any applicable Borrowing Base for the amount of any landlord liens arising from such delinquency.
12.19Material Contracts. Perform and observe all of the terms and provisions of each Material Contract to be performed or observed by any Loan Party or any of its Subsidiaries, take all such action required on the part of any Loan Party or any of its Subsidiaries to maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

12.20ERISA.
(a)Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where the failure to comply could reasonably be expected to result in a claim or liability against any Loan Party or its Affiliates of $3,000,000 or more.
(b)Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither any Loan Party nor any ERISA Affiliate or any other Subsidiary of the Loan Parties shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.
(c)Deliver to the Collateral Agent, promptly, and in any event within 20 days, after (i) the occurrence of any Reportable Event in respect of a Plan, a copy of the materials that are filed with the PBGC, (ii) any Loan Party or any ERISA Affiliate or an administrator of any Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by any Loan Party or any ERISA Affiliate or an administrator of any Plan from the PBGC of the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the request by any Lender of copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Plan, an explanation of such event or condition, (vi) the receipt by any Loan Party or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which would reasonably be expected to cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, or (viii) any Loan Party or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which such Loan Party and any ERISA Affiliate proposes to take with respect thereto.

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12.21OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
12.22Term Loan Pushdown Reserve. The Loan Parties shall cause the Term Loan Pushdown Reserve to be maintained at any time that the Term Total Outstandings exceeds the Term Aggregate Borrowing Base.

ARTICLE XIII.
NEGATIVE COVENANTS
Until payment in full of the Obligations in accordance with Section 1.02(d) hereof, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
13.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

13.02Investments. Have outstanding, make, acquire or hold any Investment (or become contractually committed to do so), directly or indirectly, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except Permitted Investments.

13.03Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) except as otherwise expressly permitted hereby (including, for the avoidance of doubt, pursuant to the Hong Kong Recapitalization Transactions and as permitted under Section 7.06(d)), issue and sell any other Equity Interests unless (i) such Equity Interests shall be issued solely by the Lead Borrower and not by a Subsidiary of a Loan Party, (ii) such Equity Interests provide that all dividends and other Restricted Payments in respect thereof shall be made solely in additional shares of such Equity Interests, in lieu of cash, (iii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests and in accordance with the limitations contained in this Agreement, and (iv) all Restricted Payments in respect of such Equity Interests are expressly subordinated to the Obligations.

13.04Fundamental Changes.
(a)Merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, reorganize, enter into a proposal, plan of reorganization, arrangement, recapitalization or reclassify its Equity Interests (or agree to do any of the foregoing); or
(b)suspend or go out of a substantial portion of its or their business or any material line of business, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect thereto or would result therefrom (including in the case of an amalgamation involving a Canadian Loan Party that such amalgamation will not result in any

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Liens that are not Permitted Encumbrances), any Subsidiary may merge, consolidate or amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided further that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person.
13.05Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

13.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
(a)(i) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (which may include intermediate Restricted Payments by a Subsidiary of a Loan Party to a Subsidiary that is not a Loan Party so long as, reasonably contemporaneously therewith, such Restricted Payments are further remitted to a Loan Party), and (ii) each Subsidiary of a Loan Party that is not a Loan Party (the “Paying Subsidiary”) may make Restricted Payments to any other Subsidiary of a Loan Party that is not a Loan Party (the “Recipient Subsidiary”); provided that the Paying Subsidiary is a direct or indirect Subsidiary of the Recipient Subsidiary;
(b)the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)(i) the Lead Borrower may repurchase its Equity Interests in any transaction or series of related transactions which are part of a common plan completed on or at any time within ninety (90) days after the commencement thereof (each, a “Stock Repurchase Transaction”); provided that, Restricted Payments made at any time in reliance on this clause (i) may be made so long as the Payment Conditions are satisfied as of the making of each such repurchase and after giving effect thereto and (ii) the Loan Parties’ Affiliates organized and located outside the United States or Canada may issue, sell and repurchase their respective Equity Interests in any transaction or series of related transactions provided that all payments by such Affiliates organized and located outside the United States or Canada in respect of such Equity Interests are further remitted to a Loan Party;
(d)the Loan Parties may issue and sell additional Equity Interests provided that (i) (A) with respect to any Equity Interests, all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (B) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests, and (C) all payments in respect of such Equity Interests are expressly subordinated to the Obligations, and (ii) no Loan Party shall issue any additional Equity Interests in a Subsidiary; except that a Loan Party may issue additional Equity Interests in a Subsidiary of a Loan Party in connection with the capitalization of an intercompany loan owed by a Loan Party or another Subsidiary of a Loan Party; provided that, contemporaneously with any such issuance, such additional Equity Interests shall be pledged to the Collateral Agent pursuant to the Security Documents, including any amendments or supplements thereto reasonably requested by the Collateral Agent;
(e)[reserved];
(f)the Loan Parties may make Restricted Payments pursuant to the Hong Kong Recapitalization Transactions; and

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(g)the Loan Parties may make other Restricted Payments if the Payment Conditions are satisfied.
Notwithstanding anything else set forth in this Section 7.06 to the contrary, (A) no Related Intellectual Property shall be the subject of any Restricted Payment to any non-Loan Party unless (i) the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such Related Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance substantially similar to the license granted to the Administrative Agent pursuant to Section 8.8 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent) and (ii) such transfer, sale or disposition is permitted under the Term Credit Agreement, and (B) no asset included in the determination of the Borrowing Base or Term Borrowing Base shall be the subject of any Restricted Payment to any non-Loan Party without the prior written consent of the Administrative Agent.
13.07Payments and Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:
(a)as long as no Event of Default shall have occurred and be continuing or would arise therefrom, regularly scheduled or mandatory repayments or redemptions of Permitted Indebtedness (other than (i) Subordinated Indebtedness and (ii) the Term Obligations); provided that, with respect to clause (n) of the definition of “Permitted Indebtedness”, principal and interest payments thereunder do not exceed $1,000,000 in the aggregate per annum;
(b)regularly scheduled or mandatory repayments or redemptions of Subordinated Indebtedness (other than Indebtedness under the Mithaq Subordinated Notes) in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto;
(c)with respect to the Mithaq Subordinated Notes, payments expressly permitted by the terms of the Mithaq Subordination Agreement;
(d)regularly scheduled payments of principal and mandatory repayments (in respect of Term Priority Collateral) of principal, and all payments in respect of interest, fees, expenses and other Term Obligations owing under the Term Documents (as in effect on the Eighth Amendment Effective Date or as amended in accordance with the terms of the Intercreditor Agreement), in each case, as and when due under the Term Documents (as in effect on the Eighth Amendment Effective Date or as amended in accordance with the terms of the Intercreditor Agreement);
(e)[reserved]; or
(f)refinancings and refundings of such Indebtedness permitted pursuant to Section 7.03 (including, for the avoidance of doubt, cashless refinancings and refundings of intercompany Indebtedness permitted under Section 7.03 to effectuate the Hong Kong Recapitalization Transactions).
13.08Change in Nature of Business. Engage in any line of business substantially different from the business (or any business substantially related or incidental thereto) conducted by the Loan Parties and their Subsidiaries on the Restatement Date.

13.09Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, except for: (a) transactions that are on fair and reasonable terms, that are fully disclosed to the Administrative Agent, and that are no less favorable to the Loan Parties than would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction

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with a Person other than an Affiliate; (b) transactions between the Lead Borrower and Services Company in the ordinary course of business; (c) intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c) and (e) of the definition of Permitted Indebtedness; (d) intercompany Investments permitted pursuant to clauses (g), (h), (i) and (m) of the definition of Permitted Investments; and (e) the Hong Kong Recapitalization Transactions.

13.10Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Term Credit Agreement, any other Term Document or the New Headquarters Lease Guaranty) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

13.11Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB; (b) to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (d) for purposes other than those permitted under this Agreement.

13.12Amendment of Material Documents. Amend or modify any term, provision or condition of, or waive any Loan Party’s rights under, (a) its Organization Documents, (b) any Material Contract or Material Indebtedness (other than on account of (i) any Permitted Refinancing Indebtedness in respect thereof and (ii) the Term Documents), in each case of clauses (a) and (b) to the extent that such amendment, modification or waiver would result in a Default under any of the Loan Documents or otherwise would be reasonably likely to have a Material Adverse Effect, (c) the TCP Board Letter Agreement in any manner that would adversely affect the rights of any Credit Party or would otherwise be more restrictive to the Loan Parties, (d) the Mithaq Subordinated Notes, the Hong Kong Subordinated Notes and any other document governing Subordinated Indebtedness to the extent that such amendment, modification or waiver thereto would not be permitted under the applicable Subordination Agreement absent the consent of the Administrative Agent and (e) any Term Document or agreement in respect of any refinancing of any Indebtedness under any Term Document, to the extent that such amendment, modification or waiver would not be permitted under the Intercreditor Agreement absent the consent of the Administrative Agent.

13.13Corporate Name; Fiscal Year.
(a)Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.
(b)Change its name as it appears in official filings in the jurisdiction of its incorporation, formation or other organization (b) change its chief executive office, registered

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office, principal place of business, corporate offices or warehouses or locations at which any material portion of the Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its jurisdiction of incorporation, formation or other organization, or (e) change its jurisdiction of incorporation, formation or organization, in each case without at least thirty (30) days’ prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, on any Collateral, has been completed or taken, and provided that any such new location of any U.S. Loan Party or Domestic Subsidiary shall be in the continental United States and any such new location of any Canadian Loan Party or Canadian Subsidiary shall be in Canada.
13.14Blocked Accounts; Credit Card Processors; Term Loan Priority Accounts.
Open new Blocked Accounts unless the Loan Parties shall have delivered to the Collateral Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent.
(a)Enter into new agreements with Credit Card Processors or Credit Card Issuers other than the ones expressly contemplated herein or in Section 6.13 hereof unless the Loan Parties shall have delivered to the Collateral Agent true and complete copies of such agreements and appropriate Credit Card Notifications consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent.
(b)Deposit, or cause to be deposited, any funds into any Term Loan Priority Account other than proceeds of the Term Priority Collateral.
13.15Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

13.16Antilayering. The Loan Parties will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness of the Loan Parties or any Subsidiary which, by its terms, is subordinated to any other Indebtedness of such Loan Party or such Subsidiary and which is not expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.

13.17Canadian Defined Benefit Plan. No Loan Party will sponsor, maintain, contribute to or otherwise incur liability under a Canadian Defined Benefit Plan.

13.18Foreign Transfers. Permit the Loan Parties organized and located within the United States and Canada to make intercompany transfers outside the ordinary course of business to their Affiliates organized and located outside the United States or Canada unless the Payment Conditions are satisfied. Except to the extent permitted pursuant to the definition of “Permitted Dispositions”, no Borrower Intellectual Property or Material Intellectual Property or any asset included in the determination of the Borrowing Base or the Term Borrowing Base shall be the subject of any intercompany transfer or other Disposition to a non-Loan Party without the prior written consent of the Administrative Agent.

13.19Minimum Excess Availability. Permit Excess Availability at any time to be less than the greater of (a) 10% of the Global Line Cap and (b) $35,000,000.

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ARTICLE XIV.
EVENTS OF DEFAULT AND REMEDIES
14.01Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, in each case, for three (3) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document for three (3) Business Days; or
(b)Specific Covenants.
(i)Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.08(b), 6.10, 6.11, 6.12, 6.13, 6.14, 6.21, 6.22 or Article VII of this Agreement, the Seventh Amendment Post-Closing Letter or the Eighth Amendment Post-Closing Letter; or
(ii)(x) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.02(c) (other than as provided in the immediately succeeding clause (y)) for five (5) days, or (y) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.02(c) of this Agreement with respect to delivery of the Borrowing Base Certificates and related deliverables on a weekly basis and such failure continues for one (1) Business Day; or
(iii)Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a) or 6.02(b) of this Agreement and such failure continues for fifteen (15) days; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
(d)[Reserved].
(e)Representations and Warranties in the Credit Agreement. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate), or in completing any request for a Borrowing via the Portal, shall be incorrect or misleading in any material respect when made or deemed made (or, with respect to any representation, warranty, certification, or statement of fact qualified by materiality, incorrect or misleading in any respect); or
(f)Material Indebtedness; Swap Contracts. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which

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default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $5,000,000; provided, that any Event of Default pursuant to this clause (f) shall continue until such time as the Administrative Agent (at the direction of the Required Lenders) shall have waived such Event of Default in writing, regardless of whether such failure has been remedied or waived by the holders of such Indebtedness; or
(g)Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Credit Parties shall be relieved of their obligation to extend credit hereunder), or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material portion of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days (provided, however, that, during the pendency of such period, the Credit Parties shall be relieved of their obligation to extend credit hereunder), or an order for relief is entered in any such proceeding; or
(h)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material portion of the property of any such Person; or
(i)Judgments. (i) There is entered against any Loan Party or any Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) which become Liens or encumbrances upon any material portion of any Borrower’s properties or assets, and all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or (ii) an action or proceeding is brought against any Borrower which is reasonably likely to be decided adversely to such Borrower, and such adverse decision would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of the Credit Parties’ security interests in the Collateral; or
(j)Liens. A notice of Lien, levy, or assessment is filed of record with respect to any of any Loan Party’s properties or assets by the United States Government, the Government of Canada, or any department, agency, or instrumentality thereof, or by any state, province, county, municipal, or governmental agency, or any taxes or debts owing at any time hereafter to any one

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or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Loan Party’s properties or assets and the same is not paid on the payment date thereof; or
(k)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000 or which would reasonably likely result in a Material Adverse Effect; or
(l)Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (except as permitted pursuant to the terms hereof or thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
(m)Change of Control. There occurs any Change of Control; or
(n)Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under Material Contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business; or
(o)Loss of Collateral or Material Intellectual Property. There occurs (i) any uninsured loss to any material portion of the Collateral, or (ii) other than pursuant to Section 6.06, any loss or material impairment of continuing efficacy or utility in respect of any Material Intellectual Property; or
(p)Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, provincial, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or
(q)Guaranty. The termination or attempted termination of any Facility Guaranty (other than as expressly permitted hereunder); or
(r)Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such

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Material Contract to terminate such Material Contract; provided that any event contemplated by this subsection (r) shall only constitute an Event of Default if the counterparty to such Material Contract has commenced an enforcement action (including, without limitation, to terminate such Material Contract) against such Loan Party or Subsidiary for such failure or breach under such Material Contract; or
(s)Subordination; Intercreditor. (i) Any subordination agreement entered into by any Agent in accordance with the terms hereof (including, without limitation, the Mithaq Subordination Agreement and Hong Kong Subordination Agreement), or any provision thereof, or any subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; (ii) any Borrower or any other Loan Party shall, directly or indirectly, (A) make any payment on account of any Subordinated Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the Subordination Provisions applicable to such Subordinated Indebtedness or (B) disavow or contest in any manner (x) the effectiveness, validity or enforceability of any of the Subordination Provisions or the Intercreditor Provisions (as defined below), (y) that the Subordination Provisions and the Intercreditor Provisions exist for the benefit of the Credit Parties, or (z) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions or the Intercreditor Provisions, as applicable; (iii) any intercreditor agreement entered into by the Agents in accordance with the terms hereof (including, without limitation, the Intercreditor Agreement and any Qualifying Intercreditor Agreement), or any provision thereof (the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid and binding on, or enforceable against, any Loan Party, the Term Agent or any holder of the Indebtedness (other than the Obligations), as applicable, that is the subject of such intercreditor agreement, or any agent (including the Term Agent) for any such holder (or any Loan Party, any such holder or any such agent (including the Term Agent) shall so state in writing); or (iv) any provision of any such intercreditor agreement (including, without limitation, the Intercreditor Agreement and any Qualifying Intercreditor Agreement) shall, at any time after the delivery of such intercreditor agreement, fail to be legally valid, binding or enforceable.
14.02Remedies Upon Event of Default.
(a)If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(i)declare the commitment of each Revolving Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(iii)require that the Loan Parties Cash Collateralize the L/C Obligations; and
(iv)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this

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Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(g), the obligation of each Revolving Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.
14.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations or on account of any Collateral shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;
Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Revolving Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Revolving Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Revolving Lenders, to payment to the Revolving Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Revolving Lenders in proportion to the amounts described in this clause Third payable to them;

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Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;
Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, and fees (including Letter of Credit Fees and Commitment Fees), ratably among the Revolving Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;
Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;
Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Seventh held by them;
Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Ninth, to payment of all other Obligations (including, without limitation, the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Thirteenth held by them;
Tenth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;
Eleventh, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE XV.
ADMINISTRATIVE AND COLLATERAL AGENT
15.01Appointment and Authority.

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(a)Each of the Lenders (in its capacities as a Lender), Swing Line Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
(b)Each of the Lenders (in its capacities as a Lender), Swing Line Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo Bank as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(b)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
(c)[Reserved].
(d)In addition, and without limiting any of the foregoing, each of the Credit Parties hereby irrevocably appoints and authorizes the Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for the Credit Parties, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec as security for any of the Obligations, and to exercise such powers and duties that are conferred upon the Collateral Agent in its capacity as hypothecary representative under any related deed of hypothec. The Collateral Agent in its capacity as hypothecary representative shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable Law. Any Person who becomes a Credit Party shall be deemed to have consented to and confirmed the Collateral Agent as the Person acting as hypothecary representative for the Credit Parties holding the aforesaid hypothecs as aforesaid and to have ratified all actions taken by the Collateral Agent in such capacity. The Collateral Agent acting in its capacity as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. The substitution of the Collateral Agent pursuant to the provisions of this Article IX also constitute the substitution of the Collateral Agent as hypothecary representative as aforesaid. Each such successor Collateral Agent appointed in accordance with the terms of this Agreement shall automatically (and without any further formality or action) become the successor hypothecary representative for the purposes of each deed of hypothec that was executed prior to the time of the appointment of such successor Collateral Agent.
15.02Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other

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advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

15.03Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that any Agent is required to exercise as directed in writing by the Required Lenders, the Required Lenders or the Required Supermajority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its respective Affiliates in any capacity; and
(d)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Collateral Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent herein.
No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders, the Required Lenders or the Required Supermajority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default, the Agents shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders. Unless and until an Agent shall have received such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity,

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enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.
15.04Reliance by Agents . Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

15.05Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

15.06Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of

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this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable, hereunder.

Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section shall also constitute the resignation of Wells Fargo Bank as Swing Line Lender and L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
15.07Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that no Agent has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender or each L/C Issuer as to any matter, including whether any Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except as provided in Section 9.11, no Agent shall have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of any Agent. Each Lender and each L/C Issuer represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

15.08Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

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Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(l), 2.03(m), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
15.09Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,
(a)to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or, with respect to Term Priority Collateral, as to which the Agents are required to release such Lien pursuant to the Intercreditor Agreement, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;
(b)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;
(c)to subordinate any Lien on Term Priority Collateral to the Term Agent, in accordance with the Intercreditor Agreement; and
(d)to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that, if such Person is, or continues to be, an obligor with respect to the Term Obligations (whether as a borrower or a guarantor thereunder), the Agents shall not release any such Person from its obligations under the Facility Guaranty unless and until such Person is no longer an obligor with respect to the Term Obligations.

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Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
Notwithstanding the provisions of this Section 9.09, the Collateral Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
Notwithstanding anything to the contrary, the Agents shall not be obligated to release their Liens on any Collateral until Net Proceeds of such Collateral have been received as required by this Agreement.
15.10Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

15.11Reports and Financial Statements. By signing this Agreement, each Lender:
(a)agrees to furnish the Administrative Agent on the first day of each month (and, after the occurrence and during the continuance of a Cash Dominion Event, at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;
(b)is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements, Borrowing Base Certificates required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);
(c)expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;
(d)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(e)agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(f)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying

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Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
15.12Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable Law of the United States or Canada can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

15.13Indemnification of Agents. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agents, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

15.14Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

15.15Defaulting Lenders. (a) Notwithstanding the provisions of Section 2.14 hereof, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments (i) first, to the Swing Line Lender to the extent of any Swing Line Loans that were made by the Swing Line Lender and that were required to be, but were not, paid by the Defaulting Lender, (ii) second, to the L/C Issuer, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (iii) third, to each Non-Defaulting Lender ratably in accordance with its Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such Non-Defaulting Lender), (iv) to the Cash Collateral Account, the proceeds of which shall be retained by the Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Lead Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of the Loans (or other funding obligations) hereunder, and (v) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Applicable Percentages in connection therewith) and for the purpose of

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calculating the fee payable under Section 2.09(a), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(a) through (c). The provisions of this Section 9.15 shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Administrative Agent, the L/C Issuer, and the Borrowers shall have waived, in writing, the application of this Section 9.15 to such Defaulting Lender, or (z) the date on which such Defaulting Lender pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Administrative Agent pursuant to Section 9.15(b) shall be released to the Borrowers). The operation of this Section 9.15 shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent, the L/C Issuer, the Swing Line Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to the Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than any Other Liabilities, but including (1) all interest, fees (except any Commitment Fees or Letter of Credit Fees not due to such Defaulting Lender in accordance with the terms of this Agreement), and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Applicable Percentage of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Credit Parties’ or the Loan Parties’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 9.15 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.15 shall control and govern.

(a)If any Swing Line Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(i)such Defaulting Lender’s participation interest in any Swing Line Loan or Letter of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the Outstanding Amount sum of all Non-Defaulting Lenders’ Credit Extensions after giving effect to such reallocation does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)if the reallocation described in clause (b)(i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s participation in any outstanding Swing Line Loans (after giving effect to any partial reallocation pursuant to clause (b)(i) above) and (y) second, cash collateralize such Defaulting Lender’s participation in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b)(i) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such L/C Obligations are outstanding; provided, that the Borrowers shall not be obligated to cash

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collateralize any Defaulting Lender’s participations in Letters of Credit if such Defaulting Lender is also the L/C Issuer;
(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s participation in Letters of Credit Exposure pursuant to this Section 9.15(b), the Borrowers shall not be required to pay any Letter of Credit Fees to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.03 with respect to such cash collateralized portion of such Defaulting Lender’s participation in Letters of Credit during the period such participation is cash collateralized;
(iv)to the extent the participation by any Non-Defaulting Lender in the Letters of Credit is reallocated pursuant to this Section 9.15(b), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.03 shall be adjusted in accordance with such reallocation;
(v)to the extent any Defaulting Lender’s participation in Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 9.15(b), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.03 with respect to such portion of such participation shall instead be payable to the L/C Issuer until such portion of such Defaulting Lender’s participation is cash collateralized or reallocated;
(vi)so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Loan and the L/C Issuer shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swing Line Loans or Letter of Credit cannot be reallocated pursuant to this Section 9.15(b) or (y) the Swing Line Lender or the L/C Issuer, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Line Lender or the L/C Issuer, as applicable, and the Borrowers to eliminate the Swing Line Lender’s or L/C Issuer’s risk with respect to the Defaulting Lender’s participation in Swing Line Loans or Letters of Credit; and
(vii)The Administrative Agent may release any cash collateral provided by the Borrowers pursuant to this Section 9.15(b) to the L/C Issuer and the L/C Issuer may apply any such cash collateral (i) to the payment of such Defaulting Lender’s Applicable Percentage of any Letter of Credit Disbursement that is not reimbursed by the Borrowers pursuant to Section 2.03 or (ii) to the funding of such Defaulting Lender’s Applicable Percentage of any Committed Loan deemed made pursuant to Section 2.03(d), as applicable. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
15.16Providers. Each provider of Bank Products or Cash Management Services (each, a “Provider”) in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agents are acting. Each Agent hereby agrees to act as agent for such Providers and, by virtue of entering into an agreement in respect of Bank Products or Cash Management Services (each, a “Specified Agreement”), the applicable Provider automatically shall be deemed to have appointed each Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Provider under the Loan Documents consist exclusively of such Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Provider, by virtue of entering into a Specified Agreement, automatically

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shall be deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release Bank Products Reserves and reserves in respect of Cash Management Services and that if reserves are established there is no obligation on the part of any Agent to determine or insure whether the amount of any such reserve is appropriate or not. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Other Liabilities, but may rely upon a written notice from the applicable Provider provided pursuant to Section 9.11(a). In the absence of an updated written notice, the Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Provider is the amount last certified to the Administrative Agent by such Provider as being due and payable (less any distributions made to such Provider on account thereof). The Borrowers may obtain Bank Products or Cash Management Services from any Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Provider has committed to provide any Bank Products or Cash Management Services and that any provision of any Bank Products or Cash Management Services by any Provider is in the sole and absolute discretion of such Provider.
15.17Erroneous Payments.
(a)Each Lender, each L/C Issuer, each other Credit Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer or any other Credit Party (or any Affiliate of a Credit Party) or any other Person that the Administrative Agent has determined in its sole discretion that has received funds on behalf of a Lender, L/C Issuer, other Credit Party or other Person (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) then such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.17 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf shall cause such Payment Recipient to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was

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received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender or L/C Issuer that is a Payment Recipient (such unrecovered amount as to such Lender or L/C Issuer, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Payment Recipient (i) such Payment Recipient shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s Affiliate, in a principal amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, without further consent or approval of any party hereto. Without any further payment by the Administrative Agent or its Affiliate as the assignee of such Erroneous Payment Deficiency Assignment, the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. As to any Erroneous Payment Deficiency Assignment, the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction any Obligations owed by any Loan Party, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under pursuant to this Section 9.17 or under the indemnification provisions of this Agreement.
(g)Each party’s obligations under this Section 9.17 shall survive the resignation of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Aggregate Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
15.18[Reserved].

15.19No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of any Joint Lead Arranger, Joint Bookrunner or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its

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capacity as a Lender hereunder or, to the extent so appointed in accordance with the terms hereof, an Agent or an L/C Issuer hereunder.

ARTICLE XVI.
MISCELLANEOUS
16.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;
(b)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments, U.S. Revolving Commitments or Canadian Revolving Commitments hereunder or under any other Loan Document without the written Consent of such Lender;
(c)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders, in the case of amounts owing in respect of Revolving Credit Extensions, shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(d)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;
(e)change any provision of this Section or the definitions of “Required Lenders”, “Required Lenders”, “Required Supermajority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;
(f)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;
(g)except as provided in Section 2.15, increase the Aggregate Revolving Commitments without the written Consent of each Lender;
(h)except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
(i)change the definition of the terms “Aggregate Revolving Borrowing Base”, “Borrowing Base”, “Canadian Revolving Borrowing Base”, “U.S. Revolving Borrowing Base”, “Term Aggregate Borrowing Base” or “Term Borrowing Base”, or any component definition of any of the foregoing if as a result thereof the amounts available to be borrowed by the Borrowers

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would be increased without the written Consent of the Required Supermajority Lenders, provided that the foregoing shall not (i) limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, or (ii) prevent the Administrative Agent from restoring any component of the Aggregate Revolving Borrowing Base, the Borrowing Base, the Canadian Revolving Borrowing Base, the Revolving Borrowing Base, the U.S. Revolving Borrowing Base and/or the Term Borrowing Base which had been lowered by the Administrative Agent back to the value of such component as stated in this Agreement or to an intermediate value;
(j)modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period which a Permitted Overadvance may remain outstanding without the written Consent of the Required Supermajority Lenders;
(k)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;
and, provided further, that notwithstanding anything to the contrary, (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; (v) the Fee Letters may be amended or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) no Consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is solely for the purpose of adding holders of Indebtedness incurred or issues pursuant to a Permitted Refinancing Indebtedness of the Term Credit Agreement (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under clause (a) of the definition of Permitted Indebtedness (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, as required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to a Permitted Refinancing Indebtedness of the Term Credit Agreement permitted under clause (a) of the definition of Permitted Indebtedness (or the comparable provisions, if any, of any successor intercreditor agreement with respect to a Permitted Refinancing Indebtedness of the Term Credit Agreement permitted under clause (a) of the definition of Permitted Indebtedness); (vii) any amendment contemplated by Section 2.10(b) or Section 3.03 in connection with the use or administration of Term SOFR, Term CORRA or a Benchmark Transition Event shall be effective as contemplated by such Section 2.10(b) or Section 3.03 and (vii) any ESG Amendment shall be effective as contemplated by Section 2.16. For the avoidance of doubt, the Administrative Agent shall be permitted to modify the amount of any of the Reserves based upon mathematical calculations without the consent of any Person.
Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (ii) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights

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hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.
If any Lender (other than Wells Fargo Bank) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
16.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)if to the Loan Parties, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number or electronic mail address specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the

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intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Loan Parties’ or any Agent’s transmission of Borrower Materials or any other communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address or telecopier for notices and other communications hereunder, or, solely with respect to communications, may change its telephone number, by notice to the other parties hereto. Each other Lender may change its address or telecopier number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Agents, L/C Issuer and Lenders. The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, all Requests for Credit Extensions) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, pursuant to any Requests for Credit Extensions). All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents and each of the parties hereto hereby consents to such recording.
16.03No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or

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issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
16.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any of their respective sub-agents) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (and any sub-agents thereof), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agents thereof) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agents thereof) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

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(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
16.05Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

16.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including

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all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate or branch of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. The following consents shall be required for the assignments described below in this Section 10.06(b)(iii):
(A)the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

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(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment;
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(v)Proportional Assignments. In the case of an assignment or transfer by a U.S. Revolving Lender of its U.S. Revolving Commitment (or portion thereof) there is a corresponding assignment or transfer by the related Canadian Revolving Lender (which may, in certain circumstances, be the same institution) to the relevant assignee (or Affiliate or branch thereof, or which may, in certain circumstances, be the same institution) of an amount which bears the same proportion to the related Canadian Revolving Commitment as the amount assigned or transferred by the U.S. Revolving Lender bears to the U.S. Revolving Lender’s U.S. Revolving Commitment, and vice versa in the case of an assignment or transfer by a Canadian Revolving Lender.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, unless an Event of Default has occurred and is continuing, the Lead Borrower (such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person

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or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Agents the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Revolving Lender acting as L/C Issuer and/or Swing Line Lender assigns all of its Revolving Commitment and Committed Loans pursuant to subsection (b) above, (i) such Revolving Lender shall, upon 30 days’ notice to the Lead Borrower and the Revolving Lenders, resign as L/C Issuer, if applicable, and/or (ii) such Revolving Lender shall, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender, if applicable. In the event of any such resignation as L/C Issuer or Swing

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Line Lender, the Lead Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of such Revolving Lender as L/C Issuer and/or Swing Line Lender, as the case may be. If any Revolving Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans pursuant to Section 2.03(e)). If any Revolving Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.
16.07Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, funding sources, attorneys and representatives in connection with, or as a result of, the performance by such Credit Party or its Affiliates of their respective obligations under this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such

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material non-public information in accordance with applicable Law, including Federal and state securities Laws.
16.08Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer (through the Administrative Agent) agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

16.09Interest Rate Limitation.
(a)Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(b)In no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), as the same shall be amended, replaced or re-enacted from time to time (the “Criminal Code Section”)) payable (whether by way of payment, collection or demand) by any Loan Party to the Administrative Agent or the Lenders under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by the mutual mistake of the Administrative Agent, the Lenders and such Loan Party, with such “interest” deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section, to result in a receipt by the Administrative Agent and the Lenders of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amounts or rates of interest required to be paid to the Administrative Agent and the Lenders; and then, by reducing any fees, charges, commissions, premiums, expenses and other amounts required to be paid to the Administrative Agent or the Lenders which would constitute “interest” under the Criminal Code Section. Notwithstanding the

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foregoing, and after giving effect to all such adjustments, if the Administrative Agent or the Lenders shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the applicable Canadian Loan Party shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Administrative Agent and the Lenders in an amount equal to such excess.
(c)Any provision of this Agreement or any other Loan Document that would oblige any Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property, in each case, in Canada, that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Loan Party, who shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
16.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Administrative Agent under this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

16.11Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04.

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16.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.13Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (other than Wells Fargo Bank), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
16.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OR, IN THE EVENT OF THE COMMENCEMENT BY ANY LOAN PARTY OF ANY INSOLVENCY PROCEEDING, THE APPLICABLE COURT PRESIDING OVER THE SUBJECT INSOLVENCY PROCEEDING), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, OR IN THE APPLICABLE COURT

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PRESIDING OVER ANY INSOLVENCY PROCEEDING. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
16.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by

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the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

16.17Patriot Act and Canadian AML Legislation Notice. Each Lender that is subject to the requirements of the Patriot Act and/or the Canadian AML Legislation hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and/or the Canadian AML Legislation, as applicable, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act and/or the Canadian AML Legislation, as applicable. In addition, each Agent and each Lender shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by such Agent or such Lender from time to time for purposes of compliance by such Agent or such Lender with applicable Laws (including, without limitation, the Patriot Act, the Canadian AML Legislation and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by such Agent or such Lender to comply therewith) on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by the Agents shall constitute Credit Party Expenses hereunder and be for the account of the Borrowers. If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of the Canadian AML Legislation, then the Administrative Agent:
(a)shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian AML Legislation; and
(b)shall provide to each Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of any Canadian Loan Party or any authorized signatories of a Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.
16.18Time of the Essence. Time is of the essence of the Loan Documents.

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16.19Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure. Each Loan Party consents to the publication by the Administrative Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of the Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

16.20Additional Waivers.
(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.
(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full of the Obligations in accordance with Section 1.02(d)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full of the Obligations in accordance with Section 1.02(d)).
(c)To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full of the Obligations in accordance with Section 1.02(d). After the occurrence and during the continuance of an Event of Default, the Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of

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any Loan Party hereunder except to the extent that all the Obligations have been paid in full in accordance with Section 1.02(d). Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations in accordance with Section 1.02(d). In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
16.21No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

16.22Foreign Assets Control Regulations. Neither of the advance of the Loans or issuance of Letters of Credit nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), (b) the Patriot Act, and (c) the Canadian AML Legislation). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in

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any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

16.23Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

16.24Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
16.25Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.25, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.25 constitute, and this Section 10.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

16.26Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Restatement Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Restatement Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after

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the Restatement Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Restatement Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

16.27Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).

16.28Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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16.29Intercreditor Agreement.
(a)EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)EACH LENDER AUTHORIZES AND INSTRUCTS THE AGENTS TO ENTER INTO THE INTERCREDITOR AGREEMENT (AND ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT TO THE EXTENT CONTEMPLATED BY THE TERMS HEREOF, WHICH OTHER DOCUMENT IS IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE AGENTS AND THE REQUIRED LENDERS) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY THE AGENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT (OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT). THE PARTIES HERETO ACKNOWLEDGE THAT THE INTERCREDITOR AGREEMENT OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT IS BINDING UPON THEM. EACH LENDER HEREBY AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT ENTERED INTO PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCE.
(c)THE PROVISIONS OF THIS SECTION 10.29 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER ANY AGENT NOR ANY OF ANY AGENT’S AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
[Signature Pages on File Separately]

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